Exhibit 10.1

Execution Version

Up to U.S. $200,000,000

LOAN AND SERVICING AGREEMENT

Dated as of December 19, 2017

among

33rd street funding, LLC,

as the Borrower

cion investment management, llc,

as the Portfolio Manager

MORGAN STANLEY ASSET FUNDING INC.,

as the Administrative Agent

EACH OF THE LENDERS FROM TIME TO TIME PARTY HERETO,

as the Lenders

and

U.S. Bank National Association,

as the Collateral Agent, Account Bank and Collateral Custodian

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Table of Contents

(continued)

		Page

Section 4.03	Representations and Warranties of the Collateral Agent	79
Section 4.04	Representations and Warranties of the Collateral Custodian	79
Section 4.05	Representation of Lenders.	80

ARTICLE V

GENERAL COVENANTS
Section 5.01	Affirmative Covenants of the Borrower	80
Section 5.02	Negative Covenants of the Borrower	84
Section 5.03	Affirmative Covenants of the Portfolio Manager	87
Section 5.04	Reports to the Administrative Agent; Account Statements; Portfolio Manager Information	87
Section 5.05	Affirmative Covenants of the Collateral Agent	89
Section 5.06	Negative Covenants of the Collateral Agent	90
Section 5.07	Affirmative Covenants of the Collateral Custodian	90
Section 5.08	Negative Covenants of the Collateral Custodian	90

ARTICLE VI

EVENTS OF DEFAULT
Section 6.01	Events of Default	91
Section 6.02	Additional Remedies of the Administrative Agent	94

ARTICLE VII

INDEMNIFICATION
Section 7.01	Indemnities by the Borrower	97
Section 7.02	Waiver of Certain Claims	98
Section 7.03	Legal Proceedings	98
Section 7.04	After-Tax Basis	99

ARTICLE VIII

THE ADMINISTRATIVE AGENT
Section 8.01	The Administrative Agent	99

ARTICLE IX

COLLATERAL AGENT
Section 9.01	Designation of Collateral Agent	103
Section 9.02	Duties of Collateral Agent	103
Section 9.03	Merger or Consolidation	107
Section 9.04	Collateral Agent Compensation	107
Section 9.05	Collateral Agent Removal	108
Section 9.06	Limitation on Liability	108
Section 9.07	Collateral Agent Resignation	111

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Table of Contents

(continued)

-iii-

LIST OF SCHEDULES, EXHIBITS and Annexes

SCHEDULES

SCHEDULE I	-	Conditions Precedent Documents
SCHEDULE II	-	Eligibility Criteria
SCHEDULE III	-	Loan Asset Schedule
SCHEDULE IV		Diversity Score
SCHEDULE V		Industry Classification

ANNEXES

ANNEX A	-	Commitments

EXHIBITS

EXHIBIT A	-	Form of Approval Notice
EXHIBIT B	-	Form of Borrowing Base Certificate
EXHIBIT C	-	Form of Disbursement Request
EXHIBIT D	-	Form of Notice of Borrowing
EXHIBIT E	-	Form of Notice of Reduction (Reduction of Advances Outstanding)
EXHIBIT F	-	Form of Notice of Termination/Permanent Reduction
EXHIBIT G	-	Form of Release of Required Loan Documents
Exhibit H	-	Form of Collateral Agent Report
EXHIBIT I	-	Form of Collateral Custodian Certification
EXHIBIT J	-	Form of Assignment and Acceptance
EXHIBIT K	-	Forms of U.S. Tax Compliance Certificates

-iv-

This LOAN AND SERVICING AGREEMENT is made as of December 19, 2017, among:

(1)         33rd Street Funding, LLC, a Delaware limited liability company, as the Borrower (as defined below);

(2)         CION Investment Management, LLC, a Delaware limited liability company, as the Portfolio Manager (as defined below).

(3)         EACH OF THE LENDERS FROM TIME TO TIME PARTY HERETO, as a Lender;

(4)         MORGAN STANLEY ASSET FUNDING INC., as the Administrative Agent (as defined below); and

(5)         U.S. Bank National Association, as the Collateral Agent (as defined below), the Account Bank (as defined below) and the Collateral Custodian (as defined below).

RECITALS

WHEREAS, the Borrower has requested that the Lenders make available to the Borrower a revolving loan facility in the maximum principal amount of up to the Facility Amount (as defined below), the proceeds of which shall be used by the Borrower to fund the purchase of certain Eligible Loan Assets (as defined below);

WHEREAS, the Borrower is willing to grant to the Collateral Agent, for the benefit of the Secured Parties (as defined below), a lien on and security interest in the Collateral (as defined below) to secure the payment in full of the Obligations (as defined below); and

WHEREAS, the Lenders are willing to extend financing to the Borrower on the terms and conditions set forth herein; and

WHEREAS, the Borrower has engaged the Portfolio Manager (as defined below) to perform certain servicing functions related to the Collateral on the terms and conditions set forth in the Portfolio Management Agreement (as defined below).

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01         Certain Defined Terms.

(a)          Certain capitalized terms used throughout this Agreement are defined above or in this Section 1.01.

(b)          As used in this Agreement and the exhibits and schedules hereto (each of which is hereby incorporated herein and made a part hereof), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

"1940 Act" means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

"Account Bank" means U.S. Bank National Association, in its capacity as the "Securities Intermediary" pursuant to the Collection and Unfunded Exposure Account Agreement.

"Action" has the meaning assigned to that term in Section 7.03.

"Additional Amount" has the meaning assigned to that term in Section 2.11(a).

"Adjusted Borrowing Value" means, on any date of determination, for any Eligible Loan Asset, an amount equal to the lower of (a) the Outstanding Balance of such Eligible Loan Asset on such date and (b) the Assigned Value of such Eligible Loan Asset on such date, multiplied by the Outstanding Balance of such Eligible Loan Asset on such date. Notwithstanding the foregoing, the Adjusted Borrowing Value of any Loan Asset on a date on which such Loan Asset is not an Eligible Loan Asset shall be zero.

"Administrative Agent" means Morgan Stanley Asset Funding Inc., in its capacity as administrative agent for the Lenders, together with its successors and assigns, including any successor appointed pursuant to Article VIII.

"Administrative Expense Cap" means, for any Payment Date, a per annum amount equal to $150,000.

"Administrative Expenses" means the following fees and expenses due or accrued with respect to any Payment Date, payable, first, on a pro rata basis to: (a) the Collateral Agent, for payment of accrued Collateral Agent Fees and Collateral Agent Expenses, (b) the Collateral Custodian, for payment of accrued Collateral Custodian Fees and Collateral Custodian Expenses and (c) the Account Bank, for any fees or other amounts owing to it under the Transaction Documents, and, second, to the Portfolio Manager, for payment of any accrued and unpaid fees and out-of-pocket expenses (including indemnities) payable to the Portfolio Manager under the Transaction Documents.

"Advance" means each loan advanced by the Lenders to the Borrower on an Advance Date pursuant to Article II.

"Advance Date" means, with respect to any Advance, the date on which funds are made available to the Borrower in accordance with Section 2.02.

"Advance Rate" means, with respect to an Eligible Loan Asset, as determined on the applicable Cut-Off Date of such Eligible Loan Asset, the percentage determined by the Administrative Agent pursuant to the Advance Rate Matrix based on the applicable loan type of such Eligible Loan Asset; provided, however, that with respect to an Eligible Loan Asset, (i) the Borrower in its sole discretion may agree to an Advance Rate that is lower than as set forth in the Advance Rate Matrix for such loan type and (ii) the Administrative Agent in its sole discretion may agree to an Advance Rate that is higher than as set forth in the Advance Rate Matrix for such loan type. For the avoidance of doubt, to the extent the Borrower agrees to a lower Advance Rate for an Eligible Loan Asset, such Eligible Loan Asset shall not be included in determining whether the Borrower's option of an Early Amortization Election has been triggered.

"Advance Rate Matrix" means:

Loan Type	Advance Rate
First Lien Loans	75%
Second Lien Loans	50%
Unitranche Loans	60%
FLLO Loans	50%

"Advances Outstanding" means, on any date of determination, the sum of the aggregate principal amount of all Advances outstanding on such date, after giving effect to all repayments of Advances and the making of new Advances on such date; provided that the principal amounts of Advances Outstanding shall not be reduced by any Available Collections or other amounts if at any time such Available Collections or other amounts are rescinded or must be returned for any reason.

"Adverse Proceeding" means any action, suit, proceeding (whether administrative, judicial or otherwise), injunction, writ, restraining order, governmental investigation or arbitration (whether or not purportedly on behalf of Borrower) at law or in equity, or before or by any Governmental Authority, whether pending, active or, to the Borrower's or the Portfolio Manager's knowledge, threatened against or affecting the Borrower or the Portfolio Manager or their respective property that would reasonably be expected to result in a Material Adverse Effect.

"Affected Party" means the Administrative Agent, any Lender or any Affiliate, participant, successor or assign thereof.

"Affiliate" means, when used with respect to a Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. For the purposes of this definition, "control," when used with respect to any specified Person, means the power to vote more than 50% of the voting securities of such Person or to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

"Aggregate Adjusted Borrowing Value" means, as of any date of determination, (a) an amount equal to (1) the sum of the Adjusted Borrowing Values of (x) all Eligible Loan Assets included as part of the Collateral and (y) any Eligible Loan Assets for which the Borrower has entered into a commitment to purchase that has not yet settled; but only for a period of fifteen (15) Business Days after the trade date therefor, in each case, on such date, minus (2) the sum of the Adjusted Borrowing Values of (x) all Eligible Loan Assets removed from the Collateral and (y) any Eligible Loan Assets for which the Borrower has entered into a commitment to sell that has not yet settled, in each case, on such date minus (b) the Excess Concentration Amount.

"Aggregate Unfunded Exposure Amount" means, as of any date of determination, the sum of the Unfunded Exposure Amounts of all Delayed Draw Loan Assets and Revolving Loan Assets included in the Collateral as of such date.

"Agreement" means this Loan and Servicing Agreement, as the same may be amended, modified, supplemented, restated or replaced from time to time in accordance with the terms hereof.

"Amortization Period" means the period commencing on the Commitment Termination Date and ending on the Collection Date.

“Anti-Money Laundering Laws” has the meaning assigned to that term in Section 4.01(y)(iii).

"Apollo Participation Interest" means a Participation Interest for which the underlying instrument to the underlying loan prohibits the assignment of the underlying loan to the Borrower as an affiliate of Apollo Investment Management LP.

"Applicable Law" means for any Person, all existing and future laws, rules, regulations, to the extent applicable to such Person or its property or assets, all statutes, treaties, codes, ordinances, permits, certificates, orders, licenses of and interpretations by any Governmental Authority applicable to such Person and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

"Applicable Margin" means (a) during the Revolving Period, 3.00% per annum, and, (b) during the Amortization Period, 3.50% per annum; provided that, at any time during the existence of an Event of Default or after the automatic occurrence or declaration of the Facility Maturity Date, the Applicable Margin shall be increased by an additional 2.00% per annum.

"Approval Notice" means, with respect to any Eligible Loan Asset, the written notice, in substantially the form attached hereto as Exhibit A, evidencing (i) the approval by the Administrative Agent, in its sole and absolute discretion, of the acquisition or origination, as applicable, of such Eligible Loan Asset by the Borrower, and (ii) the determination of the Advance Rate in respect of such Eligible Loan Asset, by the Administrative Agent, in accordance with the definition thereof.

"Approved Broker/Dealer" means any of Bank of America/Merrill Lynch; Barclays Bank plc; Citibank, N.A.; Credit Suisse; Deutsche Bank AG; Goldman Sachs & Co.; JPMorgan Chase Bank, N.A.; Morgan Stanley & Co. LLC; Royal Bank of Canada; UBS AG; and Wells Fargo Bank, National Association.

"Approved Valuation Firm" means each of (a) Lincoln Partners Advisors LLC, (b) Valuation Research Corporation, (c) Houlihan Lokey and (d) any other nationally recognized accounting firm or valuation firm, in each case, approved by the Borrower and the Administrative Agent from time to time in writing; provided that, Lincoln Partners Advisors LLC is hereby appointed as the initial Approved Valuation Firm; provided, further, that, after the Closing Date, the Administrative Agent may, in its sole discretion, remove Lincoln Partners Advisors LLC and designate a new Approved Valuation Firm from among the current list of agreed upon Approved Valuation Firms; provided, further, that, if no Event of Default has occurred and is continuing and no Value Adjustment Event has occurred and is continuing, the Borrower may designate a new Approved Valuation Firm from among the previously agreed upon Approved Valuation Firms with the consent of the Administrative Agent in its sole discretion.

"Assigned Documents" means the Contribution Agreement (and any UCC financing statements filed under or in connection therewith), the Underlying Instruments related to each Loan Asset, all other agreements, documents and instruments evidencing, securing or guarantying any Loan Asset and all other agreements, documents and instruments related to any of the foregoing but excluding any Excluded Amounts or Retained Interest.

"Assigned Value" means, with respect to each Eligible Loan Asset, as of any date of determination and expressed as a percentage of the Outstanding Balance of such Eligible Loan Asset, the lowest of (a) the Purchase Price of such Eligible Loan Asset, (b) the value assigned by the Approved Valuation Firm as of the Cut-Off Date for such Eligible Loan Asset, (c) the value assigned by the Administrative Agent and disclosed to the Borrower in writing to reflect observed trading levels for such Eligible Loan Asset or (d) the value assigned by the Portfolio Manager for any other purpose or assigned by any valuation firm that may be engaged by the Portfolio Manager or the Borrower for purposes of valuing the assets of the Borrower (it being understood that any advance rate or other valuation assigned to such asset by a financing party in respect thereof shall not be a value assigned by the Portfolio Manager), in each case, subject to the following terms:

(i)          The Assigned Value of any Loan Asset that no longer satisfies the Eligibility Criteria shall be zero; provided that, (x) any Loan Asset that does not satisfy the Eligibility Criteria but is treated as an Eligible Loan Asset in accordance with the first proviso set forth in the lead-in paragraph to Schedule II will be deemed to satisfy the Eligibility Criteria and (y) any Loan Asset receiving an Assigned Value of zero pursuant to this clause (i) shall have such Assigned Value only for so long as such Loan Asset fails to satisfy the Eligibility Criteria as determined by the Administrative Agent;

(ii)         Notwithstanding anything to the contrary herein, if a Value Adjustment Event of the type described in clause (b), clause (c), clause (d), clause (f) (solely with respect to a Material Modification described in clause (a), clause (c), clause (d) or clause (e) of the definition thereof) and clause (i) of the definition thereof with respect to such Loan Asset occurs, the Assigned Value of such Loan Asset will, automatically and without further action by the Administrative Agent, be zero; and

(iii)        Upon the occurrence of any Value Adjustment Event in respect of any Eligible Loan Asset, (a) the Administrative Agent may require a valuation of such Eligible Loan Asset by the Approved Valuation Firm in its sole discretion at any time following such occurrence (and from time to time during the continuance of any Value Adjustment Event until the event giving rise to such Value Adjustment Event no longer exists or, in the case of a Value Adjustment Event described in clause (a) of the definition of Value Adjustment Event, until such ratio or EBITDA is at least equal to the level of such ratio or EBITDA as of the Cut-Off Date) and the current Assigned Value thereof shall be amended automatically without any further action by the Administrative Agent to reflect the value assigned by the Approved Valuation Firm (provided, that pending the receipt of such valuation, the then current Assigned Value thereof may be amended by the Administrative Agent in its sole discretion) or (b) in the case of a Value Adjustment Event described in clause (j) of the definition of the Value Adjustment Event, the then current Assigned Value thereof shall be amended automatically without any further action by the Administrative Agent to reflect the value assigned by the Approved Valuation Firm providing the Regularly Scheduled Valuation of such Eligible Loan Asset;

provided, however, so long as no Value Adjustment Event has occurred and is continuing or Event of Default has occurred and is continuing, the Portfolio Manager shall have the right to initiate a dispute of the Assigned Value of certain Eligible Loan Asset for which such Assigned Value has been assigned by the Administrative Agent, subject to the following:

(x)          If the Portfolio Manager disputes the determination of an Assigned Value with respect to any Eligible Loan Asset, the Portfolio Manager may, with respect to up to two (2) such Eligible Loan Assets in each calendar quarter, at the expense of the Borrower, obtain a new value (expressed as a percentage of the principal balance of such Eligible Loan Asset) assigned by an Approved Valuation Firm to such Eligible Loan Asset and submit such new valuation to the Administrative Agent; and

(y)          Subject to the occurrence of a Value Adjustment Event, the new valuation of any Eligible Loan Asset determined in accordance with clause (x) above) shall be the Assigned Value for the applicable Eligible Loan Asset from and after (but not earlier than) the Business Day following receipt of notice of such valuation by the Administrative Agent until the Administrative Agent has made a determination that the Assigned Value of such Eligible Loan Asset has changed, in which case the Administrative Agent may determine another Assigned Value (in accordance with this definition of Assigned Value); and

provided, further, that the Borrower may request that the Assigned Value be re-evaluated by the Administrative Agent for any Eligible Loan Asset whose Assigned Value was decreased due to the occurrence of a Value Adjustment Event described in clause (a) of the definition thereof once the Cash Interest Coverage Ratio, Total Leverage Ratio or EBITDA, as applicable, that gave rise to the decrease in the Assigned Value has improved to a level that would not trigger a Value Adjustment Event; provided that such Assigned Value may not increase above 100% of the Purchase Price of such Loan Asset.

The Administrative Agent shall notify the Portfolio Manager in writing on the date of any change effected by the Administrative Agent of the Assigned Value of any Loan Asset.

"Assignment Agreement" has the meaning assigned to that term in the Contribution Agreement.

"Assignment and Acceptance" has the meaning assigned to that term in Section 11.04(a).

"Availability" means, as of any date of determination, an amount equal to the excess, if any, of (a) the Borrowing Base over (b) the Advances Outstanding on such day; provided that at all times on and after the earlier to occur of the Commitment Termination Date or the Facility Maturity Date, the Availability shall be zero.

"Available Collections" means the sum of all Interest Collections and all Principal Collections received with respect to the Collateral; provided that, for the avoidance of doubt, "Available Collections" shall not include amounts on deposit in the Unfunded Exposure Account that do not represent proceeds of Permitted Investments.

"Bankruptcy Code" means Title 11, United States Code, 11 U.S.C. §§ 101 et seq., as amended from time to time.

"Bankruptcy Event" means an event that shall be deemed to have occurred with respect to a Person if either:

(i)          a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of thirty (30) consecutive days; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect; or

(ii)         such Person shall commence a voluntary case or other proceeding under any Bankruptcy Laws now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for such Person or all or substantially all of its assets, or shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors or members shall vote to implement any of the foregoing.

"Bankruptcy Laws" means the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

"Bankruptcy Proceeding" means any case, action or proceeding before any court or other Governmental Authority relating to any Bankruptcy Event.

"BDC Asset Coverage" means the "asset coverage" ratio for the Transferor, as determined in accordance with Section 18 of the 1940 Act.

"Benefit Plan" means any of (a) an "employee benefit plan" (as defined in ERISA) that is subject to Title I of ERISA, (b) a "plan" as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such "employee benefit plan" or "plan".

"Borrower" means 33rd Street Funding, LLC, a Delaware limited liability company, together with its permitted successors and assigns in such capacity.

"Borrower Certificate of Formation" means the Certificate of Formation of the Borrower, dated September 25, 2017, as amended, modified, supplemented, restated or replaced from time to time.

"Borrower Consent" means the action by written consent of the sole member and the managers of the Borrower, dated December 18, 2017, in each case, as amended, modified, supplemented, restated or replaced from time to time in accordance with the terms thereof.

"Borrower LLC Agreement" means the limited liability company agreement of the Borrower, dated December 18, 2017, as amended, modified, supplemented, restated or replaced from time to time in accordance with the terms thereof.

"Borrowing Base" means, as of any date of determination, an amount equal to the lowest of:

(i)          (a) the sum of the products of (x) the lower of (1) the Weighted Average Advance Rate for all Eligible Loan Assets as of such date and (2) the Maximum Portfolio Advance Rate as of such date, multiplied by (y) the Aggregate Adjusted Borrowing Value as of such date, plus (b) the amount on deposit in the Principal Collection Subaccount as of such date, plus (c) amounts on deposit in the Unfunded Exposure Account (such amount not to exceed the Unfunded Exposure Equity Amount) as of such date, minus (d) the Unfunded Exposure Equity Amount as of such date;

(ii)         (a) the Aggregate Adjusted Borrowing Value as of such date, minus (b) the Minimum Equity Amount, plus (c) the amount on deposit in the Principal Collection Subaccount as of such date, plus (d) the amount on deposit in the Unfunded Exposure Account (such amount not to exceed the Unfunded Exposure Equity Amount) as of such date, minus (e) the Unfunded Exposure Equity Amount as of such date; or

(iii)        (a) the Facility Amount, minus (b) the Aggregate Unfunded Exposure Amount as of such date, plus (c) the amount on deposit in the Unfunded Exposure Account (such amount not to exceed the Aggregate Unfunded Exposure Amount) as of such date.

"Borrowing Base Certificate" means a certificate prepared by the Portfolio Manager setting forth the calculation of the Borrowing Base as of the applicable date of determination, substantially in the form of Exhibit B hereto.

"Borrowing Base Deficiency" means, as of any date of determination, an amount equal to the positive difference, if any, of (a) the Advances Outstanding on such date over (b) the lesser of (i) the Facility Amount and (ii) the Borrowing Base.

"Bridge Loan" means any loan that (a) is unsecured and incurred in connection with a merger, acquisition, consolidation or sale of all or substantially all of the assets of a person or similar transaction and (b) by its terms, is required to be repaid within one (1) year of the incurrence thereof with proceeds from additional borrowings or other refinancings.

"Business Day" means a day of the year other than (a) Saturday or a Sunday or (b) any other day on which commercial banks in New York, New York or with respect to any act required to be taken by the Collateral Agent or the Collateral Custodian, in the city in which the offices of the Collateral Agent or the Collateral Custodian are located (which cities initially are Boston, Massachusetts and Florence, South Carolina) are authorized or required by Applicable Law, regulation or executive order to close or on which banks are not open for dealings in deposits in the relevant currency in the London interbank market.

"Capital Lease Obligations" means, with respect to any entity, the obligations of such entity to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such entity under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

"Cash Interest Coverage Ratio" means, with respect to any Loan Asset for any period, the meaning of “Interest Coverage Ratio” or any comparable definition in the Underlying Instruments for such Loan Asset (as determined by the Portfolio Manager in accordance with the Standard of Care), and in the case that “Interest Coverage Ratio” or such comparable definition is not defined in such Underlying Instruments, the ratio of (a) EBITDA for the applicable test period, to (b) cash interest payable by the relevant Obligor for the applicable test period, as calculated by the Portfolio Manager in accordance with the Standard of Care using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the related Underlying Instruments.

"Change in Law" means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives promulgated thereunder or issued in connection therewith and (y) all law, requests, rules, regulations, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a "Change in Law," regardless of the date enacted, adopted or issued.

"Change of Control" means an event or series of events by which (A) the Parent or its Affiliates, collectively, (i) shall cease to possess, directly or indirectly, the right to elect or appoint (through contract, ownership of voting securities, or otherwise) managers that at all times have a majority of the votes of the board of managers (or similar governing body) of the Borrower or to direct the management policies and decisions of the Borrower or (ii) cease, directly or indirectly, to own and control legally and beneficially all of the equity interests of the Borrower or (B) CĪON Investment Management, LLC or its Affiliates shall cease to be the investment advisor of the Transferor.

"Closing Date" means December 19, 2017.

"Code" means the Internal Revenue Code of 1986, as amended.

"Collateral" means all right, title, and interest (whether now owned or hereafter acquired or arising, and wherever located) of the Borrower in, to and under all accounts, cash and currency, chattel paper, tangible chattel paper, electronic chattel paper, copyrights, copyright licenses, equipment, fixtures, contract rights, general intangibles, instruments, certificates of deposit, certificated securities, uncertificated securities, financial assets, securities entitlements, commercial tort claims, deposit accounts, inventory, investment property, letter-of-credit rights, software, supporting obligations, accessions, or other property of the Borrower, including, all right, title and interest of the Borrower in the following (in each case excluding the Retained Interest and the Excluded Amounts):

(i)          the Loan Assets, and all monies due or to become due in payment under such Loan Assets on and after the related Cut-Off Date, including, but not limited to, all Available Collections;

(ii)         the Related Asset with respect to the Loan Assets referred to in clause (i) above;

(iii)        the Controlled Accounts and all Permitted Investments purchased with funds on deposit in the Controlled Accounts;

(iv)        the Assigned Documents;

(v)         the Contribution Agreement; and

(vi)        all income and Proceeds of the foregoing.

For the avoidance of doubt, the term "Collateral" shall, for all purposes of this Agreement, be deemed to include any Loan Asset acquired directly by the Borrower from a third party or from the Transferor.

"Collateral Agent" means U.S. Bank National Association, not in its individual capacity, but solely as collateral agent pursuant to the terms of this Agreement, together with its successor and assigns in such capacity.

"Collateral Agent and Collateral Custodian Fee Letter" means the Collateral Agent and Collateral Custodian Fee Letter, dated as of December 19, 2017, between the Collateral Agent, the Collateral Custodian, the Account Bank, the Borrower and the Administrative Agent, as such letter may be amended, modified, supplemented, restated or replaced from time to time in accordance with the terms thereof.

"Collateral Agent Expenses" means the expenses set forth in the Collateral Agent and Collateral Custodian Fee Letter and any other accrued and unpaid expenses (including attorneys' fees, costs and expenses and the fees, costs and expenses of agents) and indemnity amounts payable by the Borrower to the Collateral Agent and the Account Bank under the Transaction Documents.

"Collateral Agent Fees" means the fees due to the Collateral Agent pursuant to the Collateral Agent and Collateral Custodian Fee Letter.

"Collateral Agent Termination Notice" has the meaning assigned to that term in Section 9.05.

"Collateral Custodian" means U.S. Bank National Association, not in its individual capacity, but solely as collateral custodian pursuant to the terms of this Agreement, together with its successors and assigns in such capacity.

"Collateral Custodian Certification" has the meaning assigned to that term in Section 10.02(b)(i).

"Collateral Custodian Expenses" means the expenses set forth in the Collateral Agent and Collateral Custodian Fee Letter and any other accrued and unpaid expenses (including attorneys' fees, costs and expenses) and indemnity amounts payable by the Borrower to the Collateral Custodian under the Transaction Documents.

"Collateral Custodian Fees" means the fees due to the Collateral Custodian pursuant to the Collateral Agent and Collateral Custodian Fee Letter.

"Collateral Custodian Termination Notice" has the meaning assigned to that term in Section 10.05.

"Collateral Database" has the meaning assigned to that term in Section 9.02(b)(iv).

"Collateral Quality Tests" means (a) the Weighted Average Spread Test, (b) the Weighted Average Coupon Test, (c) the Weighted Average Life Test and (d) the Diversity Test.

"Collection Account" means a trust account (account number [*] at the Account Bank) entitled "Collection Account," in the name of the Borrower subject to the lien and control of the Collateral Agent for the benefit of the Secured Parties, and each subaccount that may be established from time to time, including the Interest Collection Subaccount and the Principal Collection Subaccount; provided that the funds deposited therein (including any interest and earnings thereon) from time to time shall constitute the property and assets of the Borrower, and the Borrower shall be solely liable for any Taxes payable with respect to the Collection Account.

"Collection and Unfunded Exposure Account Agreement" means that certain Collection and Unfunded Exposure Account Agreement, dated as of the Closing Date, among the Borrower, the Account Bank and the Collateral Agent, which agreement relates to the Controlled Accounts, as such agreement may be amended, modified, supplemented, restated or replaced from time to time in accordance with the terms thereof.

"Collection Date" means the date on which the aggregate outstanding principal amount of the Advances Outstanding have been repaid in full and all Yield and Fees and all other Obligations due and payable have been paid in full, and the Borrower shall have no further right to request any additional Advances.

"Commitment" means with respect to each Lender, (i) during the Revolving Period, the amount set forth opposite such Lender's name on Annex A hereto (as such amount may be revised from time to time) or the amount set forth as such Lender's "Commitment" on the Assignment and Acceptance relating to such Lender, as applicable, and (ii) during the Amortization Period, such Lender's Pro Rata Share of the aggregate Advances Outstanding, in each case, as such amount may be increased or reduced pursuant to Section 2.16.

"Commitment Termination Date" means the earliest to occur of (a) December 19, 2020, (b) the occurrence of an Event of Default and the declaration or deemed occurrence of the Facility Maturity Date pursuant to Section 7.01, (c) the Business Day designated by the Borrower to the Lender pursuant to Section 2.16(b) to terminate this Agreement, (d) a Payment Default Trigger and (e) an Early Amortization Election.

"Concentration Denominator" means (a) during the Ramp-Up Period only, the Target Portfolio Amount, and (b) thereafter until the end of the Revolving Period, the sum of the Outstanding Balances of all Eligible Loan Assets included as part of the Collateral as of the end of the Ramp-Up Period.

"Concentration Limitations" means, for the purposes of determining the Excess Concentration Amount during the Revolving Period:

(a)          not less than 50.0% of the Concentration Denominator may consist of Eligible Loan Assets that are First Lien Loans;

(b)          not more than 3.0% of the Concentration Denominator may consist of Eligible Loan Assets that are issued by a single Obligor and its Affiliates, except that:

(i)          Eligible Loan Assets issued by the three (3) largest Obligors and their Affiliates may constitute up to 7.5% of the Concentration Denominator (provided that at least two (2) such Eligible Loan Assets are First Lien Loans); and

(ii)         Eligible Loan Assets issued by the next five (5) largest Obligors and their respective Affiliates may constitute up to 5.0% of the Concentration Denominator (provided that at least two (2) of such Eligible Loan Assets are First Lien Loans);

(c)          not more than 12.0% of the Concentration Denominator may consist of Eligible Loan Assets that are issued by Obligors that belong to any single Industry Classification, except that:

(i)          Eligible Loan Assets issued by Obligors that belong to the largest Industry Classification may constitute up to 20.0% of the Concentration Denominator; and

(ii)         Eligible Loan Assets issued by Obligors that belong to each of the next two (2) largest Industry Classifications may constitute up to 15.0% of the Concentration Denominator;

(d)          not more than 10.0% of the Concentration Denominator may consist of Eligible Loan Assets that are Delayed Draw Loan Assets and Revolving Loan Assets (in the aggregate);

(e)          not more than 25.0% of the Concentration Denominator may consist of Eligible Loan Assets that are Second Lien Loans;

(f)           not more than 10.0% of the Concentration Denominator may consist of Eligible Loan Assets that are fixed rate Loan Assets;

(g)          not more than 30.0% of the Concentration Denominator may consist of Eligible Loan Assets that are Cov-Lite Loan Assets;

(h)          not more than 35.0% of the Concentration Denominator may consist of Eligible Loan Assets with a Total Leverage Ratio of greater than 6.50:1.00 as of the date of determination;

(i)          not more than 5.0% of the Concentration Denominator may consist of Eligible Loan Assets that are PIK Loan Assets;

(j)          not more than 20.0% of the Concentration Denominator may consist of Eligible Loan Assets that are issued by an Obligor that has an EBITDA of less than $15,000,000; and

(k)         not more than 10.0% of the Concentration Denominator may consist of Eligible Loan Assets that are Apollo Participation Interests and not more than 0% of the Concentration Denominator may consist of Eligible Loan Assets that are Participation Interests (other than Apollo Participation Interests) that have not elevated to a full assignment within thirty (30) days after the acquisition of such Participation Interest by the Borrower.

"Constituent Documents" means in respect of any Person, the certificate or articles of formation or organization, the limited liability company agreement, operating agreement, partnership agreement, joint venture agreement or other applicable agreement of formation or organization (or equivalent or comparable constituent documents) and other organizational documents and by-laws and any certificate of incorporation, certificate of formation, certificate of limited partnership and other agreement, similar instrument filed or made in connection with its formation or organization, in each case, as the same may be amended, modified, supplemented, restated or replaced from time to time in accordance with the terms thereof. For the avoidance of doubt, the "Constituent Documents" of the Borrower include, the Borrower Consent, the Borrower Certificate of Formation and the Borrower LLC Agreement.

"Contribution Agreement" means that certain Sale and Contribution Agreement, dated as of the Closing Date, between the Transferor, as the transferor, and the Borrower, as the transferee, as amended, modified, supplemented, restated or replaced from time to time in accordance with the terms thereof.

"Controlled Accounts" means the Collection Account and the Unfunded Exposure Account.

"Cov-Lite Loan Asset" means a Loan Asset that is not subject to any Maintenance Covenants; provided that a Loan Asset shall not constitute a Cov-Lite Loan Asset if (i) the Underlying Instruments contain a cross-default provision to, or such Loan Asset is pari passu with another loan of the Obligor forming part of the same loan facility that requires the Obligor to comply with one or more Maintenance Covenants or (ii) EBITDA of such Obligor is greater than $50,000,000.

"Credit Risk Loan" means a Loan Asset that is not a Defaulted Loan but which has, in the Portfolio Manager's reasonable judgment (exercised in accordance with the Standard of Care), a significant risk of declining in credit quality and, with lapse of time, becoming a Defaulted Loan.

"Cut-Off Date" means, with respect to each Loan Asset, the date on which the Borrower enters into a binding agreement to acquire such Loan Asset.

"Defaulted Loan" means any Loan Asset as to which any one of the following events has occurred:

(a)          (i) an Obligor payment default occurs under such Loan Asset that continues and has not been cured after giving effect to any grace period applicable thereto, or (ii) a default has occurred under the Underlying Instruments and any applicable grace period has expired and the holders of such Loan Asset have accelerated the repayment of the Loan Asset (but only until such acceleration has been rescinded) in the manner provided in the Underlying Instruments, but in no event more than five (5) Business Days, after the applicable due date under the related Underlying Instruments;

(b)          a Bankruptcy Event with respect to the related Obligor;

(c)          any payment default occurs under any other senior or pari passu obligation for borrowed money of the related Obligor that continues and has not been cured after giving effect to any grace period applicable thereto, but in no event more than five (5) Business Days, after the applicable due date under the related agreement (including in respect of the acceleration of the debt under the applicable agreement);

(d)          such Loan Asset has (x) a rating by S&P of "CC" or below or "SD" or (y) a Moody's probability of default rating (as published by Moody's) of "D" or "LD" or, in each case, had such ratings before they were withdrawn by S&P or Moody's, as applicable;

(e)          a Responsible Officer of the Portfolio Manager or the Borrower has actual knowledge that such Loan Asset is pari passu or junior in right of payment as to the payment of principal and/or interest to another debt obligation of the same Obligor which has (i) a rating by S&P of "CC" or below or "SD" or (ii) a Moody's probability of default rating (as published by Moody's) of "D" or "LD," and in each case such other debt obligation remains outstanding (provided that both the Loan Asset and such other debt obligation are full recourse obligations of the applicable Obligor);

(f)           a Responsible Officer of the Portfolio Manager or the Borrower has received written notice or has actual knowledge that a default has occurred under the Underlying Instruments, any applicable grace period has expired (but only until such default is cured or waived) in the manner provided in the Underlying Instruments;

(g)          the Portfolio Manager determines that all or a material portion of such Loan Asset is uncollectible or otherwise places it on non-accrual status in accordance with the policies and procedures of the Portfolio Manager and the Standard of Care; or

(h)          a Value Adjustment Event of the type described in clause (f) (solely with respect to a Material Modification described in clause (a), clause (c), clause (d) or clause (e) of the definition thereof).

"Delayed Draw Loan Asset" means a Loan Asset that is fully committed on the initial funding date of such Loan Asset and is required to be fully funded in one or more installments on draw dates but which, once all such installments have been made, does not permit the re-borrowing of any amounts previously repaid by the Obligor.

"Determination Date" means, with respect to each Payment Date, the fifth (5th) Business Day preceding such Payment Date.

"DIP Loan" means any Loan Asset (a) with respect to which the related Obligor is a debtor-in-possession as defined under the Bankruptcy Code, (b) which has the priority allowed pursuant to Section 364 of the Bankruptcy Code and (c) the terms of which have been approved by a court of competent jurisdiction.

"Disbursement Request" means a disbursement request from the Borrower to the Administrative Agent and the Collateral Agent in the form attached hereto as Exhibit C in connection with a disbursement request from the Unfunded Exposure Account in accordance with Section 2.04(d) or a disbursement request from the Principal Collection Subaccount in accordance with Section 2.18, as applicable.

"Discretionary Sale" has the meaning assigned to that term in Section 2.07(a).

"Disqualified Institution" means any financial institution, fund or Person that, in each case is primarily engaged in the business of originating middle market loans.

"Diversity Score" means, as of any day, a single number that indicates collateral concentration in terms of both issuer and industry concentration, calculated as set forth in Schedule IV hereto, as such Schedule IV may be updated at the option of the Administrative Agent in its sole discretion.

"Diversity Test" means a test that will be satisfied on any date of determination after the Ramp-Up Period if the Diversity Score is greater than or equal to 12.5.

"Dollars" means, and the conventional "$" signifies, the lawful currency of the United States of America.

"Early Amortization Election" has the meaning assigned to such term in Section 2.16(d).

"EBITDA" means, with respect to any period and any Loan Asset, the meaning of "EBITDA," "Adjusted EBITDA" or any comparable definition in the Underlying Instruments for such Loan Asset (together with all add-backs and exclusions as designated in such Underlying Instruments), and in any case that "EBITDA," "Adjusted EBITDA" or such comparable definition is not defined in such Underlying Instruments, an amount, for the principal Obligor on such Loan Asset and any of its parents or Subsidiaries that are obligated pursuant to the Underlying Instruments for such Loan Asset (determined on a consolidated basis without duplication in accordance with GAAP) equal to net income from continuing operations for such period plus (a) cash interest expense, (b) income taxes, (c) depreciation and amortization for such period (to the extent deducted in determining earnings from continuing operations for such period), (d) amortization of intangibles (including, but not limited to, goodwill, financing fees and other capitalized costs), to the extent not otherwise included in clause (c) above, other non-cash charges and organization costs, (e) extraordinary losses in accordance with GAAP, and (f) any other item the Borrower and the Administrative Agent mutually deem to be appropriate.

"Effective Spread" means, with respect to any floating rate Eligible Loan Asset as of any date of determination, the current per annum rate at which it pays interest minus LIBOR applicable during the Remittance Period in which such date of determination occurs; provided, that (a) with respect to any unfunded commitment of any Delayed Draw Loan Asset or any Revolving Loan Asset, the Effective Spread means the commitment fee payable with respect to such unfunded commitment and (b) with respect to the funded portion of any commitment under any Delayed Draw Loan Asset or any Revolving Loan Asset, the Effective Spread means the current per annum rate at which it pays interest minus LIBOR applicable during the Remittance Period in which such date of determination occurs.

"Eligibility Criteria" means the criteria set forth in Schedule II hereto.

"Eligible Loan Asset" means, as of any date of determination, a Loan Asset in respect of which each of the criteria set forth in Schedule II hereto is satisfied as of such date.

"Environmental Laws" means any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, or other legally binding requirements (including, without limitation, principles of common law) of any Governmental Authority, regulating, relating to or imposing liability or standards of conduct concerning pollution, the preservation or protection of the environment, natural resources or human health (including employee health and safety), or the generation, manufacture, use, labeling, treatment, storage, handling, transportation or release of, or exposure to, Materials of Environmental Concern, as has been, is now, or may at any time hereafter be, in effect.

"Equity Interests" means, with respect to any Person, its equity ownership interests, its common stock and any other capital stock or other equity ownership units of such Person authorized from time to time, and any other shares, options, interests, participations or other equivalents (however designated) of or in such Person, whether voting or nonvoting, including common stock, options, warrants, preferred stock, phantom stock, membership units (common or preferred), stock appreciation rights, membership unit appreciation rights, convertible notes or debentures, stock purchase rights, membership unit purchase rights and all securities convertible, exercisable or exchangeable, in whole or in part, into any one or more of the foregoing.

"Equity Security" means (a) any equity security or any other security that is not eligible for purchase by the Borrower as an Eligible Loan Asset, (b) any security purchased as part of a "unit" with an Eligible Loan Asset and that itself is not eligible for purchase by the Borrower as an Eligible Loan Asset, and (c) any obligation that, at the time of commitment to acquire such obligation, was eligible for purchase by the Borrower as an Eligible Loan Asset but that, as of any subsequent date of determination, no longer is eligible for purchase by the Borrower as an Eligible Loan Asset, for so long as such obligation fails to satisfy such requirements.

"ERISA" means the United States Employee Retirement Income Security Act of 1974, as amended from time to time.

"ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Borrower or the Parent, as applicable, within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412, 430 or 431 of the Code).

"Event of Default" has the meaning assigned to that term in Section 6.01.

"Exception Report" has the meaning assigned to that term in Section 10.02(b)(i).

"Excess Concentration Amount" means, as of any date of determination during the Revolving Period, with respect to all Eligible Loan Assets included in the Collateral, the amount by which the sum of the Outstanding Balance of such Eligible Loan Assets exceeds any applicable Concentration Limitations, to be calculated without duplication, after giving effect to any sales, purchases or substitutions of Loan Assets as of such date; provided that with respect to any Loan Asset or portion thereof, if more than one Concentration Limitation would be exceeded, the Concentration Limitation that would result in the highest Excess Concentration Amount shall be used to determine the Excess Concentration Amount.

"Excess Interest Proceeds" means, at any time of determination, the excess of (1) amounts then on deposit in the Collection Account representing Interest Proceeds over (2) the sum of the projected amount required to be paid pursuant to clauses (i) through (x) of Section 2.04(a) on the next Payment Date, as determined by the Borrower in good faith and in a commercially reasonable manner and verified by the Administrative Agent (which verification by the Administrative Agent shall be deemed to be given upon the written confirmation (or deemed confirmation) of the Administrative Agent to a Permitted Distribution or Permitted Tax Distribution, as applicable).

"Exchange Act" means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

"Excluded Amounts" means (a) any amount received in the Collection Account with respect to any Loan Asset included as part of the Collateral, which amount is attributable to the payment of any Tax, fee or other charge imposed by any Governmental Authority on such Loan Asset or on any Related Collateral and (b) any amount received in the Collection Account or other Controlled Account representing (i) a reimbursement of insurance premiums, (ii) any escrows relating to Taxes, insurance and other amounts in connection with Loan Assets which are held in an escrow account for the benefit of the Obligor and the secured party pursuant to escrow arrangements under the Underlying Instruments, (iii) amounts received in the Collection Account with respect to any Loan Asset that the Borrower is not entitled to receive (whether as a result of the transfer or sale of such Loan Asset or the accrual of such amounts prior to the related Cut-Off Date), and (iv) amounts deposited into the Collection Account manifestly in error.

"Excluded Taxes" means (a) Taxes imposed on or measured by the Recipient's net income (however denominated), franchise Taxes imposed on the Recipient, and branch profits Taxes imposed on the Recipient, in each case, (i) by the jurisdiction (or any political subdivision thereof) under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) in the case of any Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender pursuant to a law in effect on the date on which (i) such Lender becomes a party hereto or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.11, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient's failure to comply with Section 2.11(f), and (d) any withholding Taxes imposed under FATCA.

"FATCA" means Sections 1471 through 1474 of the Code (or any amended or successor versions of Sections 1471 through 1474 of the Code that are substantively comparable and not materially more onerous to comply with), as of the date of this Agreement, and any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code (or any amended or successor version described above), any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any U.S. or non-U.S. fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

"Facility Amount" means the aggregate Commitments as then in effect, which on the Closing Date shall be $200,000,000, as such amount may be reduced pursuant to Section 2.16(b); provided that, at all times (a) when an Event of Default exists and is continuing and (b) during the Amortization Period (including, as a result of an Early Amortization Election), the Facility Amount shall mean the aggregate Advances Outstanding at such time.

"Facility Maturity Date" means the earliest of (a) the Business Day designated by the Borrower to the Lender pursuant to Section 2.16(b) to terminate this Agreement, (b) the Stated Maturity or (c) the date on which the Facility Maturity Date is declared (or is deemed to have occurred automatically) pursuant to Section 6.01.

"Fees" means (a) the Unused Fee and (b) the fees payable to the Administrative Agent and each Lender pursuant to the terms of any Lender Fee Letter.

"Financial Asset" has the meaning specified in Section 8-102(a)(9) of the UCC.

"Financial Covenant Test": means a test that will be satisfied on any date of determination if:

(a)          the Tangible Net Worth of the Parent is greater than or equal to 75.0% of Tangible Net Worth as set forth in the most recently delivered financial statement of the Parent, plus 50.0% of the net proceeds of the sale of any Equity Interests of the Parent since the date of the most recently delivered financial statement of the Parent; and

(b)          the BDC Asset Coverage is greater than 2.00:1.00.

"First Lien Loan" means any Loan Asset (a) that is secured by a valid and perfected first priority Lien on substantially all of the Obligor's assets constituting Related Collateral, subject to any expressly permitted Liens under the Underlying Instrument for such Loan Asset, or such comparable definition if "permitted liens" is not defined therein, (b) that provides that the payment obligation of the Obligor on such Loan Asset is either senior to, or pari passu with, and is not (and cannot by its terms become) subordinate in right of payment to all other Indebtedness of such Obligor, (c) for which Liens on the Related Collateral securing any other outstanding Indebtedness of the Obligor (excluding expressly permitted Liens described in clause (a) above but including Liens securing Second Lien Loans) is expressly subject to and contractually or structurally subordinate to the priority Liens securing such First Lien Loan, (d) that the Portfolio Manager determines in accordance with the Standard of Care that the value of the Related Collateral on or about the time of origination equals or exceeds the Outstanding Balance of the Loan Asset plus the aggregate outstanding balances of all other Indebtedness of equal seniority secured by the same Related Collateral, (e) for which the Senior Leverage Ratio as of the Cut-Off Date is less than 4.50:1.00, and (f) that is not a Second Lien Loan, Unitranche Loan or FLLO Loan.

"Financing Statement" has the meaning assigned to that term in Section 9.06(j).

"FLLO Loan" means any Loan Asset that satisfies all of the requirements set forth in the definition of "First Lien Loan" except that, at any time prior to and/or after an event of default under the Underlying Instrument, such Loan Asset will be paid after one or more tranches of First Lien Loans issued by the Obligor have been paid in full in accordance with a specified waterfall or other priority of payments as specified in the Underlying Instrument, an agreement among lenders or other applicable agreement.

"Foreign Plan" means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to or by, or entered into with, the Borrower with respect to employees outside the United States.

"GAAP" means generally accepted accounting principles as in effect from time to time in the United States.

"Governmental Authority" means, with respect to any Person, any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person.

"Governmental Plan" has the meaning assigned to that term in Section 4.01(s).

"Grant" or "Granted" means to grant, bargain, sell, convey, assign, transfer, mortgage, pledge, create and grant a security interest in and right of setoff against, deposit, set over and confirm. A Grant of the Collateral, or of any other instrument, shall include all rights, powers and options (but none of the obligations) of the granting party thereunder, including, the immediate continuing right to claim for, collect, receive and receipt for principal and interest payments in respect of the Collateral, and all other monies payable thereunder, to give and receive notices and other communications, to make waivers or other agreements, to exercise all rights and options, to bring proceedings in the name of the granting party or otherwise, and generally to do and receive anything that the granting party is or may be entitled to do or receive thereunder or with respect thereto.

"Increased Costs" means any amounts required to be paid by the Borrower to an Affected Party pursuant to Section 2.10.

"Indebtedness" means:

(a)          with respect to any Obligor under any Loan Asset, without duplication, (i) all obligations of such entity for borrowed money or with respect to deposits or advances of any kind, (ii) all obligations of such entity evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such entity under conditional sale or other title retention agreements relating to property acquired by such entity, (iv) all obligations of such entity in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (v) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such entity, whether or not the indebtedness secured thereby has been assumed, (vi) all guarantees by such entity of indebtedness of others, (vii) all Capital Lease Obligations of such entity, (viii) all obligations, contingent or otherwise, of such entity as an account party in respect of letters of credit and letters of guaranty and (ix) all obligations, contingent or otherwise, of such entity in respect of bankers' acceptances; and

(b)          for all other purposes, with respect to any Person at any date, (i) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (iv) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (v) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the indebtedness secured thereby has been assumed, (vi) all guarantees by such Person of indebtedness of others, (vii) all Capital Lease Obligations of such Person, (viii) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (ix) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances, but expressly excluding any obligation of such Person to fund any Loan Asset constituting a Delayed Draw Loan Asset or a Revolving Loan Asset.

Notwithstanding the foregoing, "Indebtedness" shall not include a commitment arising in the ordinary course of business to purchase a future Loan Asset in accordance with the terms of this Agreement.

"Indemnified Amounts" has the meaning assigned to that term in Section 7.01.

"Indemnified Party" has the meaning assigned to that term in Section 7.01.

"Indemnified Taxes" means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Transaction Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

"Indemnifying Party" has the meaning assigned to that term in Section 7.03.

"Independent Manager" means a natural person who, (a) for the five (5)-year period prior to his or her appointment as Independent Manager, has not been, and during the continuation of his or her service as Independent Manager is not: (i) an employee, director, stockholder, member, manager, partner or officer of the Borrower or any of its respective Affiliates (other than his or her service as an Independent Manager of the Borrower or other Affiliates that are structured to be "bankruptcy remote"); (ii) a customer or supplier of the Borrower or any of its Affiliates (other than his or her service as an Independent Manager of the Borrower or other Affiliates that are structured to be "bankruptcy remote"); or (iii) any member of the immediate family of a person described in (i) or (ii), and (b) has (i) prior experience as an Independent Manager for a corporation or limited liability company whose charter documents required the unanimous consent of all Independent Managers thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (ii) at least two (2) years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of secured or securitized structured finance instruments, agreements or securities.

"Indorsement" has the meaning specified in Section 8-102(a)(11) of the UCC, and "Indorsed" has a corresponding meaning.

"Industry Classification" means any of the industry categories set forth in Schedule V hereto, including any modifications that may be made thereto or additional categories that may be subsequently established by reference to the Global Industry Classification Standard codes; provided that the Administrative Agent has provided its prior written consent to any such modification or additional category.

"Initial Advance" means the first Advance made pursuant to Article II.

"Instrument" has the meaning specified in Section 9-102(a)(47) of the UCC.

"Insurance Policy" means, with respect to any Loan Asset, an insurance policy covering liability and physical damage to, or loss of, the Related Collateral.

"Interest Collection Subaccount" means a sub-account (account number [*] at the Account Bank) of the Collection Account entitled "Interest Collection Subaccount," into which Interest Collections shall be segregated.

"Interest Collections" means, with respect to any date of determination, without duplication, the sum of:

(a)          all payments of interest and delayed compensation (representing compensation for delayed settlement) received in cash by the Borrower during the related Remittance Period on the Loan Assets, including the accrued interest received in connection with a sale thereof during the related Remittance Period;

(b)          all principal and interest payments received by the Borrower during the related Remittance Period on Permitted Investments purchased with Interest Collections;

(c)          all upfront fees, anniversary fees, redemption fees, collateral monitoring fees, success fees, termination fees, amendment and waiver fees, late payment fees, ticking fees and all other fees received by the Borrower during the related Remittance Period, except for those in connection with the reduction of the Outstanding Balance of the related Loan Asset, as determined by the Portfolio Manager with notice to the Administrative Agent and the Collateral Agent; and

(d)          commitment fees and other similar fees received by the Borrower during such Remittance Period in respect of Delayed Draw Loan Assets and Revolving Loan Assets;

provided that any amounts received in respect of any Defaulted Loan will constitute Principal Collections (and not Interest Collections) until the aggregate of all collections in respect of such Defaulted Loan since it became a Defaulted Loan equals the lower of (x) the price paid for such Loan Asset and (y) the Outstanding Balance of such Loan Asset at the time it became a Defaulted Loan.

"Investment Criteria" means with respect to each Loan Asset acquired by the Borrower, compliance with each of the requirements set forth below:

(a)          no Event of Default or Unmatured Event of Default is continuing;

(b)          such Loan Asset is an Eligible Loan Asset;

(c)          there is no Borrowing Base Deficiency;

(d)          the Unfunded Exposure Test is satisfied; and

(e)          the Collateral Quality Tests are satisfied or, if not satisfied, would be maintained or improved after giving effect to such acquisition.

"Lender" means (a) Morgan Stanley and (b) any Lender, and/or any other Person to whom a Lender assigns any part of its rights and obligations under this Agreement and the other Transaction Documents in accordance with the terms of Section 11.04.

"Lender Fee Letter" means each fee letter agreement that shall be entered into by and among the Borrower, the applicable Lender and/or the Administrative Agent in connection with the transactions contemplated by this Agreement, as amended, modified, supplemented, restated or replaced from time to time in accordance with the terms thereof.

"LIBOR" means, for any day during a Remittance Period, with respect to any Advance (or portion thereof), the rate per annum (carried out to the fifth decimal place) equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Reuters Screen (or any applicable successor page) at approximately 11:00 a.m., London time on the LIBOR Determination Date for such Remittance Period that displays an average ICE Benchmark Administration Interest Settlement Rate (such page currently being LIBOR01) for deposits in Dollars with a term equivalent to three months; provided that if such rate is not available at any such time for any reason, then "LIBOR" with respect to any Advance shall be (a) the rate at which Dollar deposits of $5,000,000 and for a three-month maturity are offered by the principal London office of the Administrative Agent or the principal London office of any bank reasonably selected by the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, on the applicable day (or, if such day is not a Business Day, on the immediately preceding Business Day) or (b) equal to the rate that results from interpolating on a linear basis between (i) the rate appearing on the Reuters Screen for the longest period available that is shorter than three months and (ii) the rate appearing on the Reuters Screen that is the shortest period available that is longer than three months; provided further that in the event that the rate as so determined above shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. LIBOR shall always be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. If the Administrative Agent is required but is unable to determine a rate in accordance with at least one of the procedures described above, LIBOR will be LIBOR as determined on the previous LIBOR Determination Date.

"LIBOR Determination Date" means, with respect to each Remittance Period, the day that is two (2) Business Days prior to the first day of such Remittance Period.

"Lien" means any mortgage or deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, claim, preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale, lease or other title retention agreement, sale subject to a repurchase obligation, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing) or the filing of or agreement to give any financing statement perfecting a security interest under the UCC or comparable law of any jurisdiction.

"Loan Asset" means any commercial loan acquired by the Borrower, but excluding, as applicable, the Retained Interest and Excluded Amounts.

"Loan Asset Checklist" means an electronic or hard copy, as applicable, of a checklist delivered by or on behalf of the Borrower to the Collateral Custodian, for each Loan Asset, of all applicable Required Loan Documents to be included within the respective Loan File.

"Loan Asset Schedule" means the Loan Asset Schedule identifying the Loan Assets delivered by the Borrower or the Portfolio Manager to the Collateral Custodian and the Administrative Agent. Each such schedule shall set forth the applicable information specified on Schedule III, which shall also be provided to the Collateral Custodian in electronic format acceptable to the Collateral Custodian.

"Loan File" means, with respect to each Loan Asset, a file containing (a) each of the documents and items as set forth on the Loan Asset Checklist with respect to such Loan Asset and (b) duly executed originals of the applicable Required Loan Documents, as specified in the related Loan Asset Checklist ((i) in the case of any promissory notes, to the extent required to be delivered to the Borrower in accordance with the Underlying Instrument or (ii) otherwise, to the extent available and required by the Standard of Care) and copies of any other Records relating to such Loan Assets and Related Asset pertaining thereto.

"Loan Parties" has the meaning assigned to that term in Section 6.01(d).

"Maintenance Covenant" means, as of any date of determination, a covenant by the Obligor of a Loan Asset to comply with one or more financial covenants during each reporting period applicable to such Loan Asset, whether or not any action by, or event relating to, the Obligor occurs after such date of determination; provided that a covenant that otherwise satisfies the definition hereof and only applies when amounts are outstanding under the related Loan Asset shall be a Maintenance Covenant.

"Margin Stock" means "margin stock" as such term is defined in Regulation T, U or X of the Federal Reserve Board.

"Material Adverse Effect" means, with respect to any event or circumstance, a material adverse effect on (a) the business, financial condition, operations, performance, prospects (whether financial or otherwise) or properties of the Transferor and Borrower taken as a whole, or the Portfolio Manager, (b) the validity, enforceability or collectability of this Agreement or any other Transaction Document or the validity, enforceability or collectability of the Loan Assets generally or any material portion of the Loan Assets, (c) the rights and remedies of the Collateral Agent, the Collateral Custodian, the Account Bank, the Administrative Agent, any Lender and the Secured Parties with respect to matters arising under this Agreement or any other Transaction Document, (d) the ability of each of the Borrower, the Transferor and the Portfolio Manager to perform their respective obligations under this Agreement or any other Transaction Document, or (e) the status, existence, perfection, priority or enforceability of the Collateral Agent's lien on the Collateral.

"Materials of Environmental Concern" means any material, substance or waste that is listed, regulated, or otherwise defined as hazardous, toxic, radioactive, a pollutant or a contaminant (or words of similar regulatory intent or meaning) under applicable Environmental Law, or which could give rise to liability under any Environmental Law.

"Material Modification" means any amendment or waiver of, or modification or supplement with respect to, an Underlying Instrument governing an Eligible Loan Asset executed or effected on or after the Cut-Off Date for such Eligible Loan Asset (or, in the case of clause (d) below, a change to any other Indebtedness of the Obligor, as applicable) which:

(a)          reduces or forgives any or all of the principal amount due under such Eligible Loan Asset;

(b)          extends or delays the stated maturity date for such Eligible Loan Asset, including a Maturity Amendment;

(c)          waives one or more interest payments, permits any interest due in cash to be deferred or capitalized and added to the principal amount of such Eligible Loan Asset (other than any deferral or capitalization already allowed by the terms of the Underlying Instruments of any Eligible Loan Asset that is a PIK Loan Asset as of the Cut-Off Date) or reduces the amount of interest due;

(d)          (i) in the case of a First Lien Loan or Unitranche Loan, contractually or structurally subordinates such Eligible Loan Asset by operation of a priority of payments, turnover provisions, the transfer of assets in order to limit recourse to the related Obligor or the granting of Liens (other than "permitted liens" or any comparable definitions or provisions in the Underlying Instruments related to "permitted liens" for such Eligible Loan Asset) on any of the Related Collateral, (ii) in the case of a Second Lien Loan or FLLO Loan, (x) contractually or structurally subordinates such Eligible Loan Asset to any obligation (other than any loan which existed on the Cut-Off Date for such Eligible Loan Asset which is senior to such Eligible Loan Asset and extensions, refinancings or replacements thereof with an outstanding principal balance not to exceed such extended, refinanced or replaced Loan) by operation of a priority of payments, turnover provisions, the transfer of assets in order to limit recourse to the related Obligor or the granting of Liens (other than "permitted liens" or any comparable definitions or provisions in the Underlying Instruments related to "permitted liens" for such Eligible Loan Asset) on any of the Related Collateral or (y) increases the commitment amount of any loan senior or pari passu with such Eligible Loan Asset or (iii) in the case of any Eligible Loan Asset, the Obligor thereof incurs any additional Indebtedness which was not in place as of the Cut-Off Date which is senior to or pari passu with such Eligible Loan Asset (except as permitted under the applicable Underlying Instruments existing on the Cut-Off Date for such Eligible Loan Asset or refinancing or replacements of Indebtedness in place on the Cut-Off Date with an outstanding principal balance not to exceed such refinanced or replaced Indebtedness);

(e)          substitutes, alters or releases the Related Collateral securing such Eligible Loan Asset and any such substitution, alteration or release, as determined in the sole discretion of the Administrative Agent, materially and adversely affects the value of such Eligible Loan Asset; provided, that the foregoing shall not apply to any release in conjunction with a relatively contemporaneous disposition by the Obligor accompanied by a mandatory reinvestment of net proceeds or mandatory repayment of the loan facility (including the Eligible Loan Asset) with the net proceeds of such Related Collateral; or

(f)           amends, waives, forbears, supplements or otherwise modifies (i) the meaning of "Senior Leverage Ratio," "Cash Interest Coverage Ratio," "Total Leverage Ratio," "EBITDA," "Permitted Liens" or any respective comparable definitions in the Underlying Instruments for such Eligible Loan Asset (to the extent such financial covenants or definitions are included in the Underlying Instruments) or (ii) any term or provision of such Underlying Instruments referenced in or utilized in the calculation of the "Senior Leverage Ratio," "Cash Interest Coverage Ratio," "Total Leverage Ratio," "EBITDA," "Permitted Liens" or any respective comparable definitions for such Eligible Loan Asset, in the case of either clause (i) or (ii) above, in a manner that, in the sole discretion of the Administrative Agent, is materially adverse to the Administrative Agent, any Lender or the value of such Eligible Loan Asset.

"Maturity Amendment" means, any amendment to the Underlying Instruments of any Loan Asset which delays or extends the maturity date or any principal payment date for such Loan Asset.

"Maximum Portfolio Advance Rate" means, as of any date of determination, the advance rate corresponding to the Diversity Score of the Eligible Loan Assets included in the Collateral as of such date, as set forth below:

Diversity Score (x)	Maximum Portfolio Advance Rate
x ≤ 5.0	25%
5.0 < x ≤ 7.5	35%
7.5 < x ≤ 10.0	40%
10.0 < x ≤ 15.0	50%
x > 15.0	Advance Rate determined by the Administrative Agent in respect of each Eligible Loan Asset as set forth in the definition of Advance Rate.

"Minimum Equity Amount" means (i) $30,000,000 or (ii) if prior to the one (1) year anniversary of the Closing Date the Facility Amount is permanently reduced below $200,000,000 but not less than $100,000,000 in accordance with the terms hereof through an optional reduction by the Borrower, an amount equal to 15% of the reduced Facility Amount.

"Minimum Utilization" means on any day following the Ramp-Up Period and prior to the end of the Revolving Period, 75% of the Facility Amount. For the avoidance of doubt, the Minimum Utilization shall only apply during the Revolving Period.

"Monthly Determination Date" shall mean the last day of a calendar month.

"Moody's" means Moody's Investors Service, Inc. (or its successors in interest).

"Morgan Stanley" means Morgan Stanley Bank, N.A., and its successors and assigns.

"Noteless Loan" means a Loan Asset with respect to which the Underlying Instruments (a) do not require the Obligor to execute and deliver a promissory note to evidence the Indebtedness created under such Loan Asset or (b) require any holder of the Indebtedness created under such Loan Asset to affirmatively request a promissory note from the related Obligor (and none has been requested with respect to such Loan Asset held by the Borrower).

"Notice of Borrowing" means an irrevocable written notice of borrowing from the Borrower to the Administrative Agent in the form attached hereto as Exhibit D.

"Notice of Exclusive Control" has the meaning given to such term in the Collection and Unfunded Exposure Account Agreement.

"Notice of Reduction" means a notice of a reduction of the Advances Outstanding pursuant to Section 2.16, in the form attached hereto as Exhibit E.

"Obligations" means all present and future indebtedness and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Borrower to the Lenders, the Administrative Agent, the Account Bank, the Secured Parties, the Collateral Agent or the Collateral Custodian arising under this Agreement and/or any other Transaction Document and shall include, all liability for Yield and principal of the Advances Outstanding, indemnifications and other amounts due or to become due by the Borrower to the Lenders, the Administrative Agent, the Collateral Agent, the Collateral Custodian, the Secured Parties and the Account Bank under this Agreement and/or any other Transaction Document, including, any Lender Fee Letter, any Prepayment Premium and costs and expenses payable by the Borrower to the Lenders, the Administrative Agent, the Account Bank, the Collateral Agent or the Collateral Custodian, including attorneys' fees, costs and expenses, including interest, fees and other obligations that accrue after the commencement of an insolvency proceeding (in each case whether or not allowed as a claim in such insolvency proceeding).

"Obligor" means, with respect to a Loan Asset, the Person who is obligated to repay such Loan Asset (including, if applicable, a guarantor thereof), and whose assets are primarily relied upon by the Borrower at the time such Loan Asset was originated or purchased by the Borrower as the source of repayment of such Loan Asset.

"Obligor Information" means, with respect to any Obligor (in each case, to the extent the following information is available to the Portfolio Manager after commercially reasonable efforts), (a) the legal name and tax identification number of such Obligor, (b) the jurisdiction in which such Obligor is domiciled, (c) the audited financial statements for such Obligor for the three prior fiscal years (or such shorter period of time that the Obligor has been in existence), (d) the Portfolio Manager's internal credit memo with respect to the Obligor and the related Loan Asset, including explanation of any EBITDA adjustments and detailed projections of free cash flow through maturity, (e) any lender presentations and confidential information memorandum received by the Portfolio Manager, (f) the annual report for the most recent fiscal year of such Obligor, (g) a company forecast for such Obligor including plans related to capital expenditures, (h) financials for the most recent fiscal quarter, (i) the business model, company strategy and names of known peers of such Obligor, (j) the shareholding pattern and details of the management team of such Obligor, (k) details of any banking facilities and the debt maturity schedule of such Obligor and (l) Underlying Instruments.

"OFAC" means the U.S. Department of Treasury's Office of Foreign Asset Control.

"Officer's Certificate" means a certificate signed by the president, the secretary, an assistant secretary, the chief financial officer or any vice president or other senior officer, as an authorized officer, of any Person.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Loan or Transaction Document).

"Other Taxes" means all present or future stamp, sales, excise, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

"Outstanding Balance" means, as of any date of determination, the outstanding principal balance of a Loan Asset as of such date, exclusive of (a) any PIK Interest or accrued interest on such Loan Asset as of such date and (b) any unfunded amounts with respect to any Delayed Draw Loan Assets and Revolving Loan Assets included in the Collateral as of such date; provided that, for purposes of calculating the Outstanding Balance of any PIK Loan Asset, principal payments received on such Loan Asset shall first be applied to reducing or eliminating any outstanding PIK Interest or accrued interest.

"Parent" means CION Investment Corporation, a Maryland corporation.

"Participant" has the meaning assigned to that term in Section 11.04(a).

"Participant Register" has the meaning assigned to that term in Section 11.04(a).

"Participation Interest" means a participation interest in a loan that satisfies each of the following criteria: (a) such participation would constitute a Loan Asset were it acquired directly, (b) the seller of such participation is a lender on the underlying loan, (c) the aggregate participation in the loan granted by such participation seller to all participants (including the Borrower) does not exceed the principal amount or commitment with respect to which such participation seller is a lender under such loan, (d) such participation does not grant, in the aggregate, to the participant in such participation a greater interest than the selling participation seller holds in the loan or commitment that is the subject of the participation, (e) the entire purchase price for such participation is paid in full (without the benefit of financing from the participation seller) at the time of the participant's acquisition, (f) the participation provides the participant with all of the economic benefit and risk of the whole or part of the loan or commitment that is the subject of the loan participation, (g) such participation is documented under a Loan Syndications and Trading Association or similar market agreement standard for loan participation transactions among institutional market participants and (h) such participation is not a sub-participation interest in any loan.

"Patriot Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56 (signed into law October 26, 2001)

"Payment Date" means the 20th calendar day of each March, June, September and December, unless such day is not a Business Day, in which case the following Business Day, commencing in March, 2018; provided that the final Payment Date shall occur on the Collection Date.

"Payment Default Ratio" means, as of any date of determination, the ratio (expressed as a percentage) of (a) the aggregate Outstanding Balance of all Eligible Loan Assets as of such date (including any such Loan Assets for which the Borrower has entered into a commitment to purchase such Loan Assets that has not yet settled and excluding any such Loan Assets for which the Borrower has entered into a commitment to sell such Loan Assets that has not yet settled) for which an Obligor payment default has occurred (giving effect to any applicable grace or cure period but in no event to exceed five (5) Business Days), divided by (b) the aggregate Outstanding Balance of all Eligible Loan Assets as of such date (including any such Loan Assets for which the Borrower has entered into a commitment to purchase such Loan Assets that has not yet settled and excluding any such Loan Assets for which the Borrower has entered into a commitment to sell such Loan Assets that has not yet settled).

"Payment Default Trigger" means an event that shall occur if the Payment Default Ratio exceeds 20% at any time.

"Permitted Distribution" means, on any Business Day, distributions of Interest Proceeds (at the discretion of the Borrower) to the Parent (or other permitted equity holders of the Borrower); provided that amounts may be distributed pursuant to this definition only to the extent of available Excess Interest Proceeds (after giving effect to all other Permitted Distributions or Permitted Tax Distributions occurring on such day) and only so long as (i) no Event of Default or Unmatured Event of Default has occurred and is continuing (or would occur after giving effect to such Permitted Distribution), (ii) no Borrowing Base Deficiency shall be continuing (or would occur after giving effect to such Permitted Distribution), (iii) the Borrower gives at least five (5) Business Days' prior written notice thereof to the Administrative Agent, the Collateral Agent and the Collateral Administrator and such notice shall include a calculation in reasonable detail of the Excess Interest Proceeds available as of such date and (iv) the Administrative Agent confirms in writing (which may be by email) to the Collateral Agent and the Collateral Custodian that it agrees to the calculation of the Excess Interest Proceeds and that the conditions to a Permitted Distribution set forth in this definition are satisfied; provided that, if the Administrative Agent does not so notify the Collateral Agent and the Collateral Custodian in writing (which may be by email) within five (5) Business Days following delivery of written notice (which may be by email) of a proposed Permitted Distribution and a calculation of the Excess Interest Proceeds requesting such confirmation, the Administrative Agent will be deemed to have confirmed that such conditions are satisfied.

"Permitted Investments" means, as of any date of determination:

(a)          direct interest bearing obligations of, and interest bearing obligations guaranteed as to timely payment of principal and interest by, the United States or any agency or instrumentality of the United States, the obligations of which are backed by the full faith and credit of the United States;

(b)          demand or time deposits in, certificates of deposit of, demand notes of, or bankers' acceptances issued by any depository institution or trust company organized under the laws of the United States or any State thereof (including any federal or state branch or agency of a foreign depository institution or trust company) and subject to supervision and examination by federal and/or state banking authorities (including, if applicable, the Collateral Agent, the Collateral Custodian or the Administrative Agent or any agent thereof acting in its commercial capacity); provided that the short-term unsecured debt obligations of such depository institution or trust company at the time of such investment are rated at least "A-1" by S&P and "P-1" by Moody's;

(c)          commercial paper that (i) is payable in Dollars and (ii) is rated at least "A-1" by S&P and "P-1" by Moody's; and

(d)          units of money market funds rated in the highest credit rating category by any nationally recognized statistical rating organization, including S&P and Moody's.

No Permitted Investment shall have an "f," "r," "p," "pi," "q," "sf" or "t" subscript affixed to its S&P rating. Any such investment may be made or acquired from or through the Collateral Agent or the Administrative Agent or any of their respective affiliates, or any entity for whom the Collateral Agent, the Administrative Agent, the Account Bank, the Collateral Custodian or any of their respective affiliates provides services and receives compensation (so long as such investment otherwise meets the applicable requirements of the foregoing definition of Permitted Investment at the time of acquisition); provided that, notwithstanding the foregoing clauses (a) through (d), Permitted Investments may only include obligations or securities that constitute cash equivalents for purposes of the rights and assets in paragraph (c)(8)(i)(B) of the exclusions from the definition of "covered fund" for purposes of the Volcker Rule. The Collateral Agent, Account Bank and Collateral Custodian shall have no obligation to determine or oversee compliance with the foregoing.

"Permitted Liens" means any of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced (a) Liens for state, municipal or other local Taxes if such Taxes shall not at the time be due and payable or if a Person shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Person, (b) Liens imposed by law, such as materialmen's, warehousemen's, mechanics', carriers', workmen's and repairmen's Liens and other similar Liens, arising by operation of law in the ordinary course of business for sums that are not overdue or are being contested in good faith and (c) Liens granted pursuant to or by the Transaction Documents.

"Permitted Tax Distribution" means distributions to the Parent (from the Collection Account or otherwise) to the extent required to allow the Parent to make sufficient distributions to qualify as a regulated investment company, and to otherwise eliminate federal or state income or excise taxes payable by the Parent in or with respect to any taxable year of the Parent (or any calendar year, as relevant); provided that (A) the amount of any such payments made in or with respect to any such taxable year (or calendar year, as relevant) of the Parent shall not exceed 100% of the amounts that the Borrower would have been required to distribute to the Parent to: (i) allow the Borrower to satisfy the minimum distribution requirements that would be imposed by Section 852(a) of the Code (or any successor thereto) to maintain its eligibility to be taxed as a regulated investment company for any such taxable year, (ii) reduce to zero for any such taxable year the Borrower's liability for federal income taxes imposed on (x) its investment company taxable income pursuant to Section 852(b)(1) of the Code (or any successor thereto), or (y) its net capital gain pursuant to Section 852(b)(3) of the Code (or any successor thereto), and (iii) reduce to zero the Borrower's liability for federal excise taxes for any such calendar year imposed pursuant to Section 4982 of the Code (or any successor thereto), in the case of each of (i), (ii) or (iii), calculated assuming that the Borrower had qualified to be taxed as a regulated investment company under the Code and (B) amounts may be distributed pursuant to this definition only from Excess Interest Proceeds (after giving effect to all other Permitted Tax Distributions or Permitted Distributions occurring on such day) and so long as (i) no Borrowing Base Deficiency is continuing (or would occur after giving effect to such Permitted Tax Distribution), (ii) the Borrower gives at least five (5) Business Days prior notice thereof to the Administrative Agent and the Collateral Agent and such notice shall include a calculation in reasonable detail of the Excess Interest Proceeds available as of such date, (iii) no Event of Default or Unmatured Event of Default has occurred and is continuing (or would occur after giving effect to such Permitted Tax Distribution) and (iv) the Administrative Agent confirms in writing (which may be by email) to the Collateral Agent and the Collateral Custodian that it agrees to the calculations of the Excess Interest Proceeds and that the conditions to a Permitted Tax Distribution set forth in this definition are satisfied; provided that, if the Administrative Agent does not so notify the Collateral Agent and the Collateral Custodian in writing (which may be by email) within five (5) Business Days following delivery of written notice (which may be by email) of a proposed Permitted Distribution and a calculation of the Excess Interest Proceeds requesting such confirmation, the Administrative Agent will be deemed to have confirmed that such conditions are satisfied.

"Person" means an individual, partnership, corporation (including a statutory or business trust), limited liability company, joint stock company, trust, unincorporated association, sole proprietorship, joint venture, government (or any agency or political subdivision thereof) or other entity.

"PIK Interest" means interest accrued on a Loan Asset that is added to the principal amount of such Loan Asset instead of being paid as cash interest as it accrues.

"PIK Loan Asset" means a Loan Asset which provides for a portion of the interest that accrues thereon to be added to the principal amount of such Loan Asset for some period of time prior to such Loan Asset requiring the current cash payment of such previously capitalized interest, which cash payment shall be treated as an Interest Collection at the time it is received.

"Plan" means any "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) subject to Section 412 of the Code or Title IV of ERISA established by the Borrower, the Parent or any ERISA Affiliate or to which the Borrower of any ERISA Affiliates contributes or has an obligation to contribute or has any liability (whether actual or contingent).

"Plan Asset Rules" means the regulations issued by the United States Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the United States Code of Federal Regulations, as modified by Section 3(42) of ERISA.

"Politically Exposed Person" means a natural person currently or formerly entrusted with a senior public role or function (e.g., a senior official in the executive, legislative, military, administrative, or judicial branches of government), an immediate family member of a prominent public figure, a known close associate of a prominent public figure, or any corporation, business or other entity that has been formed by, or for the benefit of, a prominent public figure. Immediate family members include family within one-degree of separation of the prominent public figure (e.g., spouse, parent, sibling, child, step-child, or in-law). Known close associates include those widely- and publicly-known close business colleagues and personal advisors to the prominent public figure, in particular financial advisors or persons acting in a fiduciary capacity.

"Portfolio Management Fee" means the fee payable to the Portfolio Manager on each Payment Date in arrears in respect of each Remittance Period, which fee shall be equal to the product of (a) 0.25% per annum, (b) the arithmetic mean of (i) the aggregate Outstanding Balance of all Eligible Loan Assets plus (ii) the Aggregate Unfunded Exposure Amount, in each case, on the first day and on the last day of the related Remittance Period and (c) the actual number of days in such Remittance Period, divided by 360; provided that, in the sole discretion of the Portfolio Manager, the Portfolio Manager may, from time to time, waive all or any portion of the Portfolio Management Fee payable on any Payment Date.

"Portfolio Management Report" has the meaning assigned to that term in Section 5.04(a).

"Portfolio Management Agreement" means that certain Portfolio Management Agreement, dated as of the Closing Date, between the Borrower and the Portfolio Manager, as the transferee, as amended, modified, supplemented, restated or replaced from time to time in accordance with the terms thereof.

"Portfolio Manager" means, as of any date of determination, the Person then authorized, pursuant to the Portfolio Management Agreement to service, administer, and collect on the Loan Assets and exercise rights and remedies in respect of the same.

"Portfolio Manager Default" means the occurrence of a “cause” event as set forth in the Portfolio Management Agreement.

"Prepayment Premium" means, in the event that this Agreement is terminated or the Facility Amount is permanently reduced, in each case, pursuant to Section 2.16(b), (a) prior to the one (1) year anniversary of the Closing Date, an amount equal to 3.0% of the amount by which the Facility Amount is reduced below $100,000,000, (b) on or after the one (1) year anniversary of the Closing Date, but prior to the two (2) year anniversary of the Closing Date, an amount equal to 2.0%, or (c) on or after the two (2) year anniversary of the Closing Date, but prior to the three (3) year anniversary of the Closing Date, an amount equal to 1.0%, in each case, of either (x) the Facility Amount, in the case of such termination, or (y) the amount of such reduction, in the case of such permanent reduction of the Facility Amount and, in each case, such amounts shall be payable pro rata to each Lender at the time of such termination or such reduction, as applicable; provided that the Prepayment Premium shall be calculated without giving effect to the provisos in the definition of "Facility Amount."

"Principal Collection Subaccount" means a sub-account (account number [*] at the Account Bank) of the Collection Account entitled "Principal Collection Subaccount," into which Principal Collections shall be segregated.

"Principal Collections" means with respect to any date of determination, all amounts received by the Borrower during the related Remittance Period that do not constitute Interest Collections and any other amounts that have been designated as Principal Collections pursuant to the terms of this Agreement.

"Pro Rata Share" means, with respect to each Lender, the percentage obtained by dividing the Commitment of such Lender (or, following the termination thereof, the outstanding principal amount of all Advances of such Lender), by the aggregate Commitments of all the Lenders (or, following the termination thereof, the aggregate Advances Outstanding).

"Proceeds" means, with respect to any property included in the Collateral, all property that is receivable or received when such property is collected, sold, liquidated, foreclosed, exchanged, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes all rights to payment with respect to such Collateral including any insurance relating thereto.

"Purchase Price" means, with respect to any Loan Asset, an amount (expressed as a percentage of par) equal to the greater of (a) zero and (b) the actual price paid by the Borrower for such Loan Asset; provided that if the actual price paid by the Borrower for such Loan Asset exceeds 100% of par, the Purchase Price shall be deemed to be 100%.

"Ramp-Up Period" means the period beginning on the Closing Date and ending on the six-month anniversary thereof.

"Recipient" means the Administrative Agent and any Lender, as applicable.

"Records" means all documents relating to the Loan Assets, including books, records and other information executed in connection with the origination or acquisition of the Loan Assets or maintained with respect to the Loan Assets and the related Obligors that the Borrower, the Transferor or the Portfolio Manager have generated, in which the Borrower has acquired an interest pursuant to the Contribution Agreement or in which the Borrower or the Transferor have otherwise obtained an interest.

"Recoveries" means, with respect to any Defaulted Loan, the proceeds from the sale of the Related Collateral, the proceeds of any related Insurance Policy, any other recoveries with respect to such Loan Asset (without duplication) or the Related Collateral, and amounts representing late fees and penalties, net of any amounts received that are required under such Loan Asset, as applicable, to be refunded to the related Obligor.

"Register" has the meaning assigned to that term in Section 2.13.

"Registered" means a debt obligation that is in registered form for U.S. federal income tax purposes within the meaning of Section 881(c)(2)(B)(i) of the Code and the Treasury regulations promulgated thereunder and that is issued after July 18, 1984; provided that a certificate of interest in a grantor trust shall not be treated as Registered unless each of the obligations or securities held by the trust was issued after that date.

"Regularly Scheduled Valuation" has the meaning assigned to that term in Section 5.01(s).

"Related Asset" means, with respect to each Loan Asset, all right, title and interest of the Borrower in and to:

(a)          any amounts on deposit in any deposit accounts, cash reserve, collection, custody or lockbox accounts securing the Loan Assets;

(b)          all rights with respect to the Loan Assets to which the Transferor and/or the Borrower, as applicable, is entitled as lender under the applicable Underlying Instruments;

(c)          the Controlled Accounts, together with all cash and investments in each of the foregoing other than amounts earned on investments therein;

(d)          any Related Collateral securing a Loan Asset and all Recoveries related thereto, all payments paid in respect thereof and all monies due or to become due and paid in respect thereof after the applicable Cut-Off Date and all liquidation proceeds;

(e)          all Required Loan Documents, the Loan Files related to any Loan Asset, any Records, and the documents, agreements, and instruments included in the Loan Files or Records;

(f)           any Insurance Policies with respect to any Loan Asset;

(g)          all Liens, guaranties, indemnities, warranties, letters of credit, accounts, bank accounts and property subject thereto from time to time purporting to secure or support payment of any Loan Asset, together with all UCC financing statements, mortgages or similar filings signed or authorized by an Obligor relating thereto;

(h)          all records (including computer records) with respect to the foregoing; and

(i)           all collections, income, payments, proceeds and other benefits of each of the foregoing.

"Related Collateral" means, with respect to a Loan Asset, any property or other assets designated and pledged or mortgaged as collateral to secure repayment of such Loan Asset, as applicable, including, mortgaged property and/or a pledge of the stock, membership or other ownership interests in the related Obligor and all Proceeds from any sale or other disposition of such property or other assets.

"Remittance Period" means, (a) as to the initial Payment Date, the period beginning on, and including, the Closing Date and ending on, and including, the Determination Date immediately preceding such Payment Date and (b) as to any subsequent Payment Date, the period beginning, and including, on the first day after the most recently ended Remittance Period and ending on, and including, the Determination Date immediately preceding such Payment Date, or, with respect to the final Remittance Period, the Collection Date.

"Reporting Date" means the fifteenth (15th) of each calendar month, commencing in February, 2018; provided that, for any month in which a Payment Date occurs, the Reporting Date for such month shall be the Determination Date for such month.

"Required Lenders" means (a) Morgan Stanley (as a Lender hereunder) and its successors and assigns and (b) the other Lenders, if any, representing, together with Morgan Stanley, an aggregate of at least 51% of the aggregate Commitments of the Lenders then in effect.

"Required Loan Documents" means, for each Loan Asset, the following documents or instruments, all as specified on the related Loan Asset Checklist:

(a)          (i) the original executed promissory note or, in the case of a lost note, a copy of the executed underlying promissory note accompanied by an original executed affidavit and indemnity endorsed by the Borrower in blank (and an unbroken chain of endorsements from each prior holder of such promissory note to the Borrower), or (ii) if such promissory note is not issued in the name of the Borrower or is a Noteless Loan, an executed copy of the assignment and assumption agreement, transfer document or instrument relating to such Loan Asset evidencing the assignment of such Loan Asset from the prior third party owner thereof to the Borrower; and

(b)          copies of the executed (i) guaranty, (ii) Underlying Instrument, (iii) if applicable, acquisition agreement (or similar agreement) and (iv) security agreement or other agreement that secures the obligations represented by such Loan Asset.

"Responsible Officer" means, with respect to any Person, any duly authorized officer of such Person with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other duly authorized officer of such Person to whom such matter is referred because of such officer's knowledge of and familiarity with the particular subject.

"Restricted Junior Payment" means (a) any dividend or other distribution, direct or indirect, on account of any class of membership interests of the Borrower now or hereafter outstanding, except a dividend paid solely in interests of that class of membership interests or in any junior class of membership interests of the Borrower; (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any class of membership interests of the Borrower now or hereafter outstanding, (c) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire membership interests of the Borrower now or hereafter outstanding, and (d) any payment of management fees by the Borrower. For the avoidance of doubt, (x) payments and reimbursements due to the Portfolio Manager in accordance with this Agreement or any other Transaction Document do not constitute Restricted Junior Payments, and (y) distributions by the Borrower to holders of its membership interests of Loan Assets or of cash or other proceeds relating thereto or which have been substituted by the Borrower, in each case, in accordance with this Agreement shall not constitute Restricted Junior Payments.

"Retained Interest" means, with respect to any Loan Asset that is transferred to the Borrower, (a) all of the obligations, if any, of the agent(s) under the documentation evidencing such Loan Asset and (b) the applicable portion of the interests, rights and obligations under the documentation evidencing such Loan Asset that relate to such portion(s) of the indebtedness and interest in other obligations that are owned by another lender.

"Review Criteria" has the meaning assigned to that term in Section 10.02(b)(i).

"Review Period" has the meaning assigned to that term in Section 10.02(b)(i).

"Revolving Loan Asset" means a Loan Asset that is a line of credit or contains an unfunded commitment arising from an extension of credit to an Obligor, pursuant to the terms of which amounts borrowed may be repaid and subsequently reborrowed.

"Revolving Period" means the period commencing on the Closing Date and ending on the close of business of the day preceding the earlier to occur of (a) the Commitment Termination Date and (b) the Facility Maturity Date.

"S&P" means Standard & Poor's Ratings Group, a Standard & Poor's Financial Services LLC business (or its successors in interest).

"Sanctions" means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty's Treasury of the United Kingdom.

"Scheduled Payment" means each scheduled payment of principal and/or interest required to be made by an Obligor on the related Loan Asset, as adjusted pursuant to the terms of the related Underlying Instruments.

"Second Lien Loan" means any Loan Asset (a) that is secured by a valid and perfected Lien on substantially all of the Obligor's assets constituting Related Collateral for such Loan Asset, subject only to the prior Lien provided to secure the obligations under a "first lien" loan pursuant to typical commercial terms, and any other expressly permitted Liens under the Underlying Instrument for such Loan Asset, including any "permitted liens" as defined in such Underlying Instrument, or such comparable definition if "permitted liens" is not defined therein, (b) that provides that the payment obligation of the Obligor on such Loan Asset is "senior debt" and, except for the express lien priority provisions under the documentation of the "first lien" lenders, is either senior to, or pari passu with, all other Indebtedness of such Obligor, and (c) that the Portfolio Manager determines in accordance with the Standard of Care that the value of the Related Collateral on or about the time of origination equals or exceeds the Outstanding Balance of the Loan Asset plus the aggregate outstanding balances of all other Indebtedness of equal or greater seniority secured by the same Related Collateral (including, without limitation, the outstanding principal balance of the "first lien" loan).

"Secured Obligations" has the meaning assigned to that term in Section 2.12(a).

"Secured Party" means each of the Administrative Agent, each Lender, each Affected Party, each Indemnified Party, the Collateral Custodian, the Collateral Agent and the Account Bank.

"Securities Act" means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

"Senior Leverage Ratio" means, with respect to any Loan Asset or any portion of any Loan Asset, as applicable, for any period, the meaning of "Senior Leverage Ratio" or any comparable definition relating to first lien senior secured (or such applicable lien or applicable level within the capital structure) indebtedness in the Underlying Instruments for each such Loan Asset, and in any case that "Senior Leverage Ratio" or such comparable definition is not defined in such Underlying Instruments, the ratio of (a) first lien senior secured (or such applicable lien or applicable level within the capital structure) Indebtedness (including FLLO Loans) less Unrestricted Cash, in each case, as of the applicable test date, to (b) EBITDA, for the period of four (4) consecutive fiscal quarters most recently ended on or prior to such date, or if the Obligor of such Loan Asset was organized or formed within the previous year, another applicable test period as determined by the Administrative Agent in its sole discretion, as calculated by the Portfolio Manager in accordance with the Standard of Care using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the related Underlying Instruments.

"Similar Law" has the meaning assigned to that term in Section 4.01(s).

"Solvent" means, as to any Person as of any date of determination, having a state of affairs such that all of the following conditions are met: (a) the fair value of the property of such Person is greater than the amount of such Person's liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair saleable value of the property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in a business or a transaction, and does not propose to engage in a business or a transaction, for which such Person's property assets would constitute unreasonably small capital.

"Standard of Care" has the meaning set forth in the Portfolio Management Agreement.

"Standby Investment" means the First American Treasury Obligation Fund Class Z Shares.

"State" means one of the fifty states of the United States or the District of Columbia.

"Stated Maturity" means December 19, 2022.

"Structured Finance Obligation" means any obligation of a special purpose vehicle secured directly by, referenced to, or representing ownership of, a pool of receivables or other assets, including collateralized debt obligations and single asset repackages.

"Subsidiary" means with respect to a Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

"Supplemental Portfolio Management Fees" means, in connection with a successor Portfolio Manager that is not an Affiliate of the Borrower, the Transferor or the Portfolio Manager, an amount equal to the amount of the actual fees of such successor Portfolio Manager due and payable on the applicable date of determination in excess of the Portfolio Management Fee otherwise due and payable on such date, which amount shall not exceed an amount per annum to be agreed by the Borrower and the Administrative Agent.

"Synthetic Security" means a security or swap transaction that has payments associated with either payments of interest and/or principal on a reference obligation or the credit performance of a reference obligation.

"Tangible Net Worth" means, with respect to any Person, as of any date of determination, determined in accordance with GAAP, the result of (a) such Person's total shareholder's equity, minus (b) the sum of, without duplication, (i) that portion of the book value of all of such Person's assets that would be treated as intangibles under GAAP, (ii) all of such Person's prepaid expenses (including the net carrying value of all capitalized acquisition costs, deferred financing costs and deferred equity issuance costs and excluding reimbursable insurance premiums paid), (iii) all amounts due to such Person from its Affiliates, and (iv) all unrealized gains or appreciation from investments or equity securities of such Person, in each instance as determined in accordance with GAAP.

"Target Portfolio Amount" means $312,500,000.

"Tax Expense Cap" means, for any Payment Date, a per annum amount equal to $50,000.

"Taxes" means any present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), charges, assessments or fees of any nature (including interest, penalties, and additions thereto) that are imposed by any Governmental Authority.

"Termination/Reduction Notice" means each notice required to be delivered by the Borrower in respect of any termination of this Agreement or any permanent reduction of the Facility Amount, in the form of Exhibit F.

"Total Borrower Capitalization" means, on any date of determination, the sum of (a) the Outstanding Balance of all Loan Assets plus (b) the aggregate amount on deposit in the Principal Collection Subaccount plus (c) the aggregate amount on deposit in the Unfunded Exposure Account that exceeds the Aggregate Unfunded Exposure Amount or, during the Revolving Period, the Unfunded Exposure Equity Amount.

"Total Leverage Ratio" means, with respect to any Loan Asset for any period, the meaning of "Total Leverage Ratio" or any comparable definition in the Underlying Instruments for each such Loan Asset, and in any case that "Total Leverage Ratio" or such comparable definition is not defined in such Underlying Instruments, the ratio of (a) Indebtedness less Unrestricted Cash, in each case, as of the period of four (4) consecutive fiscal quarters most recently ended on or prior to such date, or if the Obligor of such Loan Asset was organized or formed within the previous year, another applicable test period as determined by the Administrative Agent in its sole discretion, to (b) EBITDA, for the period of four (4) consecutive fiscal quarters most recently ended on or prior to such date, or if the Obligor of such Loan Asset was organized or formed within the previous year, another applicable test period as determined by the Administrative Agent in its sole discretion, as calculated by the Portfolio Manager in accordance with the Standard of Care using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the related Underlying Instruments.

"Transaction Documents" means this Agreement, any Assignment and Acceptance, the Contribution Agreement, the Portfolio Management Agreement, the Collection and Unfunded Exposure Account Agreement, the Collateral Agent and Collateral Custodian Fee Letter, the Lender Fee Letter and each document, instrument or agreement related to any of the foregoing.

"Transferor" means CION Investment Corporation, in its capacity as the Transferor hereunder and as the transferor under the Contribution Agreement, or its successors and assigns in such capacity.

"UCC" means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

"Underlying Instruments" means the loan agreement, credit agreement or other agreement pursuant to which a Loan Asset has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Loan Asset or of which the holders of such Loan Asset are the beneficiaries.

"Unfunded Exposure Account" means a trust account (account number [*] at the Account Bank) entitled "Unfunded Exposure Account," in the name of the Borrower subject to the lien and control of the Collateral Agent for the benefit of the Secured Parties; provided that the funds deposited therein (including any interest and earnings thereon) from time to time shall constitute the property and assets of the Borrower and the Borrower shall be solely liable for any Taxes payable with respect to the Unfunded Exposure Account.

"Unfunded Exposure Amount" means, as of any date of determination, with respect to a Delayed Draw Loan Asset or a Revolving Loan Asset, an amount equal to the aggregate amount of all unfunded commitments associated with such Loan Asset as of such date.

"Unfunded Exposure Amount Shortfall" has the meaning assigned to that term in Section 2.02(f).

"Unfunded Exposure Equity Amount" means, as of any date of determination, an amount equal to (a) the aggregate sum of the products of each Eligible Loan Asset that is a Delayed Draw Loan Asset or a Revolving Loan Asset of (i) the Unfunded Exposure Amount for such Eligible Loan Asset as of such date, multiplied by (ii) the difference of one hundred percent (100%) minus the Advance Rate for such Eligible Loan Asset, plus (b) the aggregate sum of the products for each Eligible Loan Asset that is a Delayed Draw Loan Asset or a Revolving Loan Asset of (i) one hundred percent (100%) minus the Adjusted Borrowing Value of such Eligible Loan Asset (expressed as a percentage of the outstanding principal balance) as of such date, multiplied by (ii) the Unfunded Exposure Amount for such Eligible Loan Asset.

"Unfunded Exposure Test" means a test that will be satisfied as of any date of determination (a) during the Revolving Period, if the amounts on deposit in the Unfunded Exposure Account as of such date equals or exceeds the Unfunded Exposure Equity Amount as of such date, and (b) during the Amortization Period, the amounts on deposit in the Unfunded Exposure Account as of such date equals or exceeds the Aggregate Unfunded Exposure Amount as of such date; provided, that the Unfunded Exposure Test shall be calculated on a pro forma basis to give effect to the acquisition of any Delayed Draw Loan Asset or Revolving Loan Asset and concurrent funding of the Unfunded Exposure Account, in each case, on the relevant date of determination.

"United States" means the United States of America.

"United States Tax Person" means a "United States Person" as defined in Section 7701(a)(30) of the Code.

"Unitranche Loan" means any Loan Asset (a) that is secured by a valid and perfected first priority Lien on substantially all of the Obligor's assets constituting Related Collateral for such Loan Asset, subject to expressly permitted Liens, including any "permitted liens" as defined in the Underlying Instrument for such Loan Asset or such comparable definition if "permitted liens" is not defined therein, (b) that provides that the payment obligation of the Obligor on such Loan Asset is either senior to, or pari passu with, all other Indebtedness of such Obligor, and (c) for which no other Indebtedness of the Obligor secured by a Lien on the Related Collateral exists or is outstanding; provided that any Loan Asset that would otherwise constitute a First Lien Loan but for clause (f) of the definition thereof shall constitute a Unitranche Loan.

"Unmatured Event of Default" means any event that, if it continues uncured, will, with lapse of time, notice or lapse of time and notice, constitute an Event of Default.

"Unrestricted Cash" means, (a) with respect to any Loan Asset, the meaning of "Unrestricted Cash" or any comparable definition in the Underlying Instruments for the applicable Loan Asset and (b) in any case that "Unrestricted Cash" or such comparable definition is not defined in such Underlying Instruments or otherwise as applicable in this Agreement, cash and cash equivalents of the applicable Person available for use for general corporate purposes and not held in any reserve account or legally or contractually restricted for any particular purposes or uses.

"Unused Fee" has the meaning assigned to that term in Section 2.09.

"Unused Fee Rate" means a rate equal to 0.75% per annum.

"Valuation Standard" means a standard that will be satisfied if an Approved Valuation Firm uses one or a combination of methodologies that are generally acceptable in the market as commercially reasonable practices to derive a fair assessment of the current market value of an Eligible Loan Asset; provided that such assessment shall take into consideration, but not be limited to, the following:

(a)          the financial performance and outlook of the Obligor of such Eligible Loan Asset;

(b)          a fundamental analysis to value the Obligor of such Eligible Loan Asset which may be based on discounted cash flow and a multiples-based approach based on comparable companies in the relevant sector or another generally accepted methodology for valuing companies in the relevant sector;

(c)          the current market environment (e.g., quoted trading levels on the Eligible Loan Asset (if available), the relative trading levels and yields for debt instruments of comparable companies and any relevant middle market indices); and

(d)          any other facts or circumstances deemed relevant by the Approved Valuation Firm, including such facts and circumstances that constitute the basis for a Value Adjustment Event with respect to such Eligible Loan Asset, if applicable.

"Value Adjustment Event" means, with respect to any Loan Asset, the occurrence of any one or more of the following events after the related Cut-Off Date:

(a)          (i) the Cash Interest Coverage Ratio with respect to such Loan Asset on any date reported under the Underlying Instrument is less than 1.1:1.00 or is less than 20% of the Cash Interest Coverage Ratio with respect to such Loan Asset as calculated on the applicable Cut-Off Date or the date on which the last Value Adjustment Event occurred pursuant to this clause (i), (ii) either (A) the Total Leverage Ratio with respect to such Loan Asset on any date reported under the Underlying Instrument, minus the Total Leverage Ratio calculated on the Cut-Off Date equals or exceeds 1.0:1.00 or (B) the Total Leverage Ratio with respect to such Loan Asset on any date reported under the Underlying Instrument increases by more than 20% from the same Total Leverage Ratio as calculated on the applicable Cut-Off Date or the date on which the last Value Adjustment Event occurred pursuant to this clause (ii), or (iii) the trailing twelve-month EBITDA with respect to such Loan Asset on any date reported under the Underlying Instrument decreases by more than 15% of the trailing twelve-month EBITDA calculated on the Cut-Off Date or the date on which the last Value Adjustment Event occurred pursuant to this clause (iii);

(b)          an Obligor payment default occurs under such Loan Asset that continues and has not been cured after giving effect to any grace period applicable thereto, but in no event more than five (5) Business Days, after the applicable due date under the related Underlying Instruments;

(c)          any payment default occurs under any other senior or pari passu obligation for borrowed money of the related Obligor that continues and has not been cured after giving effect to any grace period applicable thereto, but in no event more than five (5) Business Days, after the applicable due date under the related agreement (including in respect of the acceleration of the debt under the applicable agreement);

(d)          a Bankruptcy Event with respect to the related Obligor;

(e)          the related Obligor fails to deliver to the Borrower or the Portfolio Manager any financial reporting information (i) as required by the Underlying Instruments of such Loan Asset (after giving effect to any applicable grace or cure period thereunder) and (ii) with a frequency of at least quarterly, but which shall in no case exceed sixty (60) days after the end of each quarter and one hundred and fifty (150) days after the end of each fiscal year;

(f)           the occurrence of a Material Modification with respect to such Loan Asset;

(g)          a breach of a financial covenant (including the financial covenants described in clause (a) of this definition) by the related Obligor in respect of such Underlying Instrument occurs (after giving effect to any applicable grace or cure period thereunder but in no event more than ten (10) Business Days);

(h)          the relevant Obligor, as determined by the Portfolio Manager in accordance with the Standard of Care, commences formal restructuring or workout negotiations with its creditors, agrees to or completes a debt-for-equity swap or formally engages a restructuring advisor;

(i)           the Portfolio Manager determines that all or a material portion of such Loan Asset is uncollectible or otherwise places it on non-accrual status in accordance with the policies and procedures of the Portfolio Manager and the Standard of Care; and

(j)          the value assigned to such Loan Asset by an Approved Valuation Firm in a Regularly Scheduled Valuation is lower than the current Assigned Value.

"Volcker Rule" means Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.

"Warranty Breach Loan Asset" means any Loan Asset required to be re-purchased from the Borrower by the Transferor pursuant to the Contribution Agreement.

"Weighted Average Advance Rate" means, as of any date of determination with respect to all Eligible Loan Assets included in the Aggregate Adjusted Borrowing Value, the number obtained by (a) summing the products obtained by multiplying (i) the Advance Rate of each Eligible Loan Asset by (ii) such Eligible Loan Asset's contribution to the Aggregate Adjusted Borrowing Value and dividing (b) such sum by the Aggregate Adjusted Borrowing Value.

"Weighted Average Coupon" means, as of any date of determination, a fraction (expressed as a percentage) obtained by (a) multiplying the Outstanding Balance of each fixed rate Eligible Loan Asset (other than a Defaulted Loan) included in the Collateral as of such date by the current per annum rate at which it provides payment of interest in cash, (b) summing the amounts determined pursuant to clause (a), and (c) dividing the sum determined pursuant to clause (b) by the aggregate Outstanding Balance of all fixed rate Eligible Loan Assets (other than a Defaulted Loan) included in the Collateral as of such date.

"Weighted Average Coupon Test" means a test that will be satisfied on any date of determination if the Weighted Average Coupon is greater than or equal to 4.50%.

"Weighted Average Life" means, as of any date of determination, the number obtained by (a) for each Eligible Loan Asset (other than a Defaulted Loan), multiplying the amount of each scheduled distribution of principal to be paid after such determination date by the number of years (rounded to the nearest hundredth) from such determination date until such scheduled distribution of principal is due; (b) summing all of the products calculated pursuant to clause (a); and (c) dividing the sum calculated pursuant to clause (b) by the sum of all scheduled distributions of principal due on all the Eligible Loan Assets (other than Defaulted Loans) as of such determination date.

"Weighted Average Life Test" means a test that will be satisfied on any date of determination if the Weighted Average Life of all Eligible Loan Assets as of such date is less than or equal to 7 years minus the number of full calendar quarters that have elapsed since the Closing Date.

"Weighted Average Spread" means, as of any date of determination, a fraction (expressed as a percentage) obtained by (a) multiplying the Outstanding Balance of each floating rate Eligible Loan Asset (and, in the case of any Delayed Draw Loan Asset or any Revolving Loan Asset, the unfunded portion of the commitment thereunder) (other than a Defaulted Loan) included in the Collateral as of such date by its Effective Spread, (b) summing the amounts determined pursuant to clause (a), and (c) dividing the sum determined pursuant to clause (b) by the aggregate Outstanding Balance of all floating rate Eligible Loan Assets (and the unfunded portions of all Delayed Draw Loan Assets) (other than a Defaulted Loan) included in the Collateral as of such date.

"Weighted Average Spread Test" means a test that will be satisfied on any date of determination if the Weighted Average Spread is greater than or equal to 3.00%.

"Yield" means, for each Remittance Period, the sum of the following, payable on the Payment Date immediately succeeding such Remittance Period:

(a)          the sum for each day in such Remittance Period of amounts determined in accordance with the following formula (but only to the extent that such amounts were not previously paid to the Lenders):

YR x L

D

where:	YR	=	the Yield Rate applicable to each Advance outstanding on such day during such Remittance Period;

	L	=	the outstanding principal amount of such Advance on such day; and

	D	=	360;

plus

(b)          the sum for each day in such Remittance Period of amounts determined in accordance with the following formula (but only to the extent that such amounts were not previously paid to the Lenders):

YR x L

D

where:	YR	=	the Yield Rate applicable on such day;

	L	=	the greater of (a) the Minimum Utilization minus the Advances Outstanding on such day, and (b) 0; and

	D	=	360;

provided that (i) no provision of this Agreement shall require the payment or permit the collection of Yield in excess of the maximum permitted by Applicable Law and (ii) Yield shall not be considered paid by any distribution if at any time such distribution is later required to be rescinded by the Lender to the Borrower or any other Person for any reason including, such distribution becoming void or otherwise avoidable under any statutory provision or common law or equitable action, including, any provision of the Bankruptcy Code.

"Yield Rate" means, for any Advance, as of any date of determination during any Remittance Period applicable to such Advance, an interest rate per annum equal to LIBOR on such date plus the Applicable Margin.

"Zero-Coupon Obligation" means any loan that, at the time of purchase, does not by its terms provide for the payment of cash interest.

Section 1.02         Other Terms.

(a)          All capitalized terms used which are not specifically defined shall have the meanings provided in Article 9 of the UCC in effect on the date hereof to the extent the same are used or defined therein.

(b)          Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

Section 1.03         Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding."

Section 1.04         Interpretation.

In each Transaction Document, unless a contrary intention appears:

(a)          The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.

(b)          Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(c)          The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation."

(d)          The word "will" shall be construed to have the same meaning and effect as the word "shall."

(e)          The word "law" shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities.

(f)           Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as amended, modified, supplemented, restated or replaced from time to time in accordance with the terms thereof (subject to any restrictions on such amendments, modifications, supplements, restatements or replacements set forth herein), (ii) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (iii) any reference herein to any Person shall be construed to include such Person's successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (iv) the words "herein," "hereof" and "hereunder," and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (v) all references herein to Articles, Sections, Exhibits, Annexes and Schedules shall be construed to refer to Articles and Sections of, and Exhibits, Annexes and Schedules to, this Agreement and (vi) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(g)          Unless expressly stated otherwise, any decision to be made at the discretion of the Administrative Agent (or any Lender) shall be in its sole discretion.

(h)          All calculations required to be made hereunder with respect to the Loan Assets and the Borrowing Base shall be made on a trade date basis.

(i)           Reference to any time means New York, New York time (unless expressly specified otherwise).

(j)           Any reference to "close of business" means 5:00 p.m., New York, New York time.

(k)          Any use of the term "knowledge" in this Agreement shall mean actual knowledge.

Section 1.05         Deposits and Contributions by the Transferor. Notwithstanding any other provision of this Agreement, the Transferor may, from time to time in its sole discretion (x) make contributions of cash to the capital of the Borrower for deposit in any Account or (y) make contributions of Loan Assets to the Borrower subject, in each case, to any limitations set forth in the Contribution Agreement or under the "facts and assumptions" section of the opinion of counsel relating to certain bankruptcy matters provided by the Borrower to the Administrative Agent on the Closing Date. All such amounts contributed will be included as cash or Loan Assets of the Borrower as provided hereunder.

ARTICLE II

THE FACILITY

Section 2.01         Advances.

(a)          Advances. On the terms and conditions hereinafter set forth, from time to time from the Closing Date until the end of the Revolving Period, the Borrower may request that the Lenders make Advances secured by the Collateral, in an aggregate amount up to the Availability as of such date, to the Borrower for the purpose of (x) purchasing Eligible Loan Assets or (y) depositing funds in the Unfunded Exposure Account in an amount up to the Unfunded Exposure Amount of the related Delayed Draw Loan Asset and/or Revolving Loan Asset; provided that, other than pursuant to Section 2.02(f), no Lender shall be obligated to make any Advance on or after the date that is two (2) Business Days prior to the earlier to occur of the Commitment Termination Date or the Facility Maturity Date. Notwithstanding anything to the contrary herein, no Lender shall be obligated to provide the Borrower (or to the Unfunded Exposure Account, if applicable) with aggregate funds in connection with an Advance that would exceed such Lender's unused Commitment then in effect.

(b)          Promissory Note. Upon the request of any Lender, the Borrower shall promptly execute and deliver to such Lender a promissory note of the Borrower (in form and substance satisfactory to the Administrative Agent in its sole discretion) evidencing the Advances of such Lender with appropriate insertions as to the date and principal amount.

Section 2.02         Procedure for Advances.

(a)          During the Revolving Period, the Lenders will make Advances on any Business Day at the request of the Borrower, subject to and in accordance with the terms and conditions of Section 2.01 and this Section 2.02 and subject to the provisions of Article III hereof.

(b)          For each Advance, the Borrower shall deliver an irrevocable written notice in the form of a Notice of Borrowing to the Administrative Agent and each Lender, with a copy to the Collateral Agent and the Collateral Custodian, no later than 2:00 p.m. at least one (1) Business Day before the Business Day on which the Advance is to be made; provided that, if such Notice of Borrowing is delivered later than 2:00 p.m. on such Business Day, such Notice of Borrowing shall be deemed to have been received on the following Business Day. Each Notice of Borrowing shall include a duly completed Borrowing Base Certificate (updated to the date such Advance is requested and giving pro forma effect to the Advance requested and the use of the proceeds thereof) and an updated Loan Asset Schedule, and shall specify:

(i)          the proposed aggregate amount of such Advance; provided that, the amount of such Advance must be at least equal to $1,000,000;

(ii)         the proposed date of such Advance;

(iii)        a representation that all conditions precedent for an Advance described in Article III hereof have been satisfied;

(iv)        the amount of cash that will be deposited into the Unfunded Exposure Account in connection with any Delayed Draw Loan Asset and any Revolving Loan Asset funded by such Advance, if applicable; and

(v)         whether such Advance should be remitted to the Principal Collection Subaccount or the Unfunded Exposure Account.

On the date of each Advance, upon satisfaction of the applicable conditions set forth in Article III, each Lender shall, in accordance with the Notice of Borrowing, either make available to the Borrower, in same day funds, (x) an amount equal to such Lender's Pro Rata Share of such Advance, for deposit by the Collateral Agent into the Principal Collection Subaccount or (y) an amount equal to such Lender's Pro Rata Share of such Advance, for deposit by the Collateral Agent into the Unfunded Exposure Account, as applicable; provided that, with respect to an Advance funded pursuant to Section 2.02(f), each Lender shall remit the Advance equal to such Lender's Pro Rata Share of the Unfunded Exposure Amount Shortfall in the same day funds to the Unfunded Exposure Account.

(c)          Each Advance shall bear interest at the applicable Yield Rate.

(d)          Subject to Section 2.16 and the other terms, conditions, provisions and limitations set forth herein (including, the payment of the Prepayment Premium, as applicable), on and after the Closing Date and prior to the end of the Revolving Period the Borrower may borrow, repay or prepay and reborrow Advances without any penalty, fee or premium.

(e)          The obligation of each Lender to remit its Pro Rata Share of any Advance shall be several from that of each other Lender and the failure of any Lender to so make such amount available to the Borrower shall not relieve any other Lender of its obligation hereunder

(f)          If, on the last day of the Revolving Period, the amount on deposit in the Unfunded Exposure Account is less than the Aggregate Unfunded Exposure Amount, the Borrower shall request an Advance in the amount of such shortfall (the "Unfunded Exposure Amount Shortfall"). Following receipt of a Notice of Borrowing (which shall specify the account details of the Unfunded Exposure Account where the funds will be made available), each Lender shall fund its Pro Rata Share of such Unfunded Exposure Amount Shortfall in accordance with Section 2.02(b).

Section 2.03         Determination of Yield. The Administrative Agent shall determine the Yield in respect of all Advances (including unpaid Yield related thereto, if any, due and payable on a prior Payment Date) to be paid by the Borrower on each Payment Date for the related Remittance Period and shall advise the Portfolio Manager (with notice to the Collateral Agent) thereof on or prior to the third (3rd) Business Day prior to such Payment Date.

Section 2.04         Remittance Procedures. The Portfolio Manager shall instruct the Collateral Agent by delivery of the Portfolio Management Report and, if the Portfolio Manager fails to do so, the Administrative Agent may instruct the Collateral Agent, to apply funds on deposit in the Controlled Accounts as described in this Section 2.04; provided that, at any time after delivery of a Notice of Exclusive Control, the Administrative Agent shall instruct the Collateral Agent to apply funds on deposit in the Controlled Accounts as described in this Section 2.04.

(a)          Interest Payments prior to an Event of Default. In the absence of a continuing Event of Default or prior to the occurrence of the Facility Maturity Date, on each Payment Date, the Collateral Agent shall (as directed pursuant to the first paragraph of this Section 2.04) transfer Interest Collections held by the Account Bank in the Collection Account to the following Persons in the following amounts, calculated as of the most recent Determination Date, and priority:

(i)          to the payment of Taxes, registration and filing fees then due and owing by the Borrower that are attributable solely to the operations of the Borrower; provided that the aggregate amounts payable under this clause (i) shall not exceed the Tax Expense Cap;

(ii)         to the payment of accrued and unpaid Administrative Expenses; provided that the aggregate amounts payable under this clause (ii) shall not exceed the Administrative Expense Cap;

(iii)        to the Portfolio Manager, in payment in full of all accrued and unpaid Portfolio Management Fees;

(iv)        pro rata, in accordance with the amounts due under this clause (iv), to each Lender, all Yield and any Unused Fee that are accrued and unpaid as of the last day of the related Remittance Period;

(v)         pro rata, to each Lender and the Administrative Agent, as applicable, all accrued and unpaid fees, expenses (including attorneys' fees, costs and expenses), Increased Costs and indemnity amounts payable by the Borrower to the Administrative Agent or any Lender under the Transaction Documents;

(vi)        to pay the Advances Outstanding to the extent necessary to eliminate any outstanding Borrowing Base Deficiency, on a pro forma basis after giving effect to all payments through this clause (vi);

(vii)       to pay the Advances Outstanding, together with any applicable Prepayment Premium not paid pursuant to Section 2.04(b)(iii), in connection with any complete refinancing or termination of this Agreement in accordance with Section 2.16(b), until paid in full;

(viii)      to the payment of any Administrative Expenses, to the extent not paid pursuant to clause (ii) above due to the limitation contained therein;

(ix)         to pay to the Portfolio Manager, all reasonable expenses incurred in connection with the performance of its duties under the Transaction Documents;

(x)          at the discretion of the Portfolio Manager, to fund the Unfunded Exposure Account in an amount up to the Aggregate Unfunded Exposure Amount;

(xi)         to make any Permitted Tax Distributions or Permitted Distributions at the direction of the Borrower; and

(xii)        so long as no Unmatured Event of Default has occurred and is continuing, to the Borrower, any remaining amounts as Interest Collections.

(b)          Principal Payments prior to an Event of Default. In the absence of a continuing Event of Default or prior to the occurrence of the Facility Maturity Date, on each Payment Date the Collateral Agent shall (as directed pursuant to the first paragraph of this Section 2.04) transfer Principal Collections held by the Account Bank in the Collection Account to the following Persons in the following amounts, calculated as of the most recent Determination Date, and priority:

(i)          to pay amounts due under Section 2.04(a)(i) through 2.04(a)(v), to the extent not paid thereunder;

(ii)         (A) during the Revolving Period, at the discretion of the Portfolio Manager, to fund the Unfunded Exposure Account in an amount up to the aggregate Unfunded Exposure Equity Amount; or (B) during the Amortization Period, to fund the Unfunded Exposure Account in an amount necessary to cause the amounts in the Unfunded Exposure Account to equal the Aggregate Unfunded Exposure Amount;

(iii)        (A) during the Revolving Period, to pay amounts due under Section 2.04(a)(vi) but only to the extent not paid in full thereunder and to the extent necessary to eliminate any outstanding Borrowing Base Deficiency, on a pro forma basis after giving effect to all payments through this clause (iii); or (B) during the Amortization Period, to repay the Advances Outstanding, and any accrued and unpaid Prepayment Premium, until paid in full;

(iv)        to the payment of any Administrative Expenses, to the extent not paid pursuant to clause (i);

(v)         to pay amounts due under Section 2.04(a)(ix) to the extent not paid thereunder; and

(vi)        so long as no Unmatured Event of Default has occurred and is continuing, to the Borrower any remaining amounts as Principal Collections.

(c)          Payment on and after the occurrence of an Event of Default. If (x) an Event of Default is continuing, (y) a Borrowing Base Deficiency exists and has not been remedied in accordance with Section 2.06 within the time period set forth therein or (z) in any case, after the declaration, or automatic occurrence, of the Facility Maturity Date, on each Business Day thereafter the Collateral Agent shall (as directed pursuant to the first paragraph of this Section 2.04) transfer collected funds held by the Account Bank in the Collection Account to the following Persons in the following amounts, calculated as of the prior Business Day, and priority:

(i)          to the payment of Taxes, registration and filing fees then due and owing by the Borrower that are attributable solely to the operations of the Borrower; provided that the aggregate amounts payable under this clause (a)(i) shall not exceed the Tax Expense Cap;

(ii)         to the payment of accrued and unpaid Administrative Expenses, without regard to the Administrative Expense Cap;

(iii)        to the Portfolio Manager, in payment in full of all accrued and unpaid Portfolio Management Fees;

(iv)        pro rata, in accordance with the amounts due under this clause (iv), to each Lender, all Yield and any Unused Fee that are accrued and unpaid as of the last day of the related Remittance Period;

(v)         pro rata, to each Lender and the Administrative Agent, as applicable, all accrued and unpaid fees, expenses (including attorneys' fees, costs and expenses), Increased Costs and indemnity amounts payable by the Borrower to the Administrative Agent or any Lender under the Transaction Documents;

(vi)        to pay the Advances Outstanding, and any applicable Prepayment Premium, until paid in full;

(vii)       to fund the Unfunded Exposure Account in an amount necessary to cause the amounts in the Unfunded Exposure Account to equal the Aggregate Unfunded Exposure Amount;

(viii)      [reserved];

(ix)         to the Portfolio Manager, in payment in full of all accrued and unpaid Supplemental Portfolio Management Fees to the extent not paid pursuant to clause (iii) above due to the limitation contained therein but only to the extent that the Portfolio Manager is not an Affiliate of the Borrower or the Transferor;

(x)          to the Portfolio Manager, all reasonable expenses incurred in connection with the performance of its duties under the Transaction Documents; and

(xi)         to the Borrower, any remaining amounts.

(d)          Unfunded Exposure Account. Funds on deposit in the Unfunded Exposure Account as of any date of determination may be withdrawn to fund draw requests of the relevant Obligors under any Delayed Draw Loan Asset or any Revolving Loan Asset; provided that, during the Amortization Period, all such draw requests shall be funded only from amounts on deposit in the Unfunded Exposure Account. Any such draw request made by an Obligor, along with wiring instructions for the applicable Obligor, shall be forwarded by the Borrower or the Portfolio Manager to the Collateral Agent (with a copy to the Administrative Agent) in the form of a Disbursement Request, and the Collateral Agent shall instruct the Account Bank to fund such draw request in accordance with the Disbursement Request. Notwithstanding anything to the contrary herein, any Principal Collections or Interest Collections paid to the Borrower shall be deposited promptly into the Unfunded Exposure Account to the extent required to cause the Unfunded Exposure Test to be satisfied. As of any date of determination, the Portfolio Manager (or, after delivery of a Notice of Exclusive Control, the Administrative Agent) may cause any amounts on deposit in the Unfunded Exposure Account that exceed the Aggregate Unfunded Exposure Amount or, during the Revolving Period, the Unfunded Exposure Equity Amount, in each case, to be deposited into the Principal Collection Subaccount as Principal Collections or Interest Collection Subaccount as Interest Collections, as directed by the Portfolio Manager. If, at any time, the Administrative Agent determines that at Delayed Draw Loan Asset or a Revolving Loan Asset is no longer an Eligible Loan Asset, the Portfolio Manager (on behalf of the Borrower) shall use commercially reasonable efforts to sell such Delayed Draw Loan Asset or such Revolving Loan Asset in accordance with Section 2.07 to minimize the related Unfunded Exposure Amount.

(e)          Insufficiency of Funds. The parties hereby agree that if the funds on deposit in the Collection Account are insufficient to pay any amounts due and payable on a Payment Date or otherwise, the Borrower shall nevertheless remain responsible for, and shall pay when due, all amounts payable under this Agreement and the other Transaction Documents in accordance with the terms of this Agreement and the other Transaction Documents. The parties further agree that amounts that may be distributed to the holders of any Equity Interest in the Borrower are fully subordinated and junior to the Obligations of the Borrower to the Secured Parties. In the event the Borrower is subject to a Bankruptcy Event, any claim that the Borrower or the holders of any Equity Interest in the Borrower may have with respect to the such distributions shall, notwithstanding anything to the contrary herein and notwithstanding any objection to, or rescission of, such filing, be fully subordinate in right of payment to the Obligations of the Borrower to the Secured Parties. The foregoing sentence and the provisions of Section 2.04 shall constitute a "subordination agreement" within the meaning of Section 510(a) of the Bankruptcy Code.

(f)          Repayment of Obligations. Notwithstanding anything to the contrary contained herein, the Borrower shall repay the Advances Outstanding, all accrued and unpaid Yield, Increased Costs, all accrued and unpaid costs and expenses of the Administrative Agent and Lenders and all other Obligations (other than unmatured contingent indemnification obligations) in full on the Facility Maturity Date.

Section 2.05         Instructions to the Collateral Agent and the Account Bank. All instructions and directions given to the Collateral Agent or the Account Bank by the Portfolio Manager, the Borrower or the Administrative Agent pursuant to Section 2.04 shall be in writing (including instructions and directions transmitted to the Collateral Agent or the Account Bank by or email), and such written instructions and directions shall be delivered with a written certification that such instructions and directions are in compliance with the provisions of Section 2.04. The Portfolio Manager and the Borrower shall immediately transmit to the Administrative Agent by email a copy of all instructions and directions given to the Collateral Agent or the Account Bank by such party pursuant to Section 2.04. The Administrative Agent shall promptly transmit to the Portfolio Manager and the Borrower by email a copy of all instructions and directions given to the Collateral Agent or the Account Bank by the Administrative Agent pursuant to Section 2.04. If the Administrative Agent disagrees with the computation of any amounts to be paid or deposited by the Borrower or the Portfolio Manager under Section 2.04 or otherwise pursuant to this Agreement, it shall so notify the Borrower, the Portfolio Manager and the Collateral Agent, as applicable, in writing and in reasonable detail to identify the specific disagreement. If such disagreement cannot be resolved within two (2) Business Days, the determination of the Administrative Agent as to such amounts shall be conclusive and binding on the parties hereto absent manifest error. In the event the Collateral Agent or the Account Bank receives instructions from the Portfolio Manager or the Borrower which conflict with any instructions received from the Administrative Agent, the Collateral Agent or the Account Bank, as applicable, shall rely on and follow the instructions given by (x) the Portfolio Manager or the Borrower, if no Event of Default or Unmatured Event of Default has occurred and is continuing, or (y) the Administrative Agent, if an Event of Default or Unmatured Event of Default has occurred and is continuing.

Section 2.06         Borrowing Base Deficiency Payments.

(a)          In addition to any other obligation of the Borrower to cure any Borrowing Base Deficiency pursuant to the terms of this Agreement, if, on any day prior to the Collection Date, any Borrowing Base Deficiency exists, then the Borrower shall, within two (2) Business Days (such date, the "Borrowing Base Deficiency Response Date") elect one or more (or any combination thereof) of the following actions in order to eliminate such Borrowing Base Deficiency: (i) deposit cash in Dollars into the Principal Collection Subaccount, (ii) repay Advances Outstanding, (iii) subject to the approval of the Administrative Agent, in its sole discretion, Grant additional Eligible Loan Assets (including, pursuant to a contribution to capital of the Borrower from any holder of Equity Interests in the Borrower); provided that such contribution of Eligible Loan Assets settles within ten (10) days after such contribution, (iv) enter into commitments to purchase additional Eligible Loan Assets to the extent acceptable to the Administrative Agent in its sole discretion; provided that the Borrower shall Grant such additional Eligible Loan Assets to the Collateral Agent not later ten (10) days after entering into such commitments and/or (v) enter into commitments to sell certain Eligible Loan Assets in accordance with Section 2.07; provided that (A) such Eligible Loan Assets shall not be sold for less than the Assigned Value therefor unless otherwise approved by the Administrative Agent, in its sole discretion and (B) such sale settles within ten (10) Business Days after the related trade date.

(b)          No later than 2:00 p.m. on a Borrowing Base Deficiency Response Date, the Borrower (or the Portfolio Manager on its behalf) shall deliver to the Administrative Agent (with a copy to the Collateral Agent and the Collateral Custodian) (i) notice that such date is a Borrowing Base Deficiency Response Date of the action being taken on such Borrowing Base Deficiency Response Date, together with a duly completed Borrowing Base Certificate as of such date and giving pro forma effect to all actions being taken on such date to cure the related Borrowing Base Deficiency, (ii) if the Borrower intends to sell an Eligible Loan Asset, a statement to such effect and a description of any Eligible Loan Asset and each Obligor of such Eligible Loan Asset to be sold and, if the Borrower intends to purchase an Eligible Loan Asset, the items required pursuant to Section 3.04 and (iii) to the Administrative Agent, if applicable, evidence satisfactory to the Administrative Agent in its sole discretion of the applicable purchase or sale. Any notice pertaining to any repayment pursuant to this Section 2.06(a) shall be irrevocable and the Borrower shall deposit cash in Dollars into the Principal Collection Subaccount by 5:00 p.m. on the related Borrowing Base Deficiency Response Date. Any notice pertaining to any purchase or sale pursuant to this Section 2.06 shall be irrevocable; provided that, if any purchase or sale of an Eligible Loan Asset fails to settle within the period specified in Section 2.06(a), the Borrower may deposit cash into the Principal Collection Subaccount in an amount necessary to cure the related Borrowing Base Deficiency by the earlier of (x) the date on which the Borrower has knowledge that such purchase or sale will not settle or (y) the last day of the period specified in Section 2.06(a) for such purchase or sale.

Section 2.07         Sale of Loan Assets; Affiliate Transactions.

(a)          Discretionary Sales. The Borrower shall be permitted to sell Loan Assets to Persons, including Affiliates of the Transferor, from time to time prior to the declaration or automatic occurrence of the Facility Maturity Date (such sale, a "Discretionary Sale"); provided that (i) the proceeds of such sale shall be deposited into the Collection Account to be disbursed in accordance with Section 2.04 hereof, (ii) any sale to an Affiliate of the Transferor meets the requirements set forth in Section 2.07(d) below, (iii) after giving effect to any such sale, no Borrowing Base Deficiency shall exist and (iv) no event has occurred, or would result from such sale, which constitutes an Event of Default and no event has occurred and is continuing, or would result from such sale, which constitutes an Unmatured Event of Default.

(b)          Warranty Breach Loan Asset. The Borrower shall transfer any Warranty Breach Loan Asset to the Transferor in accordance with the Contribution Agreement and cause any indemnification or sales proceeds in connection therewith (which proceeds shall be at least equal to the cash portion of the purchase price paid by the Borrower for such Warranty Breach Loan Asset) to be deposited directly into the Collection Account. The Borrower shall notify the Collateral Agent of any amount to be deposited into the Collection Account. Upon confirmation of the deposit of such indemnification or sales proceeds into the Collection Account, the Collateral Agent, for the benefit of the Secured Parties, shall automatically and without further action be deemed to release to the Borrower, without recourse, representation or warranty, all right, title and interest and any Lien of the Collateral Agent, for the benefit of the Secured Parties in, to and under the Warranty Breach Loan Asset and any Related Asset and all future monies due or to become due with respect thereto.

(c)          Conditions to Sales. Any sales effected pursuant to Section 2.07(a) shall be subject to the satisfaction of the following conditions (as certified in writing to the Administrative Agent and Collateral Agent by the Borrower):

(i)          the Borrower shall deliver a Borrowing Base Certificate (which gives effect to such sale on a pro forma basis) and an updated Loan Asset Schedule to the Administrative Agent in connection with such sale;

(ii)         the Borrower shall deliver a list of all Loan Assets to be sold;

(iii)        no selection procedures which are primarily intended to be adverse to the interests of the Administrative Agent or the Lenders were utilized by the Borrower in the selection of the Loan Assets to be sold, repurchased or substituted;

(iv)        the Borrower shall give one (1) Business Day's notice of such sale to the Administrative Agent and Collateral Agent;

(v)         the Borrower shall notify the Administrative Agent (with a copy to the Collateral Agent) of any amount to be deposited into the Collection Account in connection with any sale; and

(vi)        any repayment of Advances Outstanding in connection with any sale of Loan Assets hereunder shall comply with the requirements set forth in Section 2.16.

(d)          Affiliate Transactions. Notwithstanding anything to the contrary set forth herein or in any other Transaction Document, any sales of Loan Assets from the Borrower to an Affiliate of the Borrower shall be at arm's-length and subject to the further conditions that all such sales must be at a price for each Loan Asset at least equal to the Outstanding Balance of such Loan Asset multiplied by the respective Assigned Value or, in the event a Value Adjustment Event has occurred with respect to such Loan Asset, the "fair market value" of such Loan Asset. Each determination of "fair market value" pursuant to this Section 2.07(d) shall be made by the Portfolio Manager in accordance with the Standard of Care.

(e)          Limitations on Sales. The Outstanding Balance of all Loan Assets (other than Warranty Breach Loan Assets) sold to Affiliates of the Transferor pursuant to Section 2.07(a) whose Assigned Value was not reduced by the Administrative Agent after the applicable Cut-Off Date during the preceding period of 12 calendar months (or for the first 12 calendar months after the Closing Date, during the period commencing on the Closing Date), after giving effect to such sale, is not greater than 20% of the Total Borrower Capitalization as of the first day of such 12 calendar month period (or as of the Closing Date, as the case may be). The Outstanding Balance of all Defaulted Loans (other than Warranty Breach Loan Assets) sold pursuant to Section 2.07(a) to the Transferor or an Affiliate during the preceding period of 12 calendar months (or for the first 12 calendar months after the Closing Date, during the period commencing on the Closing Date), after giving effect to such sale, is not greater than 20% of the Total Borrower Capitalization as of the first day of such 12 calendar month period (or as of the Closing Date, as the case may be). Notwithstanding the foregoing, the Borrower shall be permitted to sell any Defaulted Loan, Margin Stock or Equity Security to Persons pursuant to Section 2.07(a) at any time; provided that, during the continuance of an Event of Default, the prior written consent of the Administrative Agent shall be required for any such sale.

Section 2.08         Payments and Computations, Etc.

(a)          All amounts to be paid or deposited by the Borrower or the Portfolio Manager hereunder shall be paid or deposited in accordance with the terms hereof no later than 1:00 p.m. on the day when due in Dollars in immediately available funds to the Collection Account or such other account as is designated by the Administrative Agent. The deposit of sufficient amounts in the Collection Account by such time shall constitute timely payment by the Borrower notwithstanding any subsequent failure by the Collateral Agent to disburse such amounts when due. Any Obligation hereunder shall not be reduced by any distribution of any portion of Available Collections if at any time such distribution is rescinded or required to be returned by any Lender to the Borrower or any other Person for any reason. All computations of interest and all computations with respect to the Yield and the Yield Rate shall be computed on the basis of a year of three hundred and sixty (360) days and the actual number of days elapsed. Each Advance shall accrue interest at the Yield Rate for each day beginning on, and including, the Advance Date with respect to such Advance and ending on, but excluding, the date such Advance is repaid in full.

(b)          Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of Yield or any fee payable hereunder, as the case may be. To the extent that Available Collections are insufficient on any Payment Date to satisfy the full amount of any Increased Costs pursuant to Section 2.04(a)(v) and Section 2.04(b)(i), such unpaid amounts shall remain due and owing and shall be payable on the next succeeding Payment Date until repaid in full.

Section 2.09         Unused Fee. The Borrower shall pay, in accordance with Section 2.04, pro rata to each Lender, an unused fee (the "Unused Fee") payable in arrears for each Remittance Period, equal to the sum of the products for each day during such Remittance Period of (a) one divided by three hundred and sixty (360), (b) the applicable Unused Fee Rate and (c) the Facility Amount minus the greater of (i) the Advances Outstanding on such date and (ii) the Minimum Utilization.

Section 2.10         Increased Costs; Capital Adequacy.

(a)          If any Change in Law shall increase the cost to or impose a cost upon any Affected Party of funding or making or maintaining any Advance or of maintaining its obligation to make any such Advance or otherwise performing its obligations under the Transaction Documents or to increase the cost to such Affected Party or to reduce the amount of any sum received or receivable by such Affected Party, whether of principal, interest or otherwise or to require any payment calculated by reference to the amount of interest or loans received or held by such Affected Party, then the Borrower will pay to such Affected Party such additional amount or amounts as will compensate such Affected Party for such additional costs incurred or reduction suffered.

(b)          If any Affected Party determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Affected Party's capital or on the capital of Affected Party's holding company, if any, as a consequence of this Agreement or the Advances made by such Affected Party to a level below that which such Affected Party or Affected Party's holding company could have achieved but for such Change in Law (taking into consideration such Affected Party's policies and the policies of such Affected Party's holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Affected Party such additional amount or amounts as will compensate such Affected Party or Affected Party's holding company for any such reduction suffered.

(c)          A certificate of an Affected Party providing an explanation of the applicable Change in Law and setting forth the amount or amounts necessary to compensate such Affected Party or its holding company, as the case may be, as specified in clause (a) or (b) of this Section 2.10 shall be delivered to the Borrower and shall be conclusive absent manifest error. In determining any amount provided for in this Section 2.10, the Affected Party may use any reasonable averaging and attribution methods. The Borrower shall pay such Affected Party the amount shown as due on any such certificate on the Payment Date following receipt thereof.

(d)          Failure or delay on the part of any Affected Party to demand compensation pursuant to this Section 2.10 shall not constitute a waiver of any Affected Party's right to demand such compensation; provided that the Borrower shall not be required to compensate any Affected Party pursuant to this Section 2.10 for any increased costs or reductions incurred more than one hundred and twenty (120) days prior to the date that such Affected Party notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Affected Party's intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one hundred and twenty (120)-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)          In the event that any Affected Party shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Affected Party to make any purchase or loan or maintain any purchase or loan) as a result of any Advance not being made in accordance with a request therefor under Section 2.02, then, on the Payment Date following written notice from such Affected Party to the Borrower, the Borrower shall pay to such Affected Party, the amount of such loss or expense. Such written notice (which shall include calculations in reasonable detail) shall, in the absence of manifest error, be conclusive and binding upon the Borrower.

Section 2.11          Taxes.

(a)          Any and all payments made by the Borrower will be made free and clear of and without deduction or withholding for or on account of any Taxes. If any Taxes are required by Applicable Law to be withheld from any amounts payable to any Recipient, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the amount payable by the Borrower to such Person will be increased as necessary (the amount of such increase, the "Additional Amount") such that every net payment made under this Agreement after withholding or deduction for or on account of any Taxes (including, such deductions and withholdings applicable to additional sums payable under this Section) is not less than the amount that would have been paid had no such deduction or withholding been made.

(b)          The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent or a Lender timely reimburse it for the payment of, any Other Taxes.

(c)          The Borrower will indemnify, from funds available to it pursuant to Section 2.04 each Recipient for the full amount of Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.11) payable or paid by such Person or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. All payments in respect of this indemnification shall be made within ten (10) days from the date a written demand therefor is delivered to the Borrower. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)          Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), and (ii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Transaction Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Transaction Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.11(d).

(e)          As soon as practicable after the date of any payment by the Borrower of any Taxes, the Borrower will furnish to the Administrative Agent at the applicable address set forth on this Agreement, appropriate evidence of payment thereof.

(f)          Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.11(f)(i), (ii) and (iii)) shall not be required if in the Lender's reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(i)          If any Lender is not a United States Tax Person, such Lender shall deliver to the Borrower, to the extent legally entitled to do so, with a copy to the Administrative Agent, (x) on or prior to the date such Lender becomes a party to the Agreement (and from time to time thereafter upon reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

a.           in the case of a Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Transaction Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "interest" article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "business profits" or "other income" article of such tax treaty;

b.           executed copies of IRS Form W-8ECI;

c.           in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit K-1 to the effect that such Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, a "10 percent shareholder" of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code (a "U.S. Tax Compliance Certificate") and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or

d.           to the extent a Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-2 or Exhibit K-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Lender is a partnership and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, such Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-4 on behalf of each such direct and indirect partner;

(ii)         If a Lender is a United States Tax Person, such Lender shall deliver to the Borrower, with a copy to the Administrative Agent, on or prior to the date such Lender becomes a party to this Agreement (and from time to time thereafter upon reasonable request of the Borrower or the Administrative Agent), two (or such other number as may from time to time by prescribed by Applicable Law) duly completed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.

(iii)        If a payment made to a Lender under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iii), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.

(iv)        If any Lender is not a United States Tax Person, such Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(v)         Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 2.11(f) expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)          Unless required by Applicable Law, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender, as the case may be. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified or paid Additional Amounts pursuant to this Section 2.11, it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made or Additional Amounts paid under this Section 2.11 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.11(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.11(g), in no event will the indemnified party by required to pay any amount to any indemnifying party pursuant to this Section 2.11(g) the payment of which would place the indemnified party in a less favorable net after-Tax position that the indemnified party would have been in if the indemnification payments or Additional Amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)          Each party's obligations under this Section 2.11 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Transaction Document.

(i)          If at any time the Borrower shall be liable for the payment of any Additional Amounts in accordance with this Section 2.11, then the Borrower shall have the option to terminate this Agreement (in accordance with the provisions of Section 2.16(b)); provided that such option to terminate shall in no event relieve the Borrower of paying any amounts owing pursuant to this Section 2.11 in accordance with the terms hereof.

Section 2.12         Grant of a Security Interest; Collateral Assignment of Agreements.

(a)          To secure the prompt, complete and indefeasible payment in full when due, whether by lapse of time, acceleration or otherwise, of the Obligations and the performance by the Borrower of all of the covenants and obligations to be performed by it pursuant to this Agreement and each other Transaction Document, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent (collectively, the "Secured Obligations"), the Borrower hereby (i) collaterally assigns and pledges to the Collateral Agent, on behalf of the Secured Parties and (ii) Grants a security interest to the Collateral Agent, on behalf of the Secured Parties, in all of the Borrower's right, title and interest in, to and under (but none of the obligations under) all of the Collateral, whether now existing or hereafter arising or acquired by the Borrower, and wherever the same may be located. For the avoidance of doubt, the Collateral shall not include any Excluded Amounts, and the Borrower does not hereby assign, pledge or Grant a security interest in any such amounts. Anything herein to the contrary notwithstanding, (x) the Borrower shall remain liable under the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (y) the exercise by the Collateral Agent, for the benefit of the Secured Parties, of any of its rights in the Collateral shall not release the Borrower from any of its duties or obligations under the Collateral, and (z) none of the Administrative Agent, the Collateral Agent, any Lender nor any Secured Party shall have any obligations or liability under the Collateral by reason of this Agreement, nor shall the Administrative Agent, the Collateral Agent, any Lender nor any Secured Party be obligated to perform any of the obligations or duties of the Borrower thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

The foregoing Grant shall, for the purpose of determining the property subject to the Lien of this Agreement, be deemed to include any securities and any investments Granted to the Collateral Agent by or on behalf of the Borrower, whether or not such securities or investments satisfy the criteria set forth in the definitions of "Eligible Loan Asset" or "Permitted Investments," as the case may be.

(b)          In furtherance and not in limitation of the foregoing, the Borrower hereby collaterally assigns to the Collateral Agent, for the benefit of the Secured Parties, its right to indemnification under the Contribution Agreement. The Borrower confirms that following the occurrence of an Event of Default and the declaration of the Facility Maturity Date pursuant to Section 6.01 or automatic occurrence thereof and until the Collection Date the Collateral Agent (at the direction of the Administrative Agent) on behalf of the Secured Parties shall have the sole right to enforce the Borrower's rights and remedies under the Contribution Agreement and any UCC financing statements filed under or in connection therewith for the benefit of the Secured Parties.

The parties hereto agree that such collateral assignment to the Collateral Agent, for the benefit of the Secured Parties, shall terminate upon the Collection Date.

Section 2.13         Evidence of Debt. The Administrative Agent shall maintain, solely for this purpose as a non-fiduciary agent of the Borrower, at its address referred to in Section 11.02 a copy of each assignment and acceptance agreement and participation agreement delivered to and accepted by it and a register for the recordation of the names and addresses and interests of the Lenders (including principal amounts and stated interest on the Advances) (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and each Lender shall treat each person whose name is recorded in the Register as a Lender under this Agreement for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time during business hours and from time to time upon reasonable prior notice. No Advance hereunder shall be assigned or sold, in whole or in part without registering such assignment or sale on the Register.

Section 2.14         Release of Loan Assets. The Borrower may obtain the release of (a) any Loan Asset (and the Related Asset) sold or substituted in accordance with the applicable provisions of Section 2.07 (which release shall be automatic and deemed given upon compliance with the provisions of Section 2.07), (b) any Loan Asset (and the Related Asset) with respect to which all amounts have been paid in full by the related Obligor and deposited in the Collection Account and (c) the entire Collateral following the Collection Date. The Collateral Agent, for the benefit of the Secured Parties, shall, at the sole expense of the Portfolio Manager and the Borrower and at the direction of the Administrative Agent, execute such documents and instruments of release as may be prepared by the Portfolio Manager on behalf of the Borrower, give notice of such release to the Collateral Custodian (in the form of Exhibit G) (unless the Collateral Custodian and Collateral Agent are the same Person) and take other such actions as shall reasonably be requested by the Borrower to effect such release of the Lien created pursuant to this Agreement. Upon receiving such notification by the Collateral Agent as described in the immediately preceding sentence, if applicable, the Collateral Custodian shall deliver the Required Loan Documents to the Borrower.

Section 2.15         Treatment of Amounts Received by the Borrower. Amounts received by the Borrower pursuant to Section 2.07 on account of Loan Assets shall be treated as payments of Principal Collections or Interest Collections, as applicable, on Loan Assets hereunder.

Section 2.16         Prepayment; Termination; Reduction; Increase of the Facility Amount; Early Amortization Election.

(a)          Except as expressly permitted or required herein (including, any repayment necessary to cure a Borrowing Base Deficiency, which is governed by Section 2.06), Advances Outstanding may only be prepaid in whole or in part at the option of the Borrower at any time by delivering a Notice of Reduction to the Administrative Agent and the Collateral Agent at least one (1) Business Day, or in the case of any prepayment in whole, at least three (3) Business Days, prior to such prepayment. Upon any prepayment, the Borrower shall also pay in full all accrued and unpaid Yield, Increased Costs and all documented accrued and unpaid costs and expenses of the Administrative Agent and Lenders related to such prepayment; provided that no reduction in Advances Outstanding shall be given effect unless sufficient funds have been remitted to pay all such amounts in full, as determined by the Administrative Agent, in its sole discretion. The Administrative Agent shall apply amounts received from the Borrower pursuant to this Section 2.16(a) to the pro rata reduction of the Advances Outstanding. Any notice relating to any repayment pursuant to this Section 2.16(a) shall be irrevocable.

(b)          The Borrower may, at its option and upon three (3) Business Days' prior written notice of such termination or permanent reduction in the form of Exhibit F to the Administrative Agent and the Collateral Agent, either (i) terminate this Agreement and the other Transaction Documents upon payment in full of all Advances Outstanding, all accrued and unpaid Yield and Fees, Increased Costs, all documented accrued and unpaid costs and expenses of the Administrative Agent and Lenders, (if applicable) payment of the Prepayment Premium pro rata to each Lender and payment of all other Obligations (other than unmatured contingent indemnification obligations), or (ii) permanently reduce in part the Facility Amount upon payment in full, all accrued and unpaid Yield and Unused Fees (pro rata with respect to the portion of the Facility Amount so reduced), Increased Costs, all accrued and unpaid costs and expenses of the Administrative Agent and Lenders and (if applicable) the Prepayment Premium pro rata to each Lender. Any Termination/Reduction Notice relating to any reduction or termination pursuant to this Section 2.16(b) shall be irrevocable. The Commitment of each Lender shall be reduced by an amount equal to its Pro Rata Share (prior to giving effect to any reduction of Commitments hereunder) of the aggregate amount of any reduction under this Section 2.16(b).

(c)          The Borrower hereby acknowledges and agrees that the Prepayment Premium (when and if due) constitutes additional consideration for the Lenders to enter into this Agreement. No Prepayment Premium shall be due hereunder except in connection with an optional termination or permanent reduction of the Facility Amount (in whole or in part) pursuant to Section 2.16(b) prior to the three (3) year anniversary of the Closing Date; provided that no Prepayment Premium shall be payable in connection with any optional termination and permanent reduction of the Facility Amount (in whole or in part) at any time while any amounts are being charged to the Borrower pursuant to Section 2.10 or following a default by any Lender of its obligation to make Advances hereunder to the extent such default has not been cured by such Lender or waived by the Borrower in writing.

(d)          The Borrower may elect to terminate the Revolving Period and begin the Amortization Period (such election, the "Early Amortization Election") in the event that the Administrative Agent (i) rejects in its sole discretion Loan Assets that otherwise satisfy the Eligibility Criteria (without giving effect to the first proviso set forth in the lead-in paragraph to Schedule II) or (ii) approves an Advance Rate for an Eligible Loan Asset that is less than the Advance Rate as set forth in the Advance Rate Matrix for such loan type (unless the Borrower in its sole discretion agrees to such lower Advance Rate), in either case, more than five (5) times in any trailing twelve (12) month period; provided, that, in the case of clause (i) above, each such Loan Asset was owned by the Transferor or an agreement to acquire such Loan Asset had been negotiated by the Borrower and which will be entered into immediately after approval from the Administrative Agent, in each case, at the time the related approval requested was submitted to the Administrative Agent and the Borrower has provided satisfactory evidence to the Administrative Agent of such ownership or trade. For the avoidance of doubt, after an Early Amortization Election, the Borrower may no longer request or obtain any Advances and the Facility Amount will be reduced to an amount equal to the Advances Outstanding on the date on which the Borrower notifies the Administrative Agent of such Early Amortization Election.

Section 2.17         Collections and Allocations.

(a)          The Collateral Agent shall promptly identify all Available Collections received in the Collection Account as being on account of Interest Collections or Principal Collections (as designated by the Portfolio Manager) and shall segregate all Interest Collections and Principal Collections and transfer the same to the Interest Collection Subaccount and the Principal Collection Subaccount, respectively. If the Portfolio Manager receives any collections directly, the Borrower shall cause the Portfolio Manager to transfer, or cause to be transferred, any such collections received directly by it (if any) to the Collection Account by the close of business within two (2) Business Days after such Collections are received; provided that the Portfolio Manager shall identify to the Collateral Agent any collections received directly by the Portfolio Manager as being on account of Interest Collections or Principal Collections. The Collateral Agent shall further provide to the Portfolio Manager a statement as to the amount of Interest Collections and Principal Collections on deposit in the Interest Collection Subaccount and the Principal Collection Subaccount as of the close of business on the preceding Business Day no later than the close of business on each Business Day on which Collections are received. It is understood and agreed that the Portfolio Manager shall remain liable for the proper allocation of the aforementioned Collections into the appropriate accounts.

(b)          On the date on which any Eligible Loan Asset is acquired by the Borrower, the Portfolio Manager will deposit or will cause the Borrower to deposit into the Collection Account all Available Collections received (if any) in respect of such Eligible Loan Asset on such date.

(c)          With the prior written consent of the Administrative Agent (a copy of which will be provided by the Portfolio Manager to the Collateral Agent), the Borrower may withdraw from the Collection Account any deposits thereto constituting Excluded Amounts if the Borrower (or the Portfolio Manager on behalf of the Borrower) has, prior to such withdrawal and consent, delivered to the Administrative Agent a report setting forth the calculation of such Excluded Amounts in form and substance satisfactory to the Administrative Agent and the Collateral Agent in their sole discretion.

(d)          Prior to the delivery of a Notice of Exclusive Control, the Portfolio Manager shall, pursuant to written instruction (which may be in the form of standing instructions), direct the Collateral Agent to invest, or cause the investment of, funds on deposit in the Controlled Accounts in Permitted Investments, from the date of this Agreement until the Collection Date. Absent any such written instruction, such funds shall be invested in the Standby Investment. A Permitted Investment acquired with funds deposited in any Controlled Account shall mature not later than the Business Day immediately preceding any Payment Date, and shall not be sold or disposed of prior to its maturity. All such Permitted Investments shall be registered in the name of the Account Bank or its nominee for the benefit of the Collateral Agent. All income and gain realized from any such investment, as well as any interest earned on deposits in any Controlled Account shall be distributed in accordance with the provisions of Article II hereof. The Borrower shall deposit in the Collection Account or the Unfunded Exposure Account, as the case may be (with respect to investments made hereunder of funds held therein), an amount equal to the amount of any actual loss incurred, in respect of any such investment, immediately upon realization of such loss. None of the Account Bank, the Collateral Agent, the Collateral Custodian, the Administrative Agent or any Lender shall be liable for the amount of any loss incurred, in respect of any investment, or lack of investment, of funds held in any Controlled Account. The parties hereto acknowledge that the Collateral Agent, the Administrative Agent, a Lender or any of their respective Affiliates may receive compensation with respect to the Permitted Investments.

(e)          Until the Collection Date, neither the Borrower (nor the Portfolio Manager on behalf of the Borrower) shall have any rights of direction or withdrawal, with respect to amounts held in any Controlled Account, except to the extent explicitly set forth in Section 2.04, Section 17(c), Section 2.18 or Section 5.02(j).

Section 2.18         Reinvestment of Principal Collections.

On the terms and conditions hereinafter set forth in this Section 2.18 as certified in writing to the Collateral Agent and the Administrative Agent, prior to the end of the Revolving Period, the Borrower (or the Portfolio Manager on behalf of the Borrower) may, to the extent of any Principal Collections on deposit in the Principal Collection Subaccount:

(a)          direct the Collateral Agent to withdraw such funds for the purpose of reinvesting in additional Eligible Loan Assets to be Granted hereunder; provided that all conditions precedent set forth in Section 3.04 have been satisfied and delivery of a Disbursement Request executed by the Borrower and a Responsible Officer of the Portfolio Manager; or

(b)          direct the Collateral Agent to withdraw such funds for the purpose of making payments in respect of the Advances Outstanding at such time in accordance with and subject to the terms of Section 2.16.

Upon the satisfaction of the applicable conditions set forth in this Section 2.18 (as certified by the Borrower to the Collateral Agent and the Administrative Agent, on which certification the Collateral Agent may conclusively rely), the Collateral Agent shall release funds from the Principal Collection Subaccount as directed by the Borrower (or the Portfolio Manager on behalf of the Borrower) in an amount not to exceed the lesser of (x) the amount requested by the Portfolio Manager for reinvestment or repayment and (y) the amount on deposit in the Principal Collection Subaccount on such day.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.01         Conditions Precedent to Effectiveness.

(a)          This Agreement shall be effective upon satisfaction of the conditions precedent that:

(i)          in the judgment of the Administrative Agent, there has not been (x) any change in Applicable Law which adversely affects any Lender's or the Administrative Agent's ability to enter into the transactions contemplated by the Transaction Documents or (y) any Material Adverse Effect or material disruption in the financial, banking or commercial loan or capital markets generally;

(ii)         any and all information submitted to each Lender and the Administrative Agent by the Borrower, the Transferor or the Portfolio Manager or any of their Affiliates is true, accurate and complete in all material respects;

(iii)        each Lender shall have received all documentation and other information requested by such Lender in its sole discretion and/or required by regulatory authorities with respect to the Borrower, the Transferor and the Portfolio Manager under applicable "know your customer" and Anti-Money Laundering Laws, including, the Patriot Act, all in form and substance satisfactory to each Lender;

(iv)        the Administrative Agent shall have received on or before the date of such effectiveness the items listed in Schedule I hereto, each in form and substance reasonably satisfactory to the Administrative Agent and each Lender;

(v)         the results of the Administrative Agent's financial, legal, tax and accounting due diligence relating to the Transferor, the Borrower, the Portfolio Manager, the Eligible Loan Assets and the transactions contemplated hereunder are satisfactory to the Administrative Agent;

(vi)        the Borrower shall have paid in full all fees then invoiced and required to be paid, including all fees required hereunder and under the applicable Lender Fee Letters and the Collateral Agent and Collateral Custodian Fee Letter and shall have reimbursed the Lenders, the Administrative Agent, the Collateral Custodian, the Account Bank and the Collateral Agent for all reasonable and invoiced fees, costs and expenses of closing the transactions contemplated hereunder and under the other Transaction Documents, including the reasonable and invoiced attorney fees and any other legal and document preparation costs incurred by the Lenders and the Administrative Agent; and

(vii)       evidence satisfactory to the Administrative Agent of compliance with the Financial Covenant Test.

(b)          By its execution and delivery of this Agreement, the Borrower hereby certifies that each of the conditions precedent to the effectiveness of this Agreement set forth in this Section 3.01 (other than such conditions precedent subject to the judgment or satisfaction of the Administrative Agent or any Lender) have been satisfied.

Section 3.02         Conditions Precedent to All Advances. Each Advance to the Borrower from the Lenders shall be subject to the further conditions precedent that:

(a)          On the Advance Date of such Advance, the following statements shall be true and correct, and the Borrower by accepting any amount of such Advance shall be deemed to have certified that:

(i)          the Portfolio Manager (on behalf of the Borrower) shall have delivered to the Administrative Agent and each Lender (with a copy to the Collateral Custodian and the Collateral Agent), no later than 2:00 p.m. on the date that is one (1) Business Day prior to the related Advance Date: (A) a Notice of Borrowing and an Officer's Certificate (which may be included as part of the Notice of Borrowing) computed as of the proposed Advance Date and after giving effect thereto and to the purchase by the Borrower of the Eligible Loan Assets to be purchased by it on such Advance Date, demonstrating that the Investment Criteria are satisfied on the date on which the Borrower (or the Portfolio Manager on its behalf) commits to purchase such Eligible Loan Asset (and after giving effect to such commitment), (B) a Borrowing Base Certificate, (C) a Loan Asset Schedule, (D) an Approval Notice (for any such Loan Asset added to the Collateral on the related Advance Date) and (E) an executed copy of each assignment and assumption agreement, transfer document or instrument (including any Assignment Agreement) relating to each Eligible Loan Asset to be Granted evidencing the assignment of such Eligible Loan Asset from any prior third party owner thereof directly to the Borrower (other than in the case of any Loan Asset acquired by the Borrower at origination);

(ii)         the Borrower shall have delivered to the Collateral Custodian (with a copy to the Administrative Agent), no later than 2:00 p.m. one (1) Business Day prior to the related Advance Date, an emailed copy of the duly executed original promissory notes of the Eligible Loan Assets (or, in the case of any Noteless Loan, a fully executed assignment agreement); provided that, notwithstanding the foregoing, the Borrower shall cause the Loan Asset Checklist and the Required Loan Documents to be in the possession of the Collateral Custodian not later than the date on which the Borrower acquires any Eligible Loan Assets;

(iii)        the representations and warranties contained in Sections 4.01 and 4.02 are true and correct (a) if not qualified as to materiality or Material Adverse Effect, in all material respects and (b) if qualified as to materiality or Material Adverse Effect, in all respects, on and as of such day as though made on and as of such date (other than any representation and warranty that is made as of a specific date);

(iv)        no Event of Default has occurred, or would result from such Advance, and no Unmatured Event of Default or Borrowing Base Deficiency exists or would result from such Advance;

(v)         since the later of the Closing Date or the date of the last financial statements (or the last day of the period covered by such financial statements) delivered pursuant to Section 5.04, there has been no material adverse change in the ability of the Transferor to perform its obligations under any Transaction Document, including, without limitation, the ability of the Transferor to satisfy its obligation under Article VI of the Contribution Agreement;

(vi)        all terms and conditions of the Contribution Agreement required to be satisfied in connection with the assignment of each Eligible Loan Asset being Granted hereunder on such Advance Date (and the Related Asset related thereto), including, the perfection of the Borrower's interests therein, shall have been satisfied in full, and all filings (including, UCC filings) required to be made by any Person and all actions required to be taken or performed by any Person in any jurisdiction to give the Collateral Agent, for the benefit of the Secured Parties, a first priority perfected security interest (subject only to Permitted Liens) in the Collateral, including such Eligible Loan Assets and the Related Asset and the proceeds thereof shall have been made, taken or performed; and

(vii)       the Loan Asset to be acquired with the proceeds of such Advance is an Eligible Loan Asset as of the date of funding.

(b)          The Borrower shall have provided a request for an Approval Notice for each Loan Asset intended to be included in the Collateral in connection with the applicable Advance Date (and such information in respect of each such Loan Asset that is requested by the Administrative Agent) no later than 10:00 a.m. on the date that is no fewer than two (2) Business Days prior to the applicable Advance Date. The Administrative Agent shall have provided an Approval Notice to the Borrower for each of the Eligible Loan Assets identified in the applicable Loan Asset Schedule for inclusion in the Collateral on the applicable Advance Date.

(c)          No Applicable Law shall prohibit, and no order, judgment or decree of any federal, state or local court or governmental body, agency or instrumentality shall prohibit or enjoin, the making of such Advances by any Lender or the proposed Grant of Eligible Loan Assets in accordance with the provisions hereof.

(d)          The proposed Advance Date shall take place during the Revolving Period.

(e)          The Borrower shall have paid in full all fees then required to be paid subject to the terms of this Agreement (including Section 2.04), including all fees required hereunder and under the applicable Lender Fee Letters and the Collateral Agent and Collateral Custodian Fee Letter.

The failure to satisfy any of the foregoing conditions precedent in respect of any Advance shall give rise to a right of the Administrative Agent and the Lenders to rescind the related Advance and direct the Borrower to pay to the Administrative Agent for the benefit of the Lenders an amount equal to the Advances made during any such time that any of the foregoing conditions precedent were not satisfied.

Section 3.03         Advances Do Not Constitute a Waiver. No Advance made hereunder shall constitute a waiver of any condition to any Lender's obligation to make such an advance unless such waiver is in writing and executed by such Lender.

Section 3.04         Conditions to Acquisition of Loan Assets. Each Grant of an additional Eligible Loan Asset pursuant to Section 2.06 or an additional Eligible Loan Asset pursuant to Section 2.18 shall be subject to the further conditions precedent that (as certified to the Collateral Agent by the Borrower):

(a)          the Portfolio Manager (on behalf of the Borrower) shall have delivered to the Administrative Agent and each Lender (with a copy to the Collateral Custodian and the Collateral Agent) no later than 5:00 p.m. on the date that is one (1) Business Day prior to the related date on which such Loan Asset is added to the Collateral: (i) a Borrowing Base Certificate, (ii) a Loan Asset Schedule, (iii) an Approval Notice, and (iv) an executed copy of each assignment and assumption agreement, transfer document or instrument (including any Assignment Agreement) relating to each Loan Asset to be pledged evidencing the assignment of such Loan Asset from any prior third party owner thereof directly to the Borrower (other than in the case of any Loan Asset acquired by the Borrower at origination);

(b)          the Borrower shall have delivered to the Collateral Custodian (with a copy to the Administrative Agent), no later than 2:00 p.m. one (1) Business Day prior to the date on which the Borrower acquires an Eligible Loan Asset, an emailed copy of the duly executed original promissory notes of the Eligible Loan Assets (and, in the case of any Noteless Loan, a fully executed assignment agreement); provided that, notwithstanding the foregoing, the Borrower shall cause the Loan Asset Checklist and the Required Loan Documents to be in the possession of the Collateral Custodian not later than the date on which the Borrower acquires an Eligible Loan Asset;

(c)          with respect to Eligible Loan Assets purchased with Advances and available Principal Collections, the Investment Criteria are satisfied on the related Cut-Off Date;

(d)          no Liens exist in respect of Taxes (other than Permitted Liens) which are prior to the lien of the Collateral Agent on the Eligible Loan Assets to be Granted;

(e)          all terms and conditions of the Contribution Agreement required to be satisfied in connection with the assignment of each Eligible Loan Asset being Granted hereunder (and the Related Asset), including, the perfection of the Borrower's interests therein, shall have been satisfied in full, and all filings (including, UCC filings) required to be made by any Person and all actions required to be taken or performed by any Person in any jurisdiction to give the Collateral Agent, for the benefit of the Secured Parties, a first priority perfected security interest (subject only to Permitted Liens) in such Eligible Loan Assets and the Related Asset and the proceeds thereof shall have been made, taken or performed;

(f)          no Event of Default has occurred, or would result from such Grant, and no Unmatured Event of Default exists, or would result from such Grant (other than, with respect to any Grant of an Eligible Loan Asset necessary to cure a Borrowing Base Deficiency in accordance with Section 2.06, an Unmatured Event of Default arising solely pursuant to such Borrowing Base Deficiency); and

(g)          the representations and warranties contained in Sections 4.01 and 4.02 are true and correct (a) if not qualified as to materiality or Material Adverse Effect, in all material respects and (b) if qualified as to materiality or Material Adverse Effect, in all respects, on and as of such day as though made on and as of such date (other than any representation and warranty that is made as of a specific date), and there exists no breach of any covenant contained in Sections 5.01, 5.02, and 5.03 before and after giving effect to the Grant of such Eligible Loan Asset.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01         Representations and Warranties of the Borrower. The Borrower hereby represents and warrants, as of the date hereof and as of each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made (unless a specific date is specified below):

(a)          Organization, Good Standing and Due Qualification. The Borrower is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware and has the power and all licenses necessary to own its assets and to transact the business in which it is engaged and is duly qualified and in good standing under the laws of each jurisdiction where the transaction of such business or its ownership of the Loan Assets and the Collateral requires such qualification.

(b)          Power and Authority; Due Authorization; Execution and Delivery. The Borrower has the power, authority and legal right to make, deliver and perform this Agreement and each of the Transaction Documents to which it is a party and all of the transactions contemplated hereby and thereby, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and each of the Transaction Documents to which it is a party, and to grant to the Collateral Agent, for the benefit of the Secured Parties, a first priority perfected security interest in the Collateral on the terms and conditions of this Agreement, subject only to Permitted Liens.

(c)          Binding Obligation. This Agreement and each of the Transaction Documents to which the Borrower is a party constitutes the legal, valid and binding obligation of the Borrower, enforceable against it in accordance with their respective terms, except as the enforceability hereof and thereof may be limited by Bankruptcy Laws and by general principles of equity (whether such enforceability is considered in a proceeding in equity or at law).

(d)          All Consents Required. No consent of any other party and no consent, license, approval or authorization of, or registration or declaration with, any Governmental Authority, bureau or agency is required in connection with the execution, delivery or performance by the Borrower of this Agreement or any Transaction Document to which it is a party or the validity or enforceability of this Agreement or any such Transaction Document or the Loan Assets or the transfer of an ownership interest or security interest in such Loan Assets, other than such as have been met or obtained and are in full force and effect except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(e)          No Violation. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and all other agreements and instruments executed and delivered or to be executed and delivered pursuant hereto or thereto in connection with the Grant of the Collateral will not (i) create any Lien on the Collateral other than Permitted Liens or (ii) violate the Constituent Documents of the Borrower or (iii) violate in any material way (x) Applicable Law or (y) any contract or other agreement to which the Borrower is a party or by which the Borrower or any property or assets of the Borrower may be bound.

(f)           No Adverse Proceedings. The Borrower is not subject to any Adverse Proceeding.

(g)          Selection Procedures. In selecting the Loan Assets to be Granted pursuant to this Agreement, no selection procedures were employed which are primarily intended to be adverse to the interests of the Lenders.

(h)          Grant of Collateral. The Borrower has good and marketable title to all of the Collateral. The Borrower has taken all actions necessary to perfect its interest in the Collateral transferred by the Transferor. Except as otherwise expressly permitted by the terms of this Agreement, no item of Collateral has been sold, transferred, assigned or pledged by the Borrower to any Person, other than as contemplated by Article II and the Grant of such Collateral to the Collateral Agent, for the benefit of the Secured Parties, pursuant to the terms of this Agreement.

(i)          Indebtedness. The Borrower has no Indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (i) Indebtedness incurred under the terms of the Transaction Documents and (ii) Indebtedness incurred pursuant to certain ordinary business expenses arising pursuant to the transactions contemplated by this Agreement and the other Transaction Documents.

(j)          Sole Purpose. The Borrower has been formed solely for the purpose of engaging in transactions of the types contemplated by this Agreement, and has not engaged in any business activity other than the negotiation, execution and to the extent applicable, performance of this Agreement and the transactions contemplated by the Transaction Documents.

(k)          Taxes. The Borrower has filed or caused to be filed on a timely basis all tax returns (including, all foreign, federal, state, local and other tax returns) required to be filed by it, is not liable for Taxes payable by any other Person and has paid or made adequate provisions for the payment of all Taxes, assessments and other governmental charges due and payable from the Borrower except for those Taxes being contested in good faith by appropriate proceedings and in respect of which it has established reserves in accordance with GAAP on its books. No Tax lien (other than a Permitted Lien) or similar adverse claim has been filed, and no claim is being asserted, with respect to any such Tax, assessment or other governmental charge. Any Taxes, fees and other governmental charges due and payable by the Borrower in connection with the execution and delivery of this Agreement and the other Transaction Documents and the transactions contemplated hereby or thereby have been paid or shall have been paid if and when due.

(l)          Location. The Borrower's location (within the meaning of Article 9 of the UCC) is Delaware. The chief executive office of the Borrower (and the location of the Borrower's records regarding the Collateral (other than those delivered to the Collateral Custodian)) is located at the address set forth in Section 11.02 (or at such other address as shall be designated by such party in a written notice to the other parties hereto).

(m)         Tradenames. Except as notified to the Administrative Agent in writing, the Borrower has not changed its name since its formation and does not have tradenames, fictitious names, assumed names or "doing business as" names under which it has done or is doing business.

(n)          Solvency. The Borrower is not the subject of any Bankruptcy Proceedings or Bankruptcy Event. The Borrower is Solvent, and the transactions under this Agreement and any other Transaction Document to which the Borrower is a party do not and will not render the Borrower not Solvent. The Borrower is paying its debts as they become due (subject to any applicable grace period); and the Borrower, after giving effect to the transactions contemplated hereby, will have adequate capital to conduct its business.

(o)          No Subsidiaries. The Borrower has no Subsidiaries.

(p)          Value Given. The Borrower has given fair consideration and reasonably equivalent value to the Transferor in exchange for the purchase of the Loan Assets (or any number of them) from the Transferor pursuant to the Contribution Agreement. No such transfer has been made for or on account of an antecedent debt owed by the Borrower to the Transferor.

(q)          Reports Accurate. All Portfolio Management Reports, Notices of Borrowing, Borrowing Base Certificates and other written or electronic information, exhibits, financial statements, documents, certificates, books, records or reports furnished by the Borrower (or the Portfolio Manager on its behalf) to the Administrative Agent, the Collateral Agent, the Lenders or the Collateral Custodian in connection with the Transaction Documents are, as of their date, accurate, true and correct in all material respects and no such document or certificate contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein not misleading.

(r)          Exchange Act Compliance; Regulations T, U and X. None of the transactions contemplated herein or in the other Transaction Documents (including, the use of proceeds from the sale of the Collateral) will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. The Borrower does not own or intend to carry or purchase, and no proceeds from the Advances will be used to carry or purchase, any Margin Stock or to extend "purpose credit" within the meaning of Regulation U.

(s)          ERISA. (i) neither it nor the Parent has or will have underlying assets which constitute "plan assets" within the Plan Asset Rules of one or more Benefit Plans; and (ii) neither it nor any ERISA Affiliate has within the last six years sponsored, maintained, contributed to, or been required to contribute to and does not have any liability (whether actual or contingent) with respect to any Plan.

(t)          Investment Company Act. The Borrower is not required to register as an "investment company" under the provisions of the 1940 Act.

(u)          Compliance with Law. The Borrower (i) has complied with all Applicable Law to which it may be subject and (ii) is not in violation of any order of any Governmental Authority or other board or tribunal, in each case, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(v)         Collections. The Borrower acknowledges that any Available Collections received by it or its Affiliates with respect to the Collateral Granted hereunder other than in the Controlled Accounts are held and shall be held in trust for the benefit of the Collateral Agent, on behalf of the Secured Parties until deposited into the Collection Account.

(w)          Full Payment. As of the applicable Cut-Off Date thereof, the Borrower has no knowledge of any fact which should lead it to expect that any Loan Asset will not be paid in full.

(x)          Environmental. With respect to each item of Related Collateral as of the applicable Cut-Off Date for the Loan Asset related to such Related Collateral, no Responsible Officer of the Borrower has actual knowledge that: (i) the related Obligor's operations fail to comply in all respects with all applicable Environmental Laws; (ii) the related Obligor's operations is the subject of a federal or state investigation evaluating whether any remedial action, involving expenditures, is needed to respond to a release of any Materials of Environmental Concern into the environment; and (iii) the related Obligor has any material contingent liability in connection with any release of any Materials of Environmental Concern into the environment, in each case, except as otherwise specified in the Underlying Instruments pertaining to such Loan Asset. As of the applicable Cut-Off Date for the Loan Asset related to such Related Collateral, none of the Borrower, the Transferor nor the Portfolio Manager has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Related Collateral, nor does any such Person have knowledge or reason to believe that any such notice will be received or is being threatened.

(y)          Anti-Terrorism; OFAC; Anti-Corruption.

(i)          None of the Borrower nor any of its Affiliates nor, to the knowledge of the Borrower, any Obligor (i) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such Person in any manner violative of Section 2 of such executive order, or (iii) is a Person (1) designated on OFAC's list of Specially Designated Nationals and Blocked Persons or otherwise the subject of any Sanctions or (2) in violation of the limitations or prohibitions under any other Sanctions.

(ii)         None of the Borrower nor any of its Affiliates (i) is a Politically Exposed Person, immediate family member of a Politically Exposed Person or close associate of a Politically Exposed Person; or (ii) a foreign shell bank. For purposes of the forgoing, "foreign shell bank" means a bank that does not maintain a physical presence in any country and is not subject to inspection by a banking authority.

(iii)        No part of the proceeds of any Advance will be used by the Borrower or any of its Affiliates, or permitted to be used by any other Person (in each case, directly or indirectly including by an Obligor), (i) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of applicable anti-corruption and anti-bribery laws, including the United States Foreign Corrupt Practices Act of 1977, as amended; (ii) to fund or facilitate any money laundering or terrorist financing activities or business, or in any other manner that would cause or result in violation of applicable anti-money laundering laws, rules or regulations, including the Patriot Act, as amended (collectively, "Anti-Money Laundering Laws"); or (iii) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or in any other manner that would result in a violation by any Person of any Sanctions.

(iv)        No Collateral or any portion thereof is or will consist of funds, assets or other property or interests in property that is blocked or frozen pursuant to any Sanctions.

(v)         The Borrower acknowledges by executing this Agreement that Lenders (or the Administrative Agent on their behalf) have notified the Borrower that, pursuant to the requirements of the Patriot Act, each Lender is required to obtain, verify and record such information as may be necessary to identify the Borrower or any Person owning twenty-five percent (25%) or more of the direct or indirect Equity Interests of the Borrower (including the name and address of such Person) in accordance with the Patriot Act.

(z)          Security Interest.

(i)          This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Collateral in favor of the Collateral Agent, on behalf of the Secured Parties, which security interest is prior to all other Liens (except for Permitted Liens), and is enforceable as such against creditors of and purchasers from the Borrower;

(ii)         the Borrower owns and has good and marketable title to (or, with respect to assets securing any Loan Assets, a valid security interest in) the Collateral free and clear of any Lien (other than Permitted Liens) of any Person;

(iii)        the Borrower has received all consents and approvals required by the terms of any Loan Asset to the granting of a security interest in the Loan Assets hereunder to the Collateral Agent, on behalf of the Secured Parties;

(iv)        the Borrower has caused the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Collateral and that portion of the Loan Assets in which a security interest may be perfected by filing granted to the Collateral Agent, on behalf of the Secured Parties, under this Agreement;

(v)         other than as expressly permitted by the terms of this Agreement and the security interest granted to the Collateral Agent, on behalf of the Secured Parties, pursuant to this Agreement, the Borrower has not pledged, assigned, sold, granted a security interest in or otherwise conveyed any of the Collateral. The Borrower has not authorized the filing of and is not aware of any financing statements against the Borrower that include a description of collateral covering the Collateral other than any financing statement (A) relating to the security interests granted to the Borrower under the Purchase and Sale Agreement, or (B) that has been terminated and/or fully and validly assigned to the Collateral Agent on or prior to the Closing Date. The Borrower is not aware of the filing of any judgment or Tax lien filings against the Borrower;

(vi)        all original executed copies of each underlying promissory note that constitute or evidence each Loan Asset has been, or subject to the delivery requirements contained herein, will be delivered to the Collateral Custodian; and

(vii)       none of the underlying promissory notes (if any) that constitute or evidence the Loan Assets has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Collateral Agent, on behalf of the Secured Parties.

(aa)         Sales of Loan Assets to Affiliates. In connection with each sale of a Loan Asset to the Transferor (or an Affiliate thereof) pursuant to Section 2.07(a), as applicable, the Borrower has determined, in its reasonable business judgment (and without consideration of any benefits to the Transferor (or such Affiliate thereof)), that such sale is in the Borrower's best business interest.

(bb)         Borrower LLC Agreement in Effect. The Borrower LLC Agreement remains in full force and effect and there exists no breach of, default under, or, to the Borrower's knowledge, threatened breach of, the Borrower LLC Agreement by the Borrower or the Transferor.

(cc)         Eligibility of Collateral. (i) Each Loan Asset designated on any Borrowing Base Certificate as an Eligible Loan Asset and each Loan Asset included as an Eligible Loan Asset in any calculation of Borrowing Base or Borrowing Base Deficiency is an Eligible Loan Asset, and (ii) with respect to each Loan Asset included as an Eligible Loan Asset, the Investment Criteria was satisfied on the date on which the Borrower (or the Portfolio Manager on its behalf) committed to purchase such Eligible Loan Asset (and after giving effect to such commitment).

Section 4.02         Representations and Warranties of the Portfolio Manager. The Portfolio Manager hereby represents and warrants, as of the date hereof and as of each date provided under this Agreement, or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made:

(a)          Organization and Good Standing. The Portfolio Manager has been duly organized and is validly existing as a limited liability company in good standing under the laws of the State of Delaware, with all requisite limited liability company power and authority to own or lease its properties and to conduct its business as such business is presently conducted and to enter into and perform its obligations pursuant to this Agreement.

(b)          Due Qualification. The Portfolio Manager is duly qualified to do business as a limited liability company and is in good standing as a limited liability, and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of its property and or the conduct of its business requires such qualification, licenses or approvals except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(c)          Power and Authority; Due Authorization; Execution and Delivery. The Portfolio Manager (i) has all necessary power, authority and legal right to (a) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (b) carry out the terms of the Transaction Documents to which it is a party, and (ii) has duly authorized by all necessary limited liability company action the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party. This Agreement and each other Transaction Document to which the Portfolio Manager is a party have been duly executed and delivered by the Portfolio Manager.

(d)          Binding Obligation. This Agreement and each other Transaction Document to which the Portfolio Manager is a party constitutes a legal, valid and binding obligation of the Portfolio Manager enforceable against the Portfolio Manager in accordance with its respective terms, except as such enforceability may be limited by Bankruptcy Laws and general principles of equity (whether considered in a suit at law or in equity).

(e)          No Violation. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Portfolio Manager's Constituent Documents, (ii) result in the creation or imposition of any Lien upon any material portion of the Portfolio Manager's properties pursuant to the terms of any material contractual obligation to which the Portfolio Manager is a party, other than this Agreement and Permitted Liens, or (iii) violate in any material way any Applicable Law or any material contractual obligation of the Portfolio Manager.

(f)           No Adverse Proceedings. The Portfolio Manager is not subject to any Adverse Proceeding.

(g)          All Consents Required. All approvals, authorizations, consents, orders, licenses or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by the Portfolio Manager of this Agreement and any other Transaction Document to which the Portfolio Manager is a party have been obtained, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(h)          Standard of Care. The Portfolio Manager has complied in all material respects with the Standard of Care with regard to the servicing of the Loan Assets, and the Loan Assets have been underwritten or acquired in conformance with the Standard of Care and the policies and procedures of the Portfolio Manager.

(i)          Collections. The Portfolio Manager acknowledges that all Available Collections received by it or its Affiliates with respect to the Collateral transferred or Granted hereunder are held and shall be held in trust for the benefit of the Secured Parties until deposited into the Collection Account within two (2) Business Days from receipt as required herein.

(j)          Solvency. The Portfolio Manager is not the subject of any Bankruptcy Proceedings or Bankruptcy Event. The transactions under this Agreement and any other Transaction Document to which the Portfolio Manager is a party do not and will not render the Portfolio Manager not Solvent.

(k)          ERISA. (i) the Portfolio Manager does not and will not have "plan assets" within the meaning of the Plan Asset Rules of one or more Benefit Plans; and (ii) neither the Portfolio Manager nor any ERISA Affiliate has within the last six years sponsored, maintained, contributed to, or been required to contribute to and does not have any liability (whether actual or contingent) with respect to any Plan.

(l)          Anti-Terrorism; OFAC; Anti-Corruption.

(i)          None of the Portfolio Manager nor any of its Affiliates nor, to the knowledge of the Portfolio Manager, any Obligor (i) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such Person in any manner violative of Section 2 of such executive order, or (iii) is a Person (1) designated on OFAC's list of Specially Designated Nationals and Blocked Persons or otherwise the subject of any Sanctions or (2) in violation of the limitations or prohibitions under any other Sanctions.

(ii)         None of the Portfolio Manager nor any of its Affiliates (i) is a Politically Exposed Person, immediate family member of a Politically Exposed Person or close associate of a Politically Exposed Person; or (ii) a foreign shell bank. For purposes of the forgoing, "foreign shell bank" means a bank that does not maintain a physical presence in any country and is not subject to inspection by a banking authority.

(iii)        No part of the proceeds of any Advance will be used by the Portfolio Manager or any of its Affiliates, or permitted to be used by any other Person (in each case, directly or indirectly including by an Obligor), (i) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of applicable anti-corruption and anti-bribery laws, including the United States Foreign Corrupt Practices Act of 1977, as amended; (ii) to fund or facilitate any money laundering or terrorist financing activities or business, or in any other manner that would cause or result in violation of applicable Anti-Money Laundering Laws; or (iii) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or in any other manner that would result in a violation by any Person of any Sanctions.

(iv)        No Collateral or any portion thereof is or will consist of funds, assets or other property or interests in property that is blocked or frozen pursuant to any Sanctions.

(v)         The Portfolio Manager acknowledges by executing this Agreement that Lenders (or the Administrative Agent on their behalf) have notified the Portfolio Manager that, pursuant to the requirements of the Patriot Act, each Lender is required to obtain, verify and record such information as may be necessary to identify the Portfolio Manager or any Person owning twenty-five percent (25%) or more of the direct or indirect Equity Interests of the Portfolio Manager (including the name and address of such Person) in accordance with the Patriot Act.

(m)          Compliance with Applicable Law. The Portfolio Manager has complied in all respects with all Applicable Law to which it may be subject except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 4.03         Representations and Warranties of the Collateral Agent. The Collateral Agent in its individual capacity and as Collateral Agent represents and warrants as follows:

(a)           Organization; Power and Authority. It is a duly organized and validly existing national banking association in good standing under the laws of the United States. It has full corporate power, authority and legal right to execute, deliver and perform its obligations as Collateral Agent under this Agreement.

(b)          Due Authorization. The execution and delivery of this Agreement and the consummation of the transactions provided for herein have been duly authorized by all necessary corporate action on its part.

(c)          No Conflict. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with, result in any breach of its articles of incorporation or bylaws or any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which the Collateral Agent is a party or by which it or any of its property is bound.

(d)          No Violation. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby to be performed by it and the fulfillment of the terms hereof applicable to it will not conflict with or violate, in any respect, any Applicable Law.

(e)          All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or Governmental Authority applicable to the Collateral Agent, required in connection with the execution and delivery of this Agreement, the performance by the Collateral Agent of the transactions contemplated hereby to be performed by it and the fulfillment by the Collateral Agent of the terms hereof applicable to it have been obtained.

(f)          Validity, Etc. The Agreement constitutes the legal, valid and binding obligation of the Collateral Agent, enforceable against the Collateral Agent in accordance with its terms, except as such enforceability may be limited by applicable Bankruptcy Laws and general principles of equity (whether considered in a suit at law or in equity).

Section 4.04         Representations and Warranties of the Collateral Custodian. The Collateral Custodian in its individual capacity and as Collateral Custodian represents and warrants as follows:

(a)          Organization; Power and Authority. It is a duly organized and validly existing national banking association in good standing under the laws of the United States. It has full corporate power, authority and legal right to execute, deliver and perform its obligations as Collateral Custodian under this Agreement.

(b)          Due Authorization. The execution and delivery of this Agreement and the consummation of the transactions provided for herein have been duly authorized by all necessary corporate action on its part.

(c)          No Conflict. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with, result in any breach of its articles of incorporation or bylaws or any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which the Collateral Custodian is a party or by which it or any of its property is bound.

(d)          No Violation. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby to be performed by it and the fulfillment of the terms hereof applicable to it will not conflict with or violate, in any respect, any Applicable Law.

(e)          All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or Governmental Authority applicable to the Collateral Custodian, required in connection with its execution and delivery of this Agreement, the performance by the Collateral Custodian of the transactions contemplated hereby to be performed by it and the fulfillment by the Collateral Custodian of the terms hereof applicable to it have been obtained.

(f)          Validity, Etc. The Agreement constitutes the legal, valid and binding obligation of the Collateral Custodian, enforceable against the Collateral Custodian in accordance with its terms, except as such enforceability may be limited by applicable Bankruptcy Laws and general principles of equity (whether considered in a suit at law or in equity).

Section 4.05         Representation of Lenders. Each Lender represents that it is a "qualified purchaser" within the meaning of Section 2(a)(51) of the 1940 Act.

ARTICLE V

GENERAL COVENANTS

Section 5.01         Affirmative Covenants of the Borrower.

From the Closing Date until the Collection Date:

(a)          Organizational Procedures and Scope of Business. The Borrower will observe all organizational procedures required by its Constituent Documents and the laws of its jurisdiction of formation.

(b)          Special Purpose Entity Requirements. The Borrower will at all times: (i) maintain at least one (1) Independent Manager; (ii) maintain its own separate books and records and bank accounts; (iii) hold itself out to the public and all other Persons as a legal entity separate from the Transferor and any other Person; (iv) file its own tax returns, if any, as may be required under Applicable Law, to the extent it is (A) not part of a consolidated group filing a consolidated return or returns or (B) not treated as a division for tax purposes of another taxpayer, and pay any Taxes so required to be paid under Applicable Law in accordance with the terms of this Agreement; (v) not commingle its assets with assets of any other Person; (vi) conduct its business in its own name and strictly comply with all organizational formalities to maintain its separate existence; (vii) maintain separate financial statements, except to the extent that the Borrower's financial and operating results are consolidated with those of the Transferor in consolidated financial statements; provided that appropriate notation shall be made on such consolidated financial statements to indicate the separateness of the Borrower from such Affiliate and to indicate that the Borrower's assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person; (viii) pay its own liabilities only out of its own funds; (ix) maintain an arm's-length relationship with its Affiliates and not enter into any transaction with an Affiliate except on commercially reasonable terms similar to those available to unaffiliated parties in an arm's length transaction (except for capital contributions or capital distributions permitted under the terms and conditions of the Borrower's organizational document and properly reflected on the books and records of the Borrower); (x) pay the salaries of its own employees, if any; (xi) not hold out its credit or assets as being available to satisfy the obligations of others; (xii) allocate fairly and reasonably any overhead for shared office space; (xiii) to the extent used, use separate stationery, invoices and checks; (xiv) except as expressly permitted by this Agreement, not pledge its assets as security for the obligations of any other Person; (xv) correct any known misunderstanding regarding its separate identity; (xvi) maintain adequate capital in light of its contemplated business purpose transactions and liabilities and pay its operating expenses and liabilities from its own assets; (xvii) cause the managers, officers, agents and other representatives of the Borrower to act at all times with respect to the Borrower consistently and in furtherance of the foregoing and in the best interests of the Borrower; and (xviii) not acquire the obligations or any securities of its Affiliates. Where necessary, the Borrower will obtain proper authorization from its members for limited liability company action.

(c)          Preservation of Company Existence. The Borrower will preserve and maintain its limited liability company existence in good standing under the laws of its jurisdiction of formation and will promptly obtain and thereafter maintain qualifications to do business as a foreign limited liability company in any other state in which it does business and in which it is required to so qualify under Applicable Law.

(d)          Compliance with Legal Opinions. The Borrower shall take all other actions necessary to maintain the accuracy of the factual assumptions set forth in the legal opinions of White & Case LLP, as special counsel to the Borrower, issued in connection with the Contribution Agreement and relating to the issues of substantive consolidation and true sale of the Loan Assets.

(e)          Deposit of Collections. The Borrower shall promptly (but in no event later than two (2) Business Days after receipt) deposit or cause to be deposited into the Collection Account any and all Available Collections received by the Borrower, the Portfolio Manager or any of their Affiliates other than in a Controlled Account.

(f)          Obligor Defaults and Bankruptcy Events. The Borrower shall give, or shall cause the Portfolio Manager to give, notice to the Administrative Agent and the Lenders within two (2) Business Days of the Borrower obtaining knowledge of the occurrence of any default by an Obligor under any Loan Asset or any Bankruptcy Event with respect to any Obligor under any Loan Asset.

(g)          Required Loan Documents. The Borrower shall deliver to the Collateral Custodian a hard copy or electronic copy of the Required Loan Documents and the Loan Asset Checklist pertaining to each Loan Asset not later than the date on which the Borrower acquires such Loan Asset.

(h)          Taxes. The Borrower will file or cause to be filed its tax returns, if any, and pay or cause to be paid before the same shall become delinquent, any and all Taxes imposed on it or its property as required by the Transaction Documents (except as contemplated in Section 4.01(k)), provided that the Borrower shall not be required to pay or discharge or cause to be paid or discharged any such Tax the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which disputed amounts adequate reserves in accordance with GAAP have been made.

(i)          Notice of Material Events. The Borrower shall notify the Administrative Agent (with a copy to the Collateral Agent) in writing within two (2) Business Days upon the occurrence of any of the following: an Adverse Proceeding; any Unmatured Event of Default or Event of Default (including the details of such event and the action that the Borrower proposes to take with respect thereto) or any adverse claim asserted against the Collateral Agent's Lien over any of the Collateral or the interests of the Secured Parties with respect to the same; and of any event or other circumstance that would reasonably be likely to have a Material Adverse Effect.

(j)          Protection of Security Interest. With respect to the Collateral acquired by the Borrower, the Borrower will (i) acquire such Collateral pursuant to and in accordance with the terms of the Contribution Agreement or such other similar agreement, as applicable, (ii) (at the expense of the Borrower) take all action necessary to perfect, protect and more fully evidence the Borrower's ownership of such Collateral free and clear of any Lien other than the Lien created hereunder and Permitted Liens, including, (A) with respect to the Loan Assets and that portion of the Collateral in which a security interest may be perfected by filing, filing and maintaining (at the expense of the Borrower), effective financing statements against the Transferor in all necessary or appropriate filing offices, (including any amendments thereto or assignments thereof) and filing continuation statements, amendments or assignments with respect thereto in such filing offices, (including any amendments thereto or assignments thereof) and (B) executing or causing to be executed such other instruments or notices as may be necessary or appropriate, (iii) (at the expense of the Borrower) take all action necessary to cause a valid, subsisting and enforceable first priority perfected security interest, subject only to Permitted Liens, to exist in favor of the Collateral Agent (for the benefit of the Secured Parties) in the Borrower's interests in all of the Collateral being Granted hereunder including the filing of a UCC financing statement in the applicable jurisdiction adequately describing the Collateral (which may include an "all asset" filing), and naming the Borrower as debtor and the Collateral Agent as the secured party, and filing continuation statements, amendments or assignments with respect thereto in such filing offices, (including any amendments thereto or assignments thereof), (iv) permit the Administrative Agent or any Lender or their respective agents or representatives to visit the offices of the Borrower during normal office hours and upon reasonable advance notice examine and make copies of all documents, books, records and other information concerning the Collateral and discuss matters related thereto with any of the officers or employees of the Borrower having knowledge of such matters; provided that unless an Unmatured Event of Default or an Event of Default is continuing, such visits and inspections shall occur only upon (x) two (2) Business Days' prior notice, (y) during normal business hours and (z) no more than once in any calendar year, and if an Unmatured Event of Default or an Event of Default is continuing, there shall be no limit on the timing or number of such visits and inspections and only one (1) Business Day's prior notice shall be required but any such visit or inspection shall occur during normal business hours, and (v) take all additional action that the Administrative Agent, any Lender or the Collateral Agent may reasonably request to perfect, protect and more fully evidence the respective first priority perfected security interests of the parties to this Agreement in the Collateral, or to enable the Administrative Agent or the Collateral Agent to exercise or enforce any of their respective rights hereunder.

(k)          Compliance with Law. The Borrower shall at all times comply in all respects with all Applicable Law applicable to Borrower or any of its assets (including, Environmental Laws, and all federal securities laws), and Borrower shall do or cause to be done all things necessary to preserve and maintain in full force and effect its legal existence, and all licenses to its business, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(l)          Proper Records. The Borrower shall at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions in accordance with GAAP and set aside on its books from its earning for each fiscal year all such proper reserves in accordance with GAAP.

(m)         Satisfaction of Obligations. The Borrower shall pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves with respect thereto have been provided on the books of the Borrower.

(n)          Performance of Covenants. The Borrower shall observe, perform and satisfy all the terms, provisions, covenants and conditions required to be observed, performed or satisfied by it, and shall pay when due all costs, fees and expenses required to be paid by it, under the Transaction Documents. The Borrower shall pay and discharge all Taxes, levies, liens and other charges on it or its assets and on the Collateral that, in each case, in any manner would create any lien or charge upon the Collateral, except for any such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP.

(o)          Tax Treatment. The Borrower, the Transferor and the Lenders shall treat the Advances advanced hereunder as indebtedness of the Borrower for U.S. federal income tax purposes and to file any and all tax forms in a manner consistent therewith.

(p)          Obligor Notification Forms. The Borrower shall furnish the Collateral Agent and the Administrative Agent with an appropriate power of attorney to send (at the Administrative Agent's discretion on the Collateral Agent's behalf, after the occurrence of an Event of Default) Obligor notification forms to give notice to the Obligors of the Collateral Agent's interest in the Collateral and the obligation to make payments as directed by the Administrative Agent on the Collateral Agent's behalf.

(q)          Disregarded Entity or Partnership. The Borrower is and will be treated as disregarded as an entity separate from its owner pursuant to Treasury Regulation Section 301.7701-3(b)(ii) or a partnership for U.S. federal income tax purposes, and neither the Borrower nor any other Person on its behalf shall make an election to be treated as other than an entity disregarded from its owner under Treasury Regulation Section 301.7701-3(c) or a partnership for U.S. federal income tax purposes.

(r)          Other Information. The Borrower shall deliver, promptly following the Administrative Agent's request, in any event within five (5) days of such request, such other information, financial or otherwise, with respect to the Borrower and the Collateral, as the Administrative Agent may reasonably request from time to time.

(s)          Regularly Scheduled Valuation. The Borrower shall, or shall cause the Portfolio Manager to, cause an Approved Valuation Firm to derive in accordance with the Valuation Standard a fair assessment of the current market value of at least 25% of the Eligible Loan Assets in the Collateral each fiscal quarter (each such periodic valuation, a "Regularly Scheduled Valuation"); provided that each Eligible Loan Asset shall be subject to such a Regularly Scheduled Valuation at least once during each period of four consecutive calendar quarters.

(t)          Elevation of Participation Interests. The Borrower shall, or shall cause the Portfolio Manager to, use commercially reasonable efforts to elevate each Participation Interest (other than an Apollo Participation Interest) to full assignment within thirty (30) days after the acquisition of such Participation Interest by the Borrower. To the extent that the underlying instrument to the underlying loan participated under an Apollo Participation Interest to the Borrower no longer prohibits the assignment of such underlying loan to the Borrower, the Borrower shall, or shall cause the Portfolio Manager to, use commercially reasonable efforts to elevate such participation interest to a full assignment within a reasonable period of time.

Section 5.02         Negative Covenants of the Borrower.

From the Closing Date until the Collection Date:

(a)          Special Purpose Entity Requirements. Except as otherwise permitted by this Agreement, the Borrower shall not (i) guarantee any obligation of any Person, including any Affiliate; (ii) engage, directly or indirectly, in any business, other than the actions required or permitted to be performed under the Transaction Documents; (iii) incur, create or assume any Indebtedness, other than Indebtedness incurred under or as permitted by the Transaction Documents; (iv) make or permit to remain outstanding any loan or advance to, or own or acquire any stock or securities of, any Person, except that the Borrower may invest in those Loan Assets and other investments permitted under the Transaction Documents and may make any advance required or expressly permitted to be made pursuant to any provisions of the Transaction Documents and permit the same to remain outstanding in accordance with such provisions; (v) fail to pay its debts and liabilities from its assets when due; (vi) to the fullest extent permitted by law, engage in any dissolution, liquidation, consolidation, merger, sale or other transfer of any of its assets outside the ordinary course of the Borrower's business other than such activities as are expressly permitted pursuant to this Agreement; (vii) create, form or otherwise acquire any Subsidiaries; or (viii) release, sell, transfer, convey or assign any Loan Asset unless in accordance with the Transaction Documents.

(b)          Transfer Limitations. The Borrower shall not transfer, assign, convey, grant, bargain, sell, set over, deliver or otherwise dispose of, or pledge or hypothecate, directly or indirectly, any interest in the Collateral to any person other than the Collateral Agent for the benefit of the Secured Parties, or engage in financing transactions or similar transactions with respect to the Collateral with any person other than the Administrative Agent and the Lenders, in each case, except as otherwise expressly permitted by the terms of this Agreement.

(c)          Liens. The Borrower shall not create, incur or permit to exist any Lien in or on any of the Collateral subject to the security interest granted by the Borrower pursuant to this Agreement, other than Permitted Liens.

(d)          Organizational Documents. The Borrower shall not amend, modify or terminate any of the Constituent Documents of the Borrower in any manner that would reasonably be expected to adversely affect the lenders in any material respect; provided that, without the consent of the Administrative Agent, the Borrower shall not amend Section 8(f)(ii) of the Borrower's limited liability company agreement.

(e)          Merger, Acquisitions, Sales, etc. The Borrower shall not change its organizational structure, enter into any transaction of merger or consolidation or amalgamation, or asset sale (other than as contemplated by the Transaction Documents), or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) without the prior written consent of the Administrative Agent.

(f)          Use of Proceeds. The Borrower shall not use the proceeds of any Advance other than (i) to finance the acquisition of Collateral, (ii) to pay fees and expenses in connection with the transactions contemplated under this Agreement, (iii) to fund the Unfunded Exposure Account in order to establish reserves for unfunded commitments of Delayed Draw Loan Assets included in the Collateral or (iv) to distribute such proceeds to the Transferor.

(g)          Tax Treatment. The Borrower shall not elect to be treated as a corporation for U.S. federal income tax purposes and shall take all reasonable steps necessary to avoid being treated as a corporation for U.S. federal income tax purposes.

(h)          Collection Efforts, Modification of Collateral.

(i)          In the performance of its obligations hereunder, the Borrower (or the Portfolio Manager on its behalf) may enter into any amendment or waiver of or supplement to any Underlying Instrument (other than with respect to Maturity Amendments as described below), all in accordance with the Standard of Care; provided that the prior written consent of the Required Lenders shall be required if (a) an Event of Default or a Borrowing Base Deficiency has occurred and is continuing or would result from such amendment, waiver or supplement, or (b) such amendment, waiver or supplement would cause such Loan Asset to no longer qualify as an Eligible Loan Asset.

(ii)         The Borrower (or the Portfolio Manager on the Borrower's behalf) may vote in favor of a Maturity Amendment with respect to a Loan Asset only if (a) during the Revolving Period, (x) the Weighted Average Life Test will be satisfied (on a pro forma basis) or (y) the Outstanding Balance of all Loan Assets in respect of which the Borrower (or the Portfolio Manager on the Borrower's behalf) consents to a Maturity Amendment resulting in such Loan Assets included in this clause (y) having stated maturities occurring after the Stated Maturity shall not exceed 10% of the Total Borrower Capitalization (provided, that no such Loan Asset shall have a stated maturity later than two (2) years after the Stated Maturity); and (b) during the Amortization Period, the Required Lenders have provided prior written consent.

(i)          Contribution Agreement. The Borrower will not amend, modify, waive or terminate any provision of the Contribution Agreement without the prior written consent of the Administrative Agent.

(j)          Restricted Junior Payments. The Borrower shall not make any Restricted Junior Payment, except that the Borrower may declare and make Restricted Junior Payments on any Business Day (i) from amounts available to the Borrower pursuant to Section 2.04(a)(xi) or Section 2.04(a)(xii) or (ii) in accordance with the definition of the terms "Permitted Distribution" and "Permitted Tax Distribution".

(k)          Instructions to Obligors. The Borrower will not make any change, or permit the Portfolio Manager to make any change, in its instructions to Obligors, agent banks or administrative agents on the Loan Assets regarding payments to be made with respect to the Collateral to the Collection Account, unless the Administrative Agent has consented to such change.

(l)          Change of Jurisdiction, Location, Names or Location of Loan Files. The Borrower shall not change the jurisdiction of its formation, make any change to its corporate name or use any tradenames, fictitious names, assumed names, "doing business as" names or other names unless, prior to the effective date of any such change in the jurisdiction of its formation, name change or use, the Borrower delivers to the Administrative Agent such financing statements as the Administrative Agent may request to reflect such name change or use. The Borrower will not change the location of its chief executive office unless prior to the effective date of any such change of location, the Borrower notifies the Administrative Agent of such change of location in writing. The Borrower will not move, or consent to the Collateral Custodian or the Portfolio Manager moving, the Loan Files from the location thereof on the Closing Date, unless the Administrative Agent shall consent to such move in writing.

(m)         Anti-Terrorism; OFAC; Anti-Corruption. Each of the representations and warranties in sub clauses (i) through (v) (inclusive) of Section 4.01(y) shall be deemed here restated and, mutatis mutandis, construed as covenants made and given under this Section 5.02.

(n)          ERISA Matters. The Borrower will not (i) take any action that could reasonably be expected to result in the Borrower's or Parent's assets constituting "plan assets" within the meaning of the Plan Asset Rules of one or more Benefit Plans, or (ii) take, and will exercise its best efforts not to permit Portfolio Manager or any ERISA Affiliate to take, any action that could result in the Borrower, the Portfolio Manager or any respective ERISA Affiliate sponsoring, maintaining, contributing to or being required to contribute to any Plan.

(o)          Portfolio Management Agreement. The Borrower will not amend, modify, waive or terminate any provision of the Portfolio Management Agreement without the prior written consent of the Administrative Agent.

Section 5.03         Affirmative Covenants of the Portfolio Manager.

From the Closing Date until the Collection Date:

(a)          Compliance with Law. The Portfolio Manager will comply in all respects with all Applicable Law, including those with respect to servicing the Collateral or any part thereof except where the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b)          Preservation of Company Existence. The Portfolio Manager will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification would reasonably be expected to have a Material Adverse Effect.

(c)          Anti-Terrorism; OFAC; Anti-Corruption. Each of the representations and warranties set out in sub clauses (i) through (v) (inclusive) of Section 4.02(k) shall be deemed here restated and, mutatis mutandis, construed as covenants made and given under this Section 5.03.

(d)          Value Adjustment Event. The Portfolio Manager will promptly provide the Administrative Agent and each Lender (with a copy to the Collateral Agent) with written notice of the occurrence of any Value Adjustment Event with respect to any Eligible Loan Asset of which the Portfolio Manager has knowledge or has received notice.

Section 5.04         Reports to the Administrative Agent; Account Statements; Portfolio Manager Information.

(a)          Portfolio Management Report. On each Reporting Date, the Portfolio Manager will provide to the Borrower, each Lender, the Administrative Agent and the Collateral Agent, a monthly statement determined as of the Monthly Determination Date including (i) a Borrowing Base Certificate, (ii) a Loan Asset Schedule, (iii) a calculation of the Unfunded Exposure Test, (iv) a calculation of each Collateral Quality Test, (v) a list of Loan Assets acquired, sold, substituted or released since the previous, (vi) a list of any Permitted Distributions or Permitted Tax Distributions during the period from the last Monthly Determination Date to and including the currently Monthly Determination Date and (vii) if such Reporting Date is a Determination Date, amounts to be remitted pursuant to Section 2.04 to the applicable parties (which shall include any applicable wiring instructions of the parties receiving payment) (such monthly statement, a "Portfolio Management Report"), with respect to related calendar month signed by a Responsible Officer of the Portfolio Manager and the Borrower and substantially in a form to be agreed between the Administrative Agent and the Portfolio Manager promptly following the Closing Date.

(b)          Financial Statements. The Portfolio Manager shall promptly furnish to the Administrative Agent, and the Administrative Agent shall furnish to the Lenders, copies of the following financial statements, reports and information with respect to the Parent and its consolidated Subsidiaries (in each case, to the extent prepared by the Parent): (i) as soon as available, but in any event within 120 days after the end of each fiscal year of the Parent, a copy of the audited consolidated balance sheet of the Parent and its consolidated Subsidiaries (which shall include an indication of the assets owned by the Borrower) as at the end of such year, the related consolidated statements of income for such year and the related consolidated statements of changes in net assets and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year; provided that the financial statements required to be delivered pursuant to this clause (i) which are made available on EDGAR, or any successor system of the Securities Exchange Commission, in the Parent's annual report on Form 10-K, shall be deemed delivered to the Administrative Agent on the date such documents are made so available (and to the extent made available on EDGAR, the Portfolio Manager shall furnish a copy of such financial statements to the Administrative Agent upon request, and the Administrative Agent shall be deemed to make such request unless the Administrative Agent notifies the Portfolio Manager otherwise in writing); and (ii) as soon as available and in any event within 45 days after the end of each fiscal quarter of each fiscal year (other than the last fiscal quarter of each fiscal year), an unaudited consolidated balance sheet of the Parent and its consolidated Subsidiaries (which shall include an indication of the assets owned by the Borrower) as of the end of such fiscal quarter and including the prior comparable period (if any), and the unaudited consolidated statements of income of the Parent and its consolidated Subsidiaries for such fiscal quarter and for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter, and the unaudited consolidated statements of cash flows of the Parent and its consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter; provided that the financial statements required to be delivered pursuant to this clause (ii) which are made available on EDGAR, or any successor system of the Securities Exchange Commission, in the Parent's quarterly report on Form 10-Q, shall be deemed delivered to the Administrative Agent on the date such documents are made so available (and to the extent made available on EDGAR, the Portfolio Manager shall furnish a copy of such financial statements to the Administrative Agent upon request, and the Administrative Agent shall be deemed to make such request unless the Administrative Agent notifies the Portfolio Manager otherwise in writing).

(c)          Obligor Financial Statements; Valuation Reports; Other Reports. The Portfolio Manager will deliver to the Administrative Agent, the Lenders and the Collateral Agent, with respect to each Obligor, (i) all documents and information required to be delivered by the Obligor under the Underlying Instruments with respect to each Loan Asset, and the complete financial reporting package with respect to such Obligor and with respect to each Loan Asset for such Obligor (including any financial statements, management discussion and analysis, executed covenant compliance certificates and related covenant calculations with respect to such Obligor and with respect to each Loan Asset for such Obligor) provided to the Borrower and/or the Portfolio Manager quarterly by such Obligor, which delivery shall be made within sixty (60) days after the end of such Obligor's first three (3) fiscal quarters and ninety (90) days after the end of such Obligor's fiscal year-end (which financial reporting package shall include, at minimum, sufficient details to determine Cash Interest Coverage Ratio, Senior Leverage Ratio, Total Leverage Ratio and EBITDA, as applicable, for such Obligor); provided that this clause (i) shall not be construed as to require delivery of any Obligor information that is confidential pursuant to the Underlying Instrument unless such recipient enters into a confidentiality agreement, in which case, the delivery of such Obligor information shall be required to the extent a confidentiality agreement has been entered into pursuant to the terms of the Underlying Instrument, (ii) the annual budget (along with subsequent changes thereto) with respect to such Obligor and provided to the Borrower and/or the Portfolio Manager by such Obligor, which delivery shall be made within five (5) Business Days after receipt by the Borrower and/or the Portfolio Manager as specified in the related Underlying Instruments, (iii) promptly upon receipt by the Borrower or the Portfolio Manager, the valuation report(s) for the Regularly Scheduled Valuation for such fiscal quarter and any valuation reports conducted by third parties in connection with the proposed investment with respect to the Obligor, (iv) updated Obligor Information to the extent such Obligor and the related Loan Asset is subject to a credit re-evaluation by the Portfolio Manager, and (v) written notice within two (2) Business Days after a change in the Portfolio Manager's internal investment rating score for the related Loan Asset below a rating of three (3).

(d)          Amendments to Loan Assets. The Portfolio Manager will deliver to the Administrative Agent, the Lenders and the Collateral Custodian a copy of any amendment, restatement, supplement, waiver or other modification to the Underlying Instruments of any Loan Asset (along with any internal documents prepared by the Portfolio Manager and provided to its investment committee in connection with such amendment, restatement, supplement, waiver or other modification) that requires either (i) the affirmative vote of the Borrower to be effective or (ii) a credit re-evaluation by the Portfolio Manager, in each case, no later than five (5) Business Days prior to the effectiveness of such amendment, restatement, supplement, waiver or other modification.

(e)          Electronic Format. Notwithstanding anything to the contrary contained herein, information required to be delivered or submitted to any Secured Party pursuant to this Article V shall be delivered to such Secured Party in an electronic format agreed upon by the Administrative Agent, the Portfolio Manager and the Collateral Agent (with respect to any information to be delivered to or by the Collateral Agent), which, as of the Closing Date, shall be in Excel format for any loan tape and otherwise, in form as received by the Portfolio Manager or the Borrower.

Section 5.05         Affirmative Covenants of the Collateral Agent.

From the Closing Date until the Collection Date:

(a)          Compliance with Law. The Collateral Agent will comply in all material respects with all Applicable Law.

(b)          Preservation of Existence. The Collateral Agent will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation and qualify and remain qualified in good standing in each jurisdiction where failure to preserve and maintain such existence, rights, franchises, privileges and qualification could reasonably be expected to have a Material Adverse Effect.

Section 5.06         Negative Covenants of the Collateral Agent.

From the Closing Date until the Collection Date, the Collateral Agent will not make any changes to the Collateral Agent Fees without the prior written approval of the Administrative Agent.

Section 5.07         Affirmative Covenants of the Collateral Custodian.

From the Closing Date until the Collection Date:

(a)          Compliance with Law. The Collateral Custodian will comply in all material respects with all Applicable Law.

(b)          Preservation of Existence. The Collateral Custodian will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation and qualify and remain qualified in good standing in each jurisdiction where failure to preserve and maintain such existence, rights, franchises, privileges and qualification could reasonably be expected to have a Material Adverse Effect.

(c)          Location of Required Loan Documents. Subject to Article XII of this Agreement, the Required Loan Documents shall remain at all times in the possession of the Collateral Custodian at its address located at 1719 Otis Way, Florence, South Carolina 129501, unless notice of a different address is given in accordance with the terms hereof or unless the Administrative Agent agrees to allow certain Required Loan Documents to be released to the Portfolio Manager on a temporary basis in accordance with the terms hereof, except as such Required Loan Documents may be released pursuant to the terms of this Agreement.

Section 5.08         Negative Covenants of the Collateral Custodian.

From the Closing Date until the Collection Date:

(a)          Required Loan Documents. The Collateral Custodian will not dispose of any documents constituting the Required Loan Documents in any manner that is inconsistent with the performance of its obligations as the Collateral Custodian pursuant to this Agreement and will not dispose of any Collateral except as contemplated by this Agreement.

(b)          No Changes in Collateral Custodian Fees. The Collateral Custodian will not make any changes to the Collateral Custodian Fees without the prior written approval of the Administrative Agent.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.01         Events of Default. If any of the following events (each, an "Event of Default") shall occur:

(a)          a default in the payment when due of (i) any principal of any Advance or (ii) any other amount payable by the Borrower, the Portfolio Manager or the Transferor, including any Yield, any Unused Fee, any Prepayment Premium or any other fee; and, solely in the case of amounts other than principal and interest, such failure continues for a period of one (1) Business Day following the earlier of (x) the Borrower becoming aware of such failure or (y) receipt of written notice by the Borrower and the Portfolio Manager of such failure; or

(b)          the failure on any Payment Date to disburse amounts in the Collection Account in accordance with Section 2.04; provided that the failure of the Collateral Agent to disburse amounts in the Collection Account in accordance with the instructions of the Portfolio Manager shall not constitute an Event of Default unless such failure continues for a period of more than one (1) Business Day; or

(c)          (i) the Borrower shall fail to pay any principal of, or premium or interest on, any Indebtedness (other than the Obligations) having an aggregate value of $500,000 or more when the same becomes due and payable; (ii) any other default by the Borrower under any agreement, contract, document or instrument relating to any such Indebtedness or any other event shall occur and shall continue after the applicable grace period, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or (iii) any such Indebtedness is in fact declared to be due and payable or required to be prepaid, redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case, prior to the stated maturity thereof; or

(d)          any representation or warranty made or deemed made by or on behalf of the Borrower, the Portfolio Manager, or the Transferor (collectively, the "Loan Parties") herein or in any Transaction Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, or other document (other than projections, forward-looking information, general economic data, industry information or information relating to third parties) furnished pursuant hereto or in connection herewith or any amendment or modification thereof or waiver thereunder, shall prove to have been (a) if not qualified as to materiality or Material Adverse Effect, then incorrect in any material respect or (b) if qualified as to materiality or Material Adverse Effect, then incorrect, in each case, when made or deemed made (it being understood that the failure of a Loan Asset to satisfy the Eligibility Criteria or any Collateral Quality Test after the date of its purchase shall not constitute a failure) and if such failure is capable of being remedied, such failure shall continue for a period of thirty (30) days following the earlier of (i) receipt by such Loan Party of written notice of such inaccuracy from the Administrative Agent and (ii) an officer of such Loan Party becoming aware of such inaccuracy; or

(e)          except as otherwise provided in this definition of "Event of Default", (A) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02 or (B) any Loan Party shall fail to observe or perform any other covenant, condition or agreement contained herein (it being understood that the failure of a Loan Asset to satisfy the Eligibility Criteria or any Collateral Quality Test after the date of its purchase shall not constitute such a failure and the existence of a Borrowing Base Deficiency is not, in and of itself, an Event of Default except to the extent provided in clause (j) immediately below) or in any other Transaction Document and, in the case of this clause (B), if such failure is capable of being remedied, such failure shall continue for a period of thirty (30) days following the earlier of (i) receipt by such Loan Party of written notice of such failure from the Administrative Agent and (ii) an officer of such Loan Party becoming aware of such failure; or

(f)          the occurrence of a Bankruptcy Event relating to the Borrower, the Transferor or the Portfolio Manager; or

(g)          the occurrence of a Portfolio Manager Default; or

(h)          (i) the rendering of one or more judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money in excess individually or in the aggregate of (A) $1,000,000 against the Borrower and (B) $25,000,000 against the Parent, and neither the Borrower nor the Parent, as applicable, shall have either (1) discharged or provided for the discharge of any such judgment, decree or order in accordance with its terms or (2) perfected a timely appeal of such judgment, decree or order and caused the execution of same to be stayed during the pendency of the appeal; (ii) any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or the Parent to enforce any such judgment; or (iii) the Borrower shall have made payments of amounts in excess of $1,000,000 and the Transferor in excess of $25,000,000 in the settlement of any litigation, claim or dispute (excluding payments actually made from insurance proceeds); or

(i)          (1) any Transaction Document, or any lien or security interest granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower, the Transferor, or the Portfolio Manager,

(2)         the Borrower, the Transferor or the Portfolio Manager or any other party shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Transaction Document or any lien or security interest thereunder, or

(3)         the Lien of the Collateral Agent in the Collateral shall, in whole or in part, cease to be a first priority perfected security interest except as otherwise expressly permitted to be released in accordance with the applicable Transaction Document; or

(j)          a Borrowing Base Deficiency exists and has not been remedied in accordance with Section 2.06 within the time period set forth therein; or

(k)          the Borrower shall become required to register as an "investment company" within the meaning of the 1940 Act; or

(l)          the (i) Borrower's or Parent's assets constitute "plan assets" within the meaning of the Plan Asset Rules of one or more Benefit Plans, or (ii) Borrower, the Portfolio Manager or any respective ERISA Affiliate sponsors, maintains, contributes to or is required to contribute to or has any liability (whether actual or contingent) with respect to any Plan; or

(m)         any Change of Control shall occur; or

(n)          the Borrower ceases to have a valid ownership interest (or a perfected, first priority precautionary back-up security interest granted by the Transferor (which the Borrower shall have collaterally assigned to the Collateral Agent)) in all of the Collateral; or

(o)          the Transferor fails to transfer to the Borrower the applicable Loan Assets and the Related Asset on an Advance Date; or

(p)          (i) failure of the Borrower to maintain at least one Independent Manager, or (ii) the removal of any Independent Manager of the Borrower without "cause" (as such term is defined in the organizational document of the Borrower) or without giving prior written notice to the Administrative Agent; or

(q)          the failure to satisfy the Financial Covenant Test; or

(r)          the failure to satisfy the Unfunded Exposure Test due to the failure to deposit Principal Collections or Interest Collections into the Unfunded Exposure Account as required by Section 2.04(d); or

(s)          the Borrower, the Transferor or the Portfolio Manager makes or attempts to make any assignment of its rights or obligations under this Agreement or any other Transaction Document without first obtaining the specific written consent of each of the Lenders and the Administrative Agent, which consent may be withheld by any Lender or the Administrative Agent in its sole and absolute discretion;

then the Administrative Agent or the Required Lenders, may, by notice to the Borrower (with a copy to the Collateral Agent), declare the "Facility Maturity Date" to have occurred; provided that, in the case of any event described in Section 7.01(f) above, the "Facility Maturity Date" shall be deemed to have occurred automatically upon the occurrence of such event. Upon any such declaration or automatic occurrence, (i) the Revolving Period shall end and the Borrower shall cease purchasing Loan Assets from the Transferor under the Contribution Agreement or from any other third party and shall cease originating Loan Assets, (ii) the Administrative Agent or the Required Lenders may declare the Advances to be immediately due and payable in full (without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Borrower) and any other Obligations to be immediately due and payable, (iii) the Administrative Agent may direct the Borrower to terminate the Portfolio Manager in accordance with the Portfolio Management Agreement, and (iv) all proceeds and distributions in respect of the Collateral shall be distributed by the Collateral Agent (at the direction of the Administrative Agent) as described in Section 2.04(c) (provided that the Borrower shall in any event remain liable to pay such Advances Outstanding and all such amounts and Obligations immediately in accordance with Section 2.04(e)). In addition, upon any such declaration or upon any such automatic occurrence, the Collateral Agent, on behalf of the Secured Parties and at the direction of the Administrative Agent, shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of the applicable jurisdiction and other Applicable Law, which rights shall be cumulative. Without limiting any obligation of the Portfolio Manager hereunder, the Borrower confirms and agrees that the Collateral Agent, on behalf of the Secured Parties and at the direction of the Administrative Agent (or any designee thereof, including, the Portfolio Manager), following an Event of Default and the declaration or deemed declaration of the "Facility Maturity Date," shall, at its option (at the direction of the Administrative Agent), have the sole right to enforce the Borrower's rights and remedies under each Assigned Document, but without any obligation on the part of the Collateral Agent, the Collateral Custodian, the Administrative Agent, the Lenders or any of their respective Affiliates to perform any of the obligations of the Borrower under any such Assigned Document. If any Event of Default shall have occurred, Applicable Margin shall be increased pursuant to the definition thereof, effective as of the date of the occurrence of such Event of Default, and shall apply on each day after the occurrence of such Event of Default that such Event of Default is continuing.

Section 6.02         Additional Remedies of the Administrative Agent.

(a)          If, upon the declaration or automatic occurrence of the Facility Maturity Date (including, the date on which the Facility Maturity Date is declared (or is deemed to have occurred automatically) pursuant to Section 6.01), the aggregate outstanding principal amount of the Advances Outstanding, all accrued and unpaid Fees and Yield and any other Obligations are not immediately paid in full, then the Collateral Agent (acting as directed by the Administrative Agent) or the Administrative Agent, in addition to all other rights specified hereunder, shall have the right, in its own name and as agent for the Lenders, to immediately sell (at the Borrower's expense) in a commercially reasonable manner, in a recognized market (if one exists) at such price or prices as the Administrative Agent may reasonably deem satisfactory, any or all of the Collateral and apply the proceeds thereof to the Obligations.

(b)          The parties recognize that it may not be possible to sell all of the Collateral on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for the assets constituting the Collateral may not be liquid. Accordingly, the Administrative Agent may elect, in its sole discretion, the time and manner of liquidating any of the Collateral, and nothing contained herein shall obligate the Administrative Agent to liquidate any of the Collateral on the date the Administrative Agent or all of the Lenders declares the Advances Outstanding hereunder to be immediately due and payable pursuant to Section 6.01 or to liquidate all of the Collateral in the same manner or on the same Business Day.

(c)          If the Collateral Agent (acting as directed by the Administrative Agent) or the Administrative Agent proposes to sell the Collateral or any part thereof in one or more parcels at a public or private sale, at the request of the Collateral Agent or the Administrative Agent, as applicable, the Borrower and the Portfolio Manager shall make available to (i) the Administrative Agent, on a timely basis, all information relating to the Collateral subject to sale available to the Portfolio Manager or the Borrower, including, copies of any disclosure documents, contracts, financial statements of the applicable Obligors, covenant certificates and any other materials requested by the Administrative Agent, and (ii) each prospective bidder, on a timely basis, all reasonable information relating to the Collateral subject to sale available to the Portfolio Manager or the Borrower, including, copies of any disclosure documents, contracts, financial statements of the applicable Obligors, covenant certificates and any other materials reasonably requested by each such bidder.

(d)          Each of the Borrower and the Portfolio Manager agrees, to the full extent that it may lawfully so agree, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption law now or hereafter in force in any locality where any Collateral may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any of the Collateral or any part thereof, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and each of the Borrower and the Portfolio Manager, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such laws, and any and all right to have any of the properties or assets constituting the Collateral marshaled upon any such sale, and agrees that the Collateral Agent, or the Administrative Agent on its behalf, or any court having jurisdiction to foreclose the security interests granted in this Agreement may sell the Collateral as an entirety or in such parcels as the Collateral Agent (acting at the direction of the Administrative Agent) or such court may determine. Notwithstanding the foregoing, the Borrower or the Portfolio Manager (to the extent no Portfolio Manager Default has occurred and is continuing) or any account managed by the Portfolio Manager may bid on any Loan Asset or portfolio of Loan Assets being auctioned by or on behalf of the Collateral Agent. Pursuant to the UCC, each of the Borrower, the Administrative Agent and the Collateral Agent hereby specifically agrees (x) that it shall not raise any objection to a Secured Party's purchase of the Collateral (through bidding on the obligations or otherwise) and (y) that a foreclosure sale conducted in conformity with the principles set forth in various no action letters promulgated by the SEC staff (1) shall be considered to be a "public" sale for purposes of the UCC and (2) shall be considered to be commercially reasonable notwithstanding that a Secured Party purchases the Collateral at such a sale.

(e)          Any amounts received from any sale or liquidation of the Collateral pursuant to this Section 6.02 in excess of the Obligations will be applied by the Collateral Agent (as directed by the Administrative Agent) in accordance with the provisions of Section 2.04(c), or as a court of competent jurisdiction may otherwise direct.

(f)          The Administrative Agent and the Lenders shall have, in addition to all the rights and remedies provided herein and provided by applicable federal, state, foreign, and local laws (including, the rights and remedies of a secured party under the UCC of any applicable state, to the extent that the UCC is applicable, and the right to offset any mutual debt and claim), all rights and remedies available to the Lenders at law, in equity or under any other agreement between any Lender and the Borrower.

(g)          Except as otherwise expressly provided in this Agreement, no remedy provided for by this Agreement shall be exclusive of any other remedy, each and every remedy shall be cumulative and in addition to any other remedy, and no delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Event of Default.

(h)          The Borrower hereby irrevocably appoints, during the continuance of an Event of Default and at all times following the Facility Maturity Date, each of the Collateral Agent and the Administrative Agent its true and lawful attorney (with full power of substitution) in its name, place and stead and at its expense, in connection with the enforcement of the rights and remedies provided for in this Agreement, including without limitation the following powers: (i) to give any necessary receipts or acquittance for amounts collected or received hereunder, (ii) to make all necessary transfers of the Collateral in connection with any such sale or other disposition made pursuant hereto, (iii) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition, the Borrower and the Portfolio Manager hereby ratifying and confirming all that such attorney (or any substitute) shall lawfully do hereunder and pursuant hereto, and (iv) to sign any agreements, orders or other documents in connection with or pursuant to any Transaction Document. Nevertheless, if so requested by the Collateral Agent or the Administrative Agent, the Borrower shall ratify and confirm any such sale or other disposition by executing and delivering to the Collateral Agent or the Administrative Agent all proper bills of sale, assignments, releases and other instruments as may be designated in any such request.

(i)          The Administrative Agent is hereby authorized and empowered, during the existence of an Event of Default and all times following the Facility Maturity Date, on behalf of the Borrower, to endorse the name of the Borrower upon any check, draft, instrument, receipt, instruction, or other document or agreement or item, coming into the Administrative Agent's possession, and to receive and apply the proceeds therefrom in accordance with the terms hereof. The Administrative Agent is hereby granted an irrevocable power of attorney, which is coupled with an interest, to execute all checks, drafts, receipts, instruments, instructions, or other documents, agreements, or items on behalf of the Borrower either before or after demand of payment on the Obligations but only during the existence of an Event of Default, as shall be deemed by the Administrative Agent to be necessary or advisable, in the sole discretion of the Administrative Agent, to preserve the security interests and Liens in the Collateral or to secure the repayment of the Obligations, and the Administrative Agent shall not incur any liability, in the absence of gross negligence or willful misconduct, in connection with or arising from its exercise of such power of attorney. The application by the Administrative Agent of such funds shall be the same as set forth in Section 2.04 hereof.

ARTICLE VII

INDEMNIFICATION

Section 7.01         Indemnities by the Borrower.

(a)          Except for Taxes (other than Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim) and without limiting any other rights which the Affected Parties, the Secured Parties, the Administrative Agent, the Lenders, the Collateral Agent, the Account Bank, the Collateral Custodian or any of their respective Affiliates may have hereunder or under Applicable Law, the Borrower hereby agrees to indemnify the Affected Parties, the Secured Parties, the Administrative Agent, the Lenders, the Collateral Agent, the Account Bank, the Collateral Custodian and each of their respective Affiliates, assigns, officers, directors, employees and agents (each, an "Indemnified Party" for purposes of this Article VII) against, and to hold each Indemnified Party harmless from, any and all damages, losses, claims, liabilities and related costs and expenses, including attorneys' fees and disbursements (all of the foregoing being collectively referred to as "Indemnified Amounts"), awarded against or actually incurred by such Indemnified Party arising out of, in any way connected with, or as a result of this Agreement, any of the other Transaction Documents or in respect of any of the Collateral or any claim, litigation, investigation or proceeding relating to any of the foregoing, including the enforcement of this Agreement or any Transaction Document against the Borrower, regardless of whether any such Indemnified Party is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower or any of its Affiliates or shareholders); provided that Indemnified Amounts shall not be available to an Indemnified Party to the extent that (i) such damages, losses, claims, liabilities and related costs and expenses (A) are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence, fraud, reckless disregard or willful misconduct on the part of such Indemnified Party or (B) result from the performance of the Loan Assets due to the Obligor's financial inability to pay or (ii) a court of competent jurisdiction has rendered a final and nonappealable judgment in favor of the Borrower or any of its Affiliates or shareholders against such Indemnified Party in a matter initiated by the Borrower, such Affiliate or shareholder against such Indemnified Party.

(b)          Any amounts subject to the indemnification provisions of this Section 7.01 shall be paid by the Borrower to the Administrative Agent (or, with respect to any amounts owing to the Collateral Agent, the Collateral Custodian or the Account Bank, to the Collateral Agent) on behalf of the applicable Indemnified Party in accordance with Section 2.04 on the next Payment Date; provided that no payment shall be made in respect of amounts arising in a matter initiated by the Borrower or any of its Affiliates or shareholders against an Indemnified Party (x) until a court of competent jurisdiction has rendered a judgment in such matter against the Borrower or (y) if such Indemnified Party would not otherwise be entitled to indemnification pursuant to Section 7.01(a). The Administrative Agent, on behalf of any Indemnified Party making a request for indemnification under this Section 7.01, shall submit to the Borrower a certificate setting forth the basis for and the computations of the Indemnified Amounts with respect to which such indemnification is requested, which certificate shall be conclusive absent demonstrable error.

(c)          If for any reason the indemnification provided above in this Section 7.01 is unavailable to the Indemnified Party or is insufficient to hold an Indemnified Party harmless in respect of any losses, claims, damages or liabilities, then the Borrower shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Borrower on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations.

(d)          If the Borrower has made any payments in respect of Indemnified Amounts to the Administrative Agent on behalf of an Indemnified Party pursuant to this Section 7.01 and such Indemnified Party thereafter collects any of such amounts from others, such Indemnified Party will promptly repay such amounts collected to the Borrower, without interest.

(e)          The obligations of the Borrower under this Section 7.01 shall survive the resignation or removal of the Administrative Agent, the Lenders, the Portfolio Manager, the Collateral Agent, the Account Bank or the Collateral Custodian, the invalidity or unenforceability of any term or provision of this Agreement or any other Transaction Document, any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Lender, the Portfolio Manager, the Account Bank or the Collateral Custodian and the termination of this Agreement.

Section 7.02         Waiver of Certain Claims. To the extent permitted by Applicable Law, none of the Borrower or the Portfolio Manager shall assert, and each hereby waives, any claim against any Indemnified Person, on any theory of liability, for special, indirect, consequential or punitive dames (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any of the Transaction Documents.

Section 7.03         Legal Proceedings. In the event an Indemnified Party becomes involved in any action, claim, or legal, governmental or administrative proceeding (an "Action") for which it seeks indemnification hereunder, the Indemnified Party shall promptly notify the other party or parties against whom it seeks indemnification (the "Indemnifying Party") in writing of the nature and particulars of the Action; provided that its failure to do so shall not relieve the Indemnifying Party of its obligations hereunder except to the extent such failure has a material adverse effect on the Indemnifying Party. Upon written notice to the Indemnified Party acknowledging in writing that the indemnification provided hereunder applies to the Indemnified Party in connection with the Action (subject to the exclusion in the first sentence of Section 7.01), the Indemnifying Party may assume the defense of the Action at its expense with counsel acceptable to the Indemnified Party. The Indemnified Party shall have the right to retain separate counsel in connection with the Action, and the Indemnifying Party shall not be liable for the legal fees and expenses of the Indemnified Party after the Indemnifying Party has done so; provided that if the Indemnified Party determines in good faith that there may be a conflict between the positions of the Indemnified Party and the Indemnifying Party in connection with the Action, or that the Indemnifying Party is not conducting the defense of the Action in a manner reasonably protective of the interests of the Indemnified Party, the legal fees and expenses of the Indemnified Party shall be paid by the Indemnifying Party; provided further that the Indemnifying Party shall not, in connection with any one Action or separate but substantially similar or related Actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees or expenses of more than one separate firm of attorneys (and any required local counsel) for such Indemnified Party, which firm (and local counsel, if any) shall be designated in writing to the Indemnifying Party by the Indemnified Party. If the Indemnifying Party elects to assume the defense of the Action, it shall have full control over the conduct of such defense; provided that the Indemnifying Party and its counsel shall, as requested by the Indemnified Party or its counsel, consult with and keep them informed with respect to the conduct of such defense. The Indemnifying Party shall not settle an Action without the prior written approval of the Indemnified Party unless such settlement provides for the full and unconditional release of the Indemnified Party from all liability in connection with the Action. The Indemnified Party shall reasonably cooperate with the Indemnifying Party in connection with the defense of the Action.

Section 7.04         After-Tax Basis. Indemnification under Sections 7.01 shall be in an amount necessary to make the Indemnified Party whole after taking into account any Tax consequences to the Indemnified Party of the receipt of the indemnity provided hereunder, including the effect of such Tax or refund on the amount of Tax measured by net income or profits that is or was payable by the Indemnified Party.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Section 8.01         The Administrative Agent.

(a)          Appointment. Each Lender hereby irrevocably appoints and authorizes the Administrative Agent as its agent hereunder and hereby further authorizes the Administrative Agent to appoint additional agents to act on its behalf and for the benefit of each Lender. Each Lender further authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Transaction Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth in this Agreement, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Transaction Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)          Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Transaction Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects with reasonable care.

(c)          Administrative Agent's Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Administrative Agent under or in connection with this Agreement or any of the other Transaction Documents, except, subject to Section 8.01(b), for its or their own gross negligence or willful misconduct (each as determined in a final, non-appealable judgment by a court of competent jurisdiction). Each Secured Party hereby waives any and all claims against the Administrative Agent or any of its Affiliates for any action taken or omitted to be taken by the Administrative Agent or any of its Affiliates under or in connection with this Agreement or any of the other Transaction Documents, except, subject to Section 8.01(b), for its or their own gross negligence or willful misconduct (each as determined in a final, non-appealable judgment by a court of competent jurisdiction). Without limiting the foregoing, the Administrative Agent: (i) may consult with legal counsel (including counsel for the Borrower or the Transferor), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation and shall not be responsible for any statements, warranties or representations made in or in connection with this Agreement; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any of the other Transaction Documents on the part of the Borrower, the Transferor, or the Portfolio Manager or to inspect the property (including the books and records) of the Borrower, the Transferor, or the Portfolio Manager; (iv) shall not be responsible for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any of the other Transaction Documents or any other instrument or document furnished pursuant hereto or thereto; (v) shall incur no liability under or in respect of this Agreement or any of the other Transaction Documents by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by email) believed by it to be genuine and signed or sent by the proper party or parties; (vi) shall not be responsible for or have any duty to ascertain or inquire into the contents of any certificate, report or other document delivered thereunder or in connection therewith; and (vii) shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.

(d)          Actions by Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or consent of the Required Lenders; provided that, notwithstanding anything to the contrary herein, the Administrative Agent shall not be required to take any action hereunder if the taking of such action, in the reasonable determination of the Administrative Agent, shall be in violation of any Applicable Law or contrary to any provision of this Agreement or shall expose the Administrative Agent to liability hereunder or otherwise. In the event the Administrative Agent requests the consent of a Lender pursuant to the foregoing provisions and the Administrative Agent does not receive a consent (either positive or negative) from such Person within ten (10) Business Days of such Person's receipt of such request, then such Lender shall be deemed to have consented to the relevant action.

(e)          Notice of Event of Default, Unmatured Event of Default or Portfolio Manager Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of an Event of Default, Unmatured Event of Default or Portfolio Manager Default, unless the Administrative Agent has received written notice from a Lender, the Borrower or the Portfolio Manager referring to this Agreement, describing such Event of Default, Unmatured Event of Default or Portfolio Manager Default and stating that such notice is a "Notice of Event of Default," "Notice of Unmatured Event of Default" or "Notice of Portfolio Manager Default," as applicable. The Administrative Agent shall (subject to Section 9.01(c)) take such action with respect to such Event of Default, Unmatured Event of Default or Portfolio Manager Default as may be requested by the Required Lenders acting jointly or as the Administrative Agent shall deem advisable or in the best interest of the Lenders.

(f)           Credit Decision with Respect to the Administrative Agent. Each Lender and each Secured Party acknowledges that none of the Administrative Agent or any of its Affiliates has made any representation or warranty to it, and that no act by the Administrative Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Borrower, the Portfolio Manager, the Transferor or any of their respective Affiliates or review or approval of any of the Collateral, shall be deemed to constitute any representation or warranty by any of the Administrative Agent or its Affiliates to any Lender as to any matter, including whether the Administrative Agent has disclosed material information in its possession. Each Lender and each Secured Party acknowledges that it has, independently and without reliance upon the Administrative Agent, or any of the Administrative Agent's Affiliates, and based upon such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement and the other Transaction Documents to which it is a party. Each Lender and each Secured Party also acknowledges that it will, independently and without reliance upon the Administrative Agent, or any of the Administrative Agent's Affiliates, and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement and the other Transaction Documents to which it is a party. Each Lender and each Secured Party hereby agrees that the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower, the Portfolio Manager, the Transferor or their respective Affiliates which may come into the possession of the Administrative Agent or any of its Affiliates.

(g)          Indemnification of the Administrative Agent. Each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower or the Portfolio Manager), ratably in accordance with the Pro Rata Share of its related Lender, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any of the other Transaction Documents, or any action taken or omitted by the Administrative Agent hereunder or thereunder. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent, ratably in accordance with the Pro Rata Share of its related Lender, promptly upon demand for any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and the other Transaction Documents, to the extent that such expenses are incurred in the interests of or otherwise in respect of the Lenders hereunder and/or thereunder and to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower or the Portfolio Manager.

(h)          Successor Administrative Agent. The Administrative Agent may resign at any time, effective upon the appointment and acceptance of a successor Administrative Agent as provided below, by giving at least five (5) days' written notice thereof to each Lender, the Collateral Agent and the Borrower and may be removed at any time with cause by the Lenders acting jointly. Upon any such resignation or removal, the Required Lenders shall appoint a successor Administrative Agent, subject to the approval of the Borrower (which approval shall not be (i) unreasonably withheld, conditioned or delayed or (ii) required at any time during the continuance of an Event of Default or after the declaration or automatic occurrence of the Facility Maturity Date). Each Lender agrees that it shall not unreasonably withhold or delay its approval of the appointment of a successor Administrative Agent. If no such successor Administrative Agent shall have been so appointed, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent's giving of notice of resignation or the removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Secured Parties, appoint a successor Administrative Agent which successor Administrative Agent shall be either (x) a commercial bank organized under the laws of the United States or of any state thereof and have a combined capital and surplus of at least $50,000,000 or (y) an Affiliate of such a bank. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent's resignation or removal hereunder as Administrative Agent, the provisions of this Article VIII shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

(i)          Payments by the Administrative Agent. Unless specifically allocated to a specific Lender pursuant to the terms of this Agreement, all amounts received by the Administrative Agent on behalf of the Lenders shall be paid by the Administrative Agent to the Lenders in accordance with their respective Pro Rata Shares in the applicable Advances Outstanding, or if there are no Advances Outstanding in accordance with their related Lender's most recent Commitments, on the Business Day received by the Administrative Agent, unless such amounts are received after 12:00 noon on such Business Day, in which case the Administrative Agent shall use its reasonable efforts to pay such amounts to each Lender on such Business Day, but, in any event, shall pay such amounts to such Lender not later than the following Business Day.

(j)          The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or prospective Lender is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender.

ARTICLE IX

COLLATERAL AGENT

Section 9.01         Designation of Collateral Agent.

(a)          Initial Collateral Agent. Each of the Lenders and the Administrative Agent hereby designate and appoint the Collateral Agent to act as its agent for the purposes of perfection of a security interest in the Collateral and hereby authorizes the Collateral Agent to take such actions on its behalf and on behalf of each of the Secured Parties and to exercise such powers and perform such duties as are expressly granted to the Collateral Agent by this Agreement. The Collateral Agent hereby accepts such agency appointment to act as Collateral Agent pursuant to the terms of this Agreement, until its resignation or removal as Collateral Agent pursuant to the terms hereof.

(b)          Successor Collateral Agent. Upon the Collateral Agent's receipt of a Collateral Agent Termination Notice from the Administrative Agent of the designation of a successor Collateral Agent pursuant to the provisions of Section 9.05, the Collateral Agent agrees that it will terminate its activities as Collateral Agent hereunder.

(c)          Secured Party. The Administrative Agent and the Lenders hereby appoint U.S. Bank National Association, in its capacity as Collateral Agent hereunder, as their agent for the purposes of perfection of a security interest in the Collateral. U.S. Bank National Association, in its capacity as Collateral Agent hereunder, hereby accepts such appointment and agrees to perform the duties set forth in Section 9.02(b).

Section 9.02         Duties of Collateral Agent.

(a)          Appointment. The Lenders and the Administrative Agent each hereby appoints U.S. Bank National Association to act as Collateral Agent, for the benefit of the Secured Parties. The Collateral Agent hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto set forth herein.

(b)          Duties. On or before the initial Advance Date, and until its removal pursuant to Section 9.05, the Collateral Agent shall perform, on behalf of the Secured Parties, the following duties and obligations:

(i)          The Collateral Agent shall calculate amounts to be remitted pursuant to Section 2.04 to the applicable parties and notify the Portfolio Manager and the Administrative Agent in the event of any discrepancy between the Collateral Agent's calculations and the Portfolio Management Report (such dispute to be resolved in accordance with Section 2.05);

(ii)         The Collateral Agent shall make payments pursuant to the terms of the Portfolio Management Report or as otherwise directed in accordance with Sections 2.04 or 2.05.

(iii)        The Collateral Agent shall provide to the Portfolio Manager a copy of all written notices and communications identified as being sent to it in connection with the Loan Assets and the other Collateral held hereunder which it receives from the related Obligor, participating bank and/or agent bank. In no instance shall the Collateral Agent be under any duty or obligation to take any action on behalf of the Portfolio Manager in respect of the exercise of any voting or consent rights, or similar actions, unless it receives specific written instructions from the Portfolio Manager, prior to the occurrence of an Event of Default, or the Administrative Agent, after the occurrence of Event of Default, in which event the Collateral Agent shall vote, consent or take such other action in accordance with such instructions.

(iv)        As promptly as possible after the Closing Date, and in any event no later than thirty (30) days after the Closing Date, the Collateral Agent shall create a database (the "Collateral Database") with respect to the Loan Assets held by the Borrower on the Closing Date, which Collateral Database shall include all information reasonably requested by the Administrative Agent and agreed to by the Collateral Agent with respect to the Loan Assets and the Collateral, on an individual Loan Asset basis and on a portfolio basis. The Collateral Agent shall permit access to the information in the Collateral Database by the Portfolio Manager, the Borrower and the Administrative Agent no later than thirty (30) days after the Closing Date. The Collateral Agent shall prepare, for review and approval by the Portfolio Manager and the Administrative Agent: (a) by no later than the 15th of each calendar month (or, if such day is not a Business Day, the next succeeding Business Day), as of the preceding Monthly Determination Date, and, any date on which an Advance is made (subject to the Collateral Agent’s receipt of the related Notice of Borrowing and any other information reasonably needed by the Collateral Agent by 12:00 p.m. at least one (1) Business Day prior), as of one (1) Business Day prior to the date on which such Advance is made, a report containing the information described in Section A of the report attached hereto as Exhibit H; (b) on each Business Day and in accordance with Section 9.02(b)(vi) below, a daily report containing the information described in Section B of the report attached hereto as Exhibit H; (c) by no later than each Payment Date, as of the preceding Monthly Determination Date, a report containing the information specified in Section C of the report attached hereto as Exhibit H; and (d) by no later than any date on which a Permitted Distribution or Permitted Tax Distribution occurs (subject to the Collateral Agent’s receipt of notice of such Permitted Distribution or Permitted Tax Distribution and any other information reasonably needed by the Collateral Agent by 12:00 p.m. at least one (1) Business Days prior, as of one (1) Business Days prior to the date on which such Permitted Distribution or Permitted Tax Distribution is to be made, a report containing the information specified in Section D of the Report attached hereto as Exhibit H, in each case based on information contained in the Collateral Database or as provided by the Borrower, the Administrative Agent, the Portfolio Manager or other third-party sources, as applicable. Upon receipt of such report, the Borrower, the Administrative Agent, and the Portfolio Manager shall indicate its approval of such report or identify any discrepancy. In the event of any discrepancy between the information set forth in such report provided by the Collateral Agent to the Borrower, the Administrative Agent and the Portfolio Manager and any information contained in the books, records or reports of Borrower, the Administrative Agent and the Portfolio Manager, such party shall promptly notify the Collateral Agent thereof and the parties shall cooperate to resolve the discrepancy. For the avoidance of doubt, (1) any final determination of the calculation of Yield and Unused Fees and Excess Interest Proceeds shall be made by the Administrative Agent, and (2) any final determination of the Borrowing Base calculation, the Collateral Quality Tests, the Unfunded Exposure Test, the Value Adjustment Event summary, the Loan Asset Schedule, the priority of payments for each Payment Date shall be made by the Portfolio Manager. The Collateral Agent shall update the Collateral Database promptly for Loan Assets and Permitted Investments acquired or sold or otherwise disposed of and for any amendments or changes to Loan Asset amounts or interest rates, in each case based upon information and data received from the Borrower, the Portfolio Manager, or the related bank agent, obligor, or financial information reporting or other third-party sources.

(v)         The Collateral Agent shall establish the Collection Account and the Unfunded Exposure Account in the name of the Borrower subject to the lien and control of the Collateral Agent for the benefit of the Secured Parties.

(vi)        The Collateral Agent shall track the receipt and daily allocation of cash to the Interest Collection Subaccount and Principal Collection Subaccount and any withdrawals therefrom and, on each Business Day, provide to the Portfolio Manager daily reports reflecting such actions to the Interest Collection Subaccount and Principal Collection Subaccount as of the close of business on the preceding Business Day.

(vii)       The Collateral Agent shall provide the Portfolio Manager with such other information as may be reasonably requested in writing by the Portfolio Manager and as is within the possession of the Collateral Agent.

(c)          (i) The Administrative Agent, each Lender and each Secured Party further authorizes the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are expressly delegated to the Collateral Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. In furtherance, and without limiting the generality of the foregoing, each Secured Party hereby appoints the Collateral Agent (acting at the direction of the Administrative Agent) as its agent to execute and deliver all further instruments and documents, and take all further action that the Administrative Agent deems necessary or desirable in order to perfect, protect or more fully evidence the security interests granted by the Borrower hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder, including, the execution by the Collateral Agent as secured party/assignee of such financing or continuation statements, or amendments thereto or assignments thereof, relative to all or any of the Loan Assets now existing or hereafter arising, and such other instruments or notices, as may be necessary or appropriate for the purposes stated hereinabove. Nothing in this Section 9.02(c) shall be deemed to relieve the Borrower or the Portfolio Manager of their respective obligations to protect the interest of the Collateral Agent (for the benefit of the Secured Parties) in the Collateral, including to file financing and continuation statements in respect of the Collateral in accordance with Section 5.01(j). It is understood and agreed that any and all actions performed by the Collateral Agent in connection with this Section 9.02(c) shall be at the written direction of the Administrative Agent or the Required Lenders, and the Collateral Agent shall have no responsibility or liability in connection with determining whether any such actions are necessary or desirable to perfect, protect or more fully secure the security interest granted by the Borrower hereunder or to enable any Person to exercise or enforce any of their respective rights hereunder.

(ii)         The Administrative Agent may direct the Collateral Agent to take any such incidental action hereunder. With respect to other actions which are incidental to the actions specifically delegated to the Collateral Agent hereunder, the Collateral Agent shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Administrative Agent; provided that the Collateral Agent shall not be required to take any action hereunder at the request of the Administrative Agent, any Secured Party or otherwise if the taking of such action, in the reasonable determination of the Collateral Agent, (x) shall be in violation of any Applicable Law or contrary to any provisions of this Agreement or (y) shall expose the Collateral Agent to liability hereunder or otherwise (unless it has received indemnity which it reasonably deems to be satisfactory with respect thereto). In the event the Collateral Agent requests the consent of the Administrative Agent and the Collateral Agent does not receive a consent (either positive or negative) from the Administrative Agent within ten (10) Business Days of its receipt of such request, then the Administrative Agent shall be deemed to have declined to consent to the relevant action.

(iii)        Except as expressly provided herein, the Collateral Agent shall not be under any duty or obligation to take any affirmative action to exercise or enforce any power, right or remedy available to it under this Agreement unless and until (and to the extent) expressly so directed by the Administrative Agent. The Collateral Agent shall not be liable for any action taken, suffered or omitted by it in accordance with the request or direction of any Secured Party, to the extent that this Agreement provides such Secured Party the right to so direct the Collateral Agent, or the Administrative Agent. The Collateral Agent shall not be deemed to have notice or knowledge of any matter hereunder, including an Event of Default, Facility Maturity Date, Portfolio Manager Default or a Borrowing Base Deficiency unless a Responsible Officer of the Collateral Agent has knowledge of such matter or written notice thereof is received by the Collateral Agent at its address as set forth in Section 11.02 indicating the occurrence of such event.

(d)          If, in performing its duties under this Agreement, the Collateral Agent is required to decide between alternative courses of action, the Collateral Agent may request written instructions from the Administrative Agent as to the course of action desired by it. If the Collateral Agent does not receive such instructions within two (2) Business Days after it has requested them, the Collateral Agent may, but shall be under no duty to, take or refrain from taking any such courses of action. The Collateral Agent shall act in accordance with instructions received after such two (2) Business Day period except to the extent it has already, in good faith, taken or committed itself to take, action inconsistent with such instructions. The Collateral Agent shall be entitled to rely on the advice of legal counsel and independent accountants in performing its duties hereunder and shall be deemed to have acted in good faith if it acts in accordance with such advice.

(e)          Concurrently herewith, the Administrative Agent directs the Collateral Agent and the Collateral Agent is authorized to enter into the Collection and Unfunded Exposure Account Agreement. For the avoidance of doubt, all of the Collateral Agent's rights, protections and immunities provided herein shall apply to the Collateral Agent for any actions taken or omitted to be taken under the Collection and Unfunded Exposure Account Agreement in such capacity.

(f)          Nothing herein shall obligate the Collateral Agent to determine independently the correct characterization or categorization of any item of Collateral, or to evaluate or verify the Portfolio Manager's characterization of any item of Collateral, any such determination being based exclusively upon notification the Collateral Agent receives from the Portfolio Manager and nothing herein shall obligate the Collateral Agent to review or examine any underlying instrument or contract evidencing, governing or guaranteeing or securing any Loan Asset in order to verify, confirm, audit or otherwise determine any characteristic thereof.

(g)          The Borrower, the Portfolio Manager and the Administrative Agent shall cooperate with the Collateral Agent in connection with the preparation by the Collateral Agent of any reports, statements and calculations to be prepared by it. Without limiting the generality of the foregoing, each of the Borrower, the Portfolio Manager and the Administrative Agent (as applicable) shall supply in a timely fashion any information maintained by it that the Collateral Agent may from time to time request and reasonably need to complete the reports, statements and calculations required to be prepared by the Collateral Agent hereunder or required to permit the Collateral Agent to perform its obligations under the Transaction Documents, including, without limitation, the calculation of Yield and Unused Fees, the Borrowing Base Calculation, the Value Adjustment Event summary and any other information that may be reasonably required under the Transaction Documents. The Portfolio Manager and the Administrative Agent shall review and verify the contents of the aforesaid reports, statements and calculations of the Collateral Agent and upon approval from the Portfolio Manager and the Administrative Agent, the Collateral Agent shall send such reports, statements and calculations as required hereunder.

Section 9.03         Merger or Consolidation. Any Person (a) into which the Collateral Agent may be merged or consolidated, (b) that may result from any merger or consolidation to which the Collateral Agent shall be a party, or (c) that may succeed to the properties and assets of the Collateral Agent substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Collateral Agent hereunder, shall be the successor to the Collateral Agent under this Agreement without further act of any of the parties to this Agreement.

Section 9.04         Collateral Agent Compensation. As compensation for its Collateral Agent activities hereunder, the Collateral Agent shall be entitled to the Collateral Agent Fees and Collateral Agent Expenses from the Borrower as set forth in the Collateral Agent and Collateral Custodian Fee Letter, payable to the extent of funds available therefor pursuant to the provisions of Section 2.04. The Collateral Agent's entitlement to receive the Collateral Agent Fees shall cease on the earlier to occur of: (a) its removal as Collateral Agent pursuant to Section 9.05 or (b) the termination of this Agreement.

Section 9.05         Collateral Agent Removal. The Collateral Agent may be removed, with or without cause, by the Administrative Agent by notice given in writing to the Collateral Agent (the "Collateral Agent Termination Notice"); provided that, notwithstanding its receipt of a Collateral Agent Termination Notice, the Collateral Agent shall continue to act in such capacity until a successor Collateral Agent has been appointed and has agreed to act as Collateral Agent hereunder; provided that the Collateral Agent shall continue to receive compensation of its fees and expenses in accordance with Section 9.04 above while so serving as the Collateral Agent prior to a successor Collateral Agent being appointed.

Section 9.06         Limitation on Liability.

(a)          The Collateral Agent may conclusively rely on and shall be fully protected in acting upon any signature, certificate, instrument, statement, resolution, request, direction, consent, order, report, bond, opinion, notice, letter, telegram or other document or paper delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties. The Collateral Agent may rely conclusively on and shall be fully protected in acting upon the written instructions of any designated officer of the Administrative Agent.

(b)          The Collateral Agent may consult counsel satisfactory to it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(c)          The Collateral Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its willful misconduct or grossly negligent performance or omission of its duties.

(d)          The Collateral Agent makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Collateral, and will not be required to and will not make any representations as to the validity or value (except as expressly set forth in this Agreement) of any of the Collateral. The Collateral Agent shall not be obligated to take any legal action hereunder that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.

(e)          The Collateral Agent shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations shall be implied in this Agreement against the Collateral Agent. Notwithstanding any provision to the contrary elsewhere in the Transaction Documents, the Collateral Agent shall not have any fiduciary relationship with any party hereto or any Secured Party in its capacity as such, and no implied covenants, functions, obligations or responsibilities shall be read into this Agreement, the other Transaction Documents or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing, it is hereby expressly agreed and stipulated by the other parties hereto that the Collateral Agent shall not be required to exercise any discretion hereunder and shall have no investment or management responsibility.

(f)           The Collateral Agent shall not be required to expend or risk its own funds in the performance of its duties hereunder.

(g)          It is expressly agreed and acknowledged that the Collateral Agent is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral.

(h)          Subject in all cases to the last sentence of Section 2.05, in case any reasonable question arises as to its duties hereunder, the Collateral Agent may, prior to the occurrence of an Event of Default or the Facility Maturity Date, request instructions from the Portfolio Manager and may, after the occurrence of an Event of Default or the Facility Maturity Date, request instructions from the Administrative Agent, and shall be entitled at all times to refrain from taking any action unless it has received instructions from the Portfolio Manager or the Administrative Agent, as applicable. The Collateral Agent shall in all events have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Administrative Agent. In no event shall the Collateral Agent be liable for punitive, special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Collateral Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i)          The Collateral Agent shall not be liable for the acts or omissions of the Collateral Custodian or the Administrative Agent under this Agreement and shall not be required to monitor the performance of the Collateral Custodian or the Administrative Agent. Notwithstanding anything herein to the contrary, the Collateral Agent shall have no duty to perform any of the duties of the Collateral Custodian, the Administrative Agent or any party under this Agreement or any other Transaction Document.

(j)          The Collateral Agent hereby disclaims any representation or warranty to the Administrative Agent and the Lenders concerning and shall have no responsibility to the Administrative Agent and the Lenders for the existence, priority or perfection of the Liens and security interests granted hereunder or under any Transaction Document or in the value of any of the Collateral. The Collateral Agent makes no representation as to the value, sufficiency or condition of the Collateral or any part thereof, as to the title of the Borrower to the Collateral, as to the security afforded by this Agreement or any other Transaction Document. The Collateral Agent shall not be responsible for insuring the Collateral, for the payment of taxes, charges, assessments or liens upon the Collateral or otherwise as to the maintenance of the Collateral, except as provided in the immediately following sentence when the Collateral Agent has possession of the Collateral. The Collateral Agent shall not have any duty to the Administrative Agent or the Lenders as to any Collateral in its possession or in the possession of someone under its control or in the possession or control of any agent or nominee of the Collateral Agent selected and appointed with reasonable due care or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto, except the duty to accord such of the Collateral as may be in its possession substantially the same care as it accords its own assets and the duty to account for monies received by it. The Collateral Agent shall not be under an obligation independently to request or examine insurance coverage with respect to any Collateral. The Collateral Agent shall not be liable for the acts or omissions of any bank, depositary bank, custodian, independent counsel of the Borrower or any other party selected and appointed by the Collateral Agent with reasonable due care or selected by any other party hereto that may hold or possess Collateral or documents related to Collateral and the Collateral Agent shall not be required to monitor the performance of any such Persons holding Collateral. For the avoidance of doubt, the Collateral Agent shall not be responsible to the Lenders for the perfection of any Lien or for the filing, form, content or renewal of any UCC financing statements, fixture filings, mortgages, deeds of trust and such other documents or instruments, provided however that if instructed by the Required Lenders and at the expense of the Borrower, the Borrower shall arrange for the filing and continuation, of financing statements or other filing or recording documents or instruments (collectively, the "Financing Statements") for the perfection of security interests in the Collateral. The Collateral Agent shall not be responsible for the preparation, form, content, sufficiency or adequacy of any such Financing Statements.

(k)          Notwithstanding anything contained herein, neither the Collateral Agent nor the Collateral Custodian shall have any obligations with respect to any collateral comprised of mortgages or other real property, including without limitation any of its express duties in Section 10.02(b). In connection with the exercise of any rights or remedies in respect of, or foreclosure or realization upon, any real estate-related collateral pursuant to this Agreement or any Transaction Document, the Collateral Agent shall not be obligated to take title to or possession of real estate in its own name, or otherwise in a form or manner that may, in its reasonable judgment, expose it to liability. In the event that the Collateral Agent deems that it may be considered an "owner or operator" under any environmental laws or otherwise cause the Collateral Agent to incur, or be exposed to, any environmental liability or any liability under any other federal, state or local law, the Collateral Agent reserves the right, instead of taking such action, either to resign as Collateral Agent subject to the terms and conditions of Section 10.07 or to arrange for the transfer of the title or control of the asset to a court appointed receiver. The Collateral Agent will not be liable to any Person for any environmental liability or any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Collateral Agent's actions and conduct as authorized, empowered and directed hereunder or relating to any kind of discharge or release or threatened discharge or release of any hazardous materials into the environment.

(l)          Without limiting the generality of any terms of this section, the Collateral Agent shall have no liability for any action or omissions of the Borrower, the Portfolio Manager, the Administrative Agent or the Lenders or any failure, inability or unwillingness on the part of the Portfolio Manager, the Administrative Agent or the Borrower to provide accurate and complete information on a timely basis to the Collateral Agent, or otherwise on the part of any such party to comply with the terms of this Agreement, and shall have no liability for any inaccuracy or error in the performance or observance on the Collateral Agent's part of any of its duties hereunder that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof. The duties and obligations of the Collateral Agent and its employees or agents shall be determined solely by the express provisions of this Agreement and they shall not be under any obligation or duty except for the performance of such duties and obligations as are specifically set forth herein, and no implied covenants shall be read into this Agreement against them.

(m)         The Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any certificate, report or other document; provided, however, that, if the form thereof is prescribed by this Agreement, the Collateral Agent shall examine the same to determine whether it conforms on its face to the requirements hereof.

(n)          The Collateral Agent may exercise any of its rights or powers hereunder or perform any of its duties hereunder either directly or, by or through its agents or attorneys, and the Collateral Agent shall not be responsible for any misconduct or negligence on the part of any agent or attorney selected and appointed hereunder with reasonable due care. Neither the Collateral Agent nor any of its affiliates, directors, officers, shareholders, agents or employees will be liable to the Collateral Manager, the Borrower or any other Person, except by reason of acts or omissions by the Collateral Agent constituting willful misconduct, gross negligence of the Collateral Agent's duties hereunder.

(o)          If the Collateral Agent is prevented from fulfilling its obligations under this Agreement as a result of governmental or regulatory actions, government regulations, fires, strikes, accidents, acts of God or other causes beyond the control of the Collateral Agent, the Collateral Agent shall use commercially reasonable efforts to mitigate the effects of such circumstances and resume performance as soon as reasonably possible, and the Collateral Agent's obligations shall be suspended for a reasonable time during which such conditions exist.

(p)          The Collateral Agent shall not be responsible for the preparation or filing of any reports or returns relating to federal, state or local income taxes for any other Person with respect to this Agreement, other than in respect of the Collateral Agent's compensation or for reimbursement of expenses.

Section 9.07         Collateral Agent Resignation. The Collateral Agent may resign at any time by giving not less than ninety (90) days' written notice thereof to the Administrative Agent and with the consent of the Administrative Agent, which consent shall not be unreasonably withheld. Upon receiving such notice of resignation, the Administrative Agent shall promptly appoint a successor collateral agent or collateral agents by written instrument, in duplicate, executed by the Administrative Agent, one copy of which shall be delivered to the Collateral Agent so resigning and one copy to the successor collateral agent or collateral agents, together with a copy to the Borrower, Portfolio Manager and Collateral Custodian. If no successor collateral agent shall have been appointed and an instrument of acceptance by a successor Collateral Agent shall not have been delivered to the Collateral Agent within forty-five (45) days after the giving of such notice of resignation, the resigning Collateral Agent may petition any court of competent jurisdiction for the appointment of a successor Collateral Agent. Notwithstanding anything herein to the contrary, the Collateral Agent may not resign prior to a successor Collateral Agent being appointed.

ARTICLE X

COLLATERAL CUSTODIAN

Section 10.01       Designation of Collateral Custodian.

(a)          Initial Collateral Custodian. The role of Collateral Custodian with respect to the Required Loan Documents shall be conducted by the Person designated as Collateral Custodian hereunder from time to time in accordance with this Section 10.01. The Administrative Agent hereby designates and appoints the Collateral Custodian to act as its agent and hereby authorizes the Collateral Custodian to take such actions on its behalf and to exercise such powers and perform such duties as are expressly granted to the Collateral Custodian by this Agreement. The Collateral Custodian hereby accepts such agency appointment to act as Collateral Custodian pursuant to the terms of this Agreement, until its resignation or removal as Collateral Custodian pursuant to the terms hereof.

(b)          Successor Collateral Custodian. Upon the Collateral Custodian's receipt of a Collateral Custodian Termination Notice from the Administrative Agent of the designation of a successor Collateral Custodian pursuant to the provisions of Section 10.05, the Collateral Custodian agrees that it will terminate its activities as Collateral Custodian hereunder.

Section 10.02       Duties of Collateral Custodian.

(a)          Appointment. The Administrative Agent hereby appoints U.S. Bank National Association to act as Collateral Custodian, for the benefit of the Secured Parties. The Collateral Custodian hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto set forth herein.

(b)          Duties. From the Closing Date until its removal pursuant to Section 10.05, the Collateral Custodian shall perform, on behalf of the Secured Parties, the following duties and obligations:

(i)          The Collateral Custodian shall take and retain custody of the Required Loan Documents delivered by the Borrower pursuant to Section 3.02(a) and Section 3.04(b) hereof in accordance with the terms and conditions of this Agreement, all for the benefit of the Secured Parties. Within five (5) Business Days of its receipt of any Required Loan Documents (the "Review Period"), the related Loan Asset Schedule and a hard copy of the Loan Asset Checklist, the Collateral Custodian shall review the Required Loan Documents to confirm that (A) such Required Loan Documents have been executed (either an original or a copy, as indicated on the Loan Asset Checklist) and have no mutilated pages, (B) filed stamped copies of the UCC and other filings (required by the Required Loan Documents) are included, (C) if listed on the Loan Asset Checklist, a copy of an Insurance Policy (or evidence thereof) with respect to any real or personal property constituting the Related Collateral is included, and (D) the related original balance (based on a comparison to the note or assignment agreement, as applicable), Loan Asset number and Obligor name, as applicable, with respect to such Loan Asset is referenced on the related Loan Asset Schedule (such items (A) through (D) collectively, the "Review Criteria"). In order to facilitate the foregoing review by the Collateral Custodian, in connection with each delivery of Required Loan Documents hereunder to the Collateral Custodian, the Portfolio Manager shall provide to the Collateral Custodian a hard copy (which may be preceded by an electronic copy, as applicable) of the related Loan Asset Checklist which contains the Loan Asset information with respect to the Required Loan Documents being delivered, identification number and the name of the Obligor with respect to such Loan Asset. Notwithstanding anything herein to the contrary, the Collateral Custodian's obligation to review the Required Loan Documents shall be limited to reviewing such Required Loan Documents based on the information provided on the Loan Asset Checklist. In receiving any Required Loan Documents hereunder, and in maintaining any listing or providing any report or communication with respect to the Required Loan Documents held hereunder, the Collateral Custodian shall be required only to review such Required Loan Documents in accordance with the Review Criteria. Not later than one (1) Business Day after the Review Period, the Collateral Custodian shall execute and deliver to the Borrower, the Portfolio Manager and the Administrative Agent a certification more fully described below (a "Collateral Custodian Certification") substantially in the form attached hereto as Exhibit I, including an attached exception report (an "Exception Report"), listing any Required Loan Document listed on the Loan Asset Checklist not included in the related Loan File (which Exception Report shall include any document that does not satisfy the Review Criteria). The Portfolio Manager shall have five (5) Business Days after receipt thereof to correct any non-compliance with any Review Criteria. In addition, if requested in writing (in the form of Exhibit G) by the Portfolio Manager and approved by the Administrative Agent within ten (10) Business Days of the Collateral Custodian's delivery of such report, the Collateral Custodian shall return any Loan Asset which fails to satisfy a Review Criteria to the Borrower. Other than the foregoing, the Collateral Custodian shall not have any responsibility for reviewing any Required Loan Documents. Notwithstanding anything to the contrary contained herein, the Collateral Custodian shall have no duty or obligation with respect to any Loan Asset Checklist delivered to it in electronic form.

(ii)         In taking and retaining custody of the Required Loan Documents, the Collateral Custodian shall be deemed to be acting as the agent of the Secured Parties; provided that the Collateral Custodian makes no representations as to the existence, perfection or priority of any Lien on the Required Loan Documents or the instruments therein; and provided further that the Collateral Custodian's duties shall be limited to those expressly contemplated herein.

(iii)        All Required Loan Documents shall be kept in fire resistant vaults, rooms or cabinets at the address of the Collateral Custodian located at U.S. Bank National Association, or at such other office as shall be specified to the Administrative Agent and the Portfolio Manager by the Collateral Custodian in a written notice delivered at least thirty (30) days prior to such change. All Required Loan Documents shall be placed together with an appropriate identifying label and maintained in such a manner so as to permit retrieval and access. The Collateral Custodian shall segregate the Required Loan Documents on its inventory system and will not commingle the physical Required Loan Documents with any other files of the Collateral Custodian other than those, if any, relating to the Transferor and its Affiliates and subsidiaries.

(iv)        The Collateral Custodian shall also maintain records of the total number of Loan Files that do not have the Required Loan Documents provided on the Loan Asset Checklist and will forward such total to the Collateral Agent for inclusion in each monthly report.

(v)         Notwithstanding any provision to the contrary elsewhere in the Transaction Documents, the Collateral Custodian shall not have any fiduciary relationship with any party hereto or any Secured Party in its capacity as such, and no implied covenants, functions, obligations or responsibilities shall be read into this Agreement, the other Transaction Documents or otherwise exist against the Collateral Custodian. Without limiting the generality of the foregoing, it is hereby expressly agreed and stipulated by the other parties hereto that the Collateral Custodian shall not be required to exercise any discretion hereunder and shall have no investment or management responsibility. The Collateral Custodian shall not be deemed to assume any obligations or liabilities of the Borrower or Collateral Manager hereunder or under any other Transaction Document.

(c)                 (i)          The Collateral Custodian agrees to cooperate with the Administrative Agent and the Collateral Agent and deliver any Required Loan Documents to the Collateral Agent or Administrative Agent (pursuant to a written request in the form of Exhibit G), as applicable, as requested in order to take any action that the Administrative Agent deems necessary or desirable in order to perfect, protect or more fully evidence the security interests granted by the Borrower hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder, including any rights arising with respect to Article VI. In the event the Collateral Custodian receives instructions from the Collateral Agent, the Portfolio Manager or the Borrower which conflict with any instructions received by the Administrative Agent, the Collateral Custodian shall rely on and follow the instructions given by the Administrative Agent.

(ii)         The Administrative Agent may direct the Collateral Custodian to take any such incidental action hereunder. With respect to other actions which are incidental to the actions specifically delegated to the Collateral Custodian hereunder, the Collateral Custodian shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Administrative Agent; provided that the Collateral Custodian shall not be required to take any action hereunder at the request of the Administrative Agent, any Secured Party or otherwise if the taking of such action, in the reasonable determination of the Collateral Custodian, (x) shall be in violation of any Applicable Law or contrary to any provisions of this Agreement or (y) shall expose the Collateral Custodian to liability hereunder or otherwise (unless it has received indemnity which it reasonably deems to be satisfactory with respect thereto). In the event the Collateral Custodian requests the consent of the Administrative Agent and the Collateral Custodian does not receive a consent (either positive or negative) from the Administrative Agent within ten (10) Business Days of its receipt of such request, then the Administrative Agent shall be deemed to have declined to consent to the relevant action.

(iii)        The Collateral Custodian shall not be liable for any action taken, suffered or omitted by it in accordance with the request or direction of any Secured Party, to the extent that this Agreement provides such Secured Party the right to so direct the Collateral Custodian, or the Administrative Agent. The Collateral Custodian shall not be deemed to have notice or knowledge of any matter hereunder, including an Event of Default, unless a Responsible Officer of the Collateral Custodian has knowledge of such matter or written notice thereof is received by the Collateral Custodian.

Section 10.03       Merger or Consolidation. Any Person (a) into which the Collateral Custodian may be merged or consolidated, (b) that may result from any merger or consolidation to which the Collateral Custodian shall be a party, or (c) that may succeed to the properties and assets of the Collateral Custodian substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Collateral Custodian hereunder, shall be the successor to the Collateral Custodian under this Agreement without further act of any of the parties to this Agreement.

Section 10.04     Collateral Custodian Compensation. As compensation for its Collateral Custodian activities hereunder, the Collateral Custodian shall be entitled to the Collateral Custodian Fees from the Borrower as set forth in the Collateral Agent and Collateral Custodian Fee Letter, payable pursuant to the extent of funds available therefor pursuant to the provisions of Section 2.04. The Collateral Custodian's entitlement to receive the Collateral Custodian Fees shall cease on the earlier to occur of: (a) its removal as Collateral Custodian pursuant to Section 10.05, (b) its resignation as Collateral Custodian pursuant to Section 10.07 of this Agreement or (c) the termination of this Agreement.

Section 10.05       Collateral Custodian Removal. The Collateral Custodian may be removed, with or without cause, by the Administrative Agent by notice given in writing to the Collateral Custodian (the "Collateral Custodian Termination Notice"); provided that, notwithstanding its receipt of a Collateral Custodian Termination Notice, the Collateral Custodian shall continue to act in such capacity (and, for the avoidance of doubt, so long as it continues to act in such capacity, shall continue to receive the Collateral Custodian Fees and any other amounts to which it is entitled to receive in such capacity under the terms of this Agreement and the Collateral Agent and Collateral Custodian Fee Letter) until a successor Collateral Custodian has been appointed and has agreed to act as Collateral Custodian hereunder.

Section 10.06       Limitation on Liability.

(a)          The Collateral Custodian may conclusively rely on and shall be fully protected in acting upon any certificate, instrument, opinion, notice, instruction, statement, request, waiver, consent, report, letter or other document delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties. The Collateral Custodian shall not be bound to make any independent investigation into the facts or matters stated in any such notice, instruction, statement certificate, request, waiver, consent, opinion, report, receipt or other paper or document. The Collateral Custodian may rely conclusively on and shall be fully protected in acting upon the written instructions of the Administrative Agent.

(b)          The Collateral Custodian may consult counsel satisfactory to it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(c)          The Collateral Custodian shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its willful misconduct or grossly negligent performance or omission of its duties.

(d)          The Collateral Custodian makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Collateral, and will not be required to and will not make any representations as to the validity or value (except as expressly set forth in this Agreement) of any of the Collateral. The Collateral Custodian shall not be obligated to take any legal action hereunder that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.

(e)          The Collateral Custodian shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations shall be implied in this Agreement against the Collateral Custodian. The duties, obligations and responsibilities of the Collateral Custodian shall be determined solely by the express provisions of this Agreement. No implied duties, obligations or responsibilities shall be read into this Agreement against, or on the part of, the Collateral Custodian. Any permissive right of the Collateral Custodian to take any action hereunder shall not be construed as a duty.

(f)           The Collateral Custodian shall not be required to expend or risk its own funds in the performance of its duties hereunder.

(g)          It is expressly agreed and acknowledged that the Collateral Custodian is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral.

(h)          Subject in all cases to the last sentence of Section 10.02(c)(i), in case any reasonable question arises as to its duties hereunder, the Collateral Custodian may, prior to the occurrence of an Event of Default or the Facility Maturity Date, request instructions from the Portfolio Manager and may, after the occurrence of an Event of Default or the Facility Maturity Date, request instructions from the Administrative Agent, and shall be entitled at all times to refrain from taking any action unless it has received instructions from the Portfolio Manager or the Administrative Agent, as applicable. The Collateral Custodian shall in all events have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Administrative Agent. In no event shall the Collateral Custodian be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Collateral Custodian has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i)          The Collateral Custodian may act or exercise its duties or powers hereunder either directly or, by or through its agents or attorneys, and the Collateral Custodian shall not be liable or responsible for the negligence or misconduct of any agent or attorney selected or appointed with reasonable due care by it.

(j)          If the Collateral Custodian is prevented from fulfilling its obligations under this Agreement as a result of governmental or regulatory actions, government regulations, fires, strikes, accidents, acts of God or other causes beyond the control of the Collateral Custodian, the Collateral Custodian shall use commercially reasonable efforts to mitigate the effects of such circumstances and resume performance as soon as reasonably possible, and the Collateral Custodian's obligations shall be suspended for a reasonable time during which such conditions exist.

(k)          The Collateral Custodian shall have no responsibilities or duties with respect to any Loan File while such Loan File is not in its possession.

Section 10.07       Collateral Custodian Resignation. Collateral Custodian may resign and be discharged from its duties or obligations hereunder, not earlier than ninety (90) days after delivery to the Administrative Agent of written notice of such resignation specifying a date when such resignation shall take effect. Upon the effective date of such resignation, or if the Administrative Agent gives Collateral Custodian written notice of an earlier termination hereof, Collateral Custodian shall (i) be reimbursed for any costs and expenses Collateral Custodian shall incur in connection with the termination of its duties under this Agreement and (ii) deliver all of the Required Loan Documents in the possession of Collateral Custodian to the Administrative Agent or to such Person as the Administrative Agent may designate to Collateral Custodian in writing upon the receipt of a request in the form of Exhibit G. Notwithstanding anything herein to the contrary, the Collateral Custodian may not resign prior to a successor Collateral Custodian being appointed. For the avoidance of doubt, the Collateral Custodian shall be entitled to receive, as and when such amounts are payable in accordance with this Agreement, any Collateral Custodian Fees accrued through the effective date of its resignation pursuant to and in accordance with this Section 10.07.

Section 10.08       Release of Documents.

(a)          Release for Portfolio Manager. From time to time and as appropriate for the enforcement or servicing of any of the Collateral, the Collateral Custodian is hereby authorized (unless and until such authorization is revoked by the Administrative Agent), upon written receipt from the Portfolio Manager of a request for release of documents and receipt in the form annexed hereto as Exhibit G, to release to the Portfolio Manager within two (2) Business Days of receipt of such request, the related Required Loan Documents or the documents set forth in such request and receipt to the Portfolio Manager. All documents so released to the Portfolio Manager shall be held by the Portfolio Manager in trust for the benefit of the Collateral Agent, on behalf of the Secured Parties in accordance with the terms of this Agreement. The Portfolio Manager shall return to the Collateral Custodian the Required Loan Documents or other such documents (i) promptly upon the request of the Administrative Agent, or (ii) when the Portfolio Manager's need therefor in connection with such foreclosure or servicing no longer exists, unless the Loan Asset shall be liquidated, in which case, the Portfolio Manager shall deliver an additional request for release of documents to the Collateral Custodian and receipt certifying such liquidation from the Portfolio Manager to the Collateral Agent, all in the form annexed hereto as Exhibit G.

(b)          Limitation on Release. The foregoing provision with respect to the release to the Portfolio Manager of the Required Loan Documents and documents by the Collateral Custodian upon request by the Portfolio Manager shall be operative only to the extent that the Administrative Agent has consented to such release. Promptly after delivery to the Collateral Custodian of any request for release of documents, the Portfolio Manager shall provide notice of the same to the Administrative Agent. Any additional Required Loan Documents or documents requested to be released by the Portfolio Manager may be released only upon written authorization of the Administrative Agent. The limitations of this paragraph shall not apply to the release of Required Loan Documents to the Portfolio Manager pursuant to the immediately succeeding subsection.

(c)          Release for Payment. Upon receipt by the Collateral Custodian of the Portfolio Manager's request for release of documents and receipt in the form annexed hereto as Exhibit G (which certification shall include a statement to the effect that all amounts received) in connection with such payment or repurchase have been credited to the Collection Account, the Collateral Custodian shall promptly release the related Required Loan Documents to the Portfolio Manager.

(d)          Shipment of Loan Files. Written instructions as to the method of shipment and shipper(s) the Collateral Custodian is directed to utilize in connection with the transmission of Loan Files in the performance of the Collateral Custodian's duties hereunder shall be delivered by the Borrower, the Portfolio Manager or the Required Lenders to the Collateral Custodian prior to any shipment of any Loan Files hereunder. The Portfolio Manager shall arrange for the provision of such services at the cost and expense of the Borrower (or, at the Collateral Custodian's option, the Borrower shall reimburse the Collateral Custodian for all reasonable and documented costs and expenses of the Collateral Custodian consistent with such instructions) and shall maintain such insurance against loss or damage to the Loan Files as the Portfolio Manager deems appropriate.

Section 10.09       Return of Required Loan Documents. The Borrower may, with the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld), require that the Collateral Custodian return each Required Loan Document (a) delivered to the Collateral Custodian in error or (b) released from the Lien of the Collateral Agent hereunder pursuant to Section 2.14, in each case by submitting to the Collateral Custodian and the Administrative Agent a written request in the form of Exhibit G hereto (signed by both the Borrower and the Administrative Agent) specifying the Collateral to be so returned and reciting that the conditions to such release have been met (and specifying the Section or Sections of this Agreement being relied upon for such release). The Collateral Custodian shall upon its receipt of each such request for return executed by the Borrower and the Administrative Agent promptly, but in any event within five (5) Business Days, return the Required Loan Documents so requested to the Borrower.

Section 10.10      Access to Certain Documentation and Information Regarding the Collateral. The Collateral Custodian shall provide to the Administrative Agent and each Lender access to the Required Loan Documents and all other documentation regarding the Collateral including in such cases where the Administrative Agent and each Lender is required in connection with the enforcement of the rights or interests of the Secured Parties, or by applicable statutes or regulations, to review such documentation, such access being afforded at the expense of the Borrower and only (a) upon two (2) Business Days prior written request, (b) during normal business hours and (c) subject to the Portfolio Manager's and the Collateral Custodian's normal security and confidentiality procedures. Without limiting the foregoing provisions of this Section 10.10, from time to time on request of the Administrative Agent, the Collateral Custodian shall permit certified public accountants or other auditors acceptable to the Administrative Agent to conduct, at the expense of the Portfolio Manager (on behalf of the Borrower), a review of the Required Loan Documents and all other documentation regarding the Collateral; provided that, prior to the occurrence of an Event of Default, such review shall be conducted no more than two times in any calendar year.

Section 10.11      Agent of the Collateral Agent. The Collateral Custodian agrees that, with respect to any Required Loan Documents at any time or times in its possession or held in its name, the Collateral Custodian shall be the agent of the Collateral Agent, for the benefit of the Secured Parties, for purposes of perfecting (to the extent not otherwise perfected) the Collateral Agent's security interest in the Collateral and for the purpose of ensuring that such security interest is entitled to first priority status under the UCC.

ARTICLE XI

MISCELLANEOUS

Section 11.01       Amendments and Waivers.

(a)          (i) No amendment or modification of any provision of this Agreement, or consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower, the Portfolio Manager, the Required Lenders (or the Administrative Agent on their behalf), the Administrative Agent and, solely if such amendment or modification would adversely affect the rights and obligations of the Collateral Agent, the Account Bank or the Collateral Custodian, the written agreement of the Collateral Agent, the Account Bank or the Collateral Custodian, as applicable; and (ii) no termination or waiver of any provision of this Agreement or consent to any departure therefrom by the Borrower or the Portfolio Manager shall be effective without the written consent of the Administrative Agent and the Required Lenders (or the Administrative Agent on their behalf). Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b)          Notwithstanding the provisions of Section 12.01(a), the written consent of all of the Lenders shall be required for any amendment, modification or waiver (i) reducing the amount of any Advances Outstanding or the amount of Yield accrued thereon, (ii) postponing any date scheduled for any payment of any Advance or the Yield thereon, (iii) modifying the provisions of this Section 11.01 or (iv) extending the Stated Maturity or clause (a) of the definition of "Commitment Termination Date."

Section 11.02       Notices, Etc. Except as otherwise provided herein, all notices and other communications hereunder to any party shall be in writing and sent by certified or registered mail, return receipt requested, by overnight delivery service, with all charges paid, by electronic mail ("email") or by hand delivery, to such party's address set forth below:

BORROWER:	33rd Street Funding, LLC
3 Park Avenue, 36th Floor
New York, New York 10016
Attention: Credit Team
Email: CIONAgentNotices@iconinvestments.com

Portfolio Manager:	CION Investment Management, LLC
3 Park Avenue, 36th Floor
New York, New York 10016
Attention: Keith Franz
Email: Kfranz@iconinvestments.com

Administrative Agent:	Morgan Stanley Asset Funding Inc.
1585 Broadway, 25th Floor
New York, New York 10036
Attention: FID Secured Lending Group
Email: (for borrowing requests) mmborrowingrequests@morganstanley.com
(for all other purposes) mmloanapprovals@morganstanley.com

With a copy to:
Morgan Stanley Bank, N.A.
1300 Thames Street Wharf
Baltimore, MD 21231
Attention: CLO Team
Email: (for borrowing requests) mmborrowingrequests@morganstanley.com
(for all other purposes) mmloanapprovals@morganstanley.com

Collateral Agent:	U.S. Bank National Association
One Federal Street, 3rd Floor
Boston, MA 02110
Attention: Gayle Filomia/33rd Street Funding, LLC
Email: 33RDSFLLC@usbank.com
Phone: (617) 603-6499

Account Bank:	U.S. Bank National Association
One Federal Street, 3rd Floor
Boston, MA 02110
Attention: Gayle Filomia/33rd Street Funding, LLC
Email: 33RDSFLLC @usbank.com
Phone: (617) 603-6499

Collateral Custodian:	U.S. Bank National Association
1719 Otis Way
Florence, South Carolina 129501
Attention: Steve Garrett
Email: steven.garrett@usbank.com
Phone: (843) 673-0162

LENDER:
Morgan Stanley Bank, N.A.
201 South Main Street
Salt Lake City, Utah 84111-2215
Email: (for borrowing requests) mmborrowingrequests@morganstanley.com
(for all other purposes) mmloanapprovals@morganstanley.com

With copies to:

Morgan Stanley Bank, N.A.
1585 Broadway, 25th Floor
New York, New York 10036
Attention: FID Secured Lending Group
Email: (for borrowing requests) mmborrowingrequests@morganstanley.com
(for all other purposes) mmloanapprovals@morganstanley.com

Morgan Stanley Bank, N.A.
1300 Thames Street, Thames Street Wharf
Baltimore, Maryland 21231
Email: (for borrowing requests) mmborrowingrequests@morganstanley.com
(for all other purposes) mmloanapprovals@morganstanley.com

or at such other address as such party may hereafter specify in a notice given in the manner required under this Section 11.02. All such notices and correspondence shall be deemed given (a) if sent by certified or registered mail, three (3) Business Days after being postmarked, (b) if sent by overnight delivery service or by hand delivery, when received at the above stated addresses or when delivery is refused and (c) if sent by email, when received; provided that any demand, authorization, direction, instruction, order, notice, consent, waiver or other document sent to U.S. Bank National Association (in any capacity hereunder) shall be deemed effective only upon receipt thereof by such party at its address specified above or at such other address as such party may hereafter specify in a notice given in the manner required under this Section 11.02.

Section 11.03       No Waiver; Remedies. No failure on the part of the Administrative Agent, the Collateral Agent or any Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 11.04       Binding Effect; Assignability; Multiple Lenders.

(a)          This Agreement shall be binding upon and inure to the benefit of the Borrower, the Portfolio Manager, the Administrative Agent, each Lender, the Collateral Agent, the Account Bank, the Collateral Custodian and their respective successors and permitted assigns. With the prior written consent of the Administrative Agent (unless such assignment is to an Affiliate of a Lender or is otherwise required by Applicable Law), each Lender and their respective successors and assigns may assign, grant a security interest or sell a participation interest in, (i) this Agreement and such Lender's rights and obligations hereunder and interest herein in whole or in part (including by way of the sale of participation interests therein) and/or (ii) any Advance (or portion thereof) to any Person; provided that, so long as no Unmatured Event of Default or Event of Default has occurred and is continuing, no such assignment, grant or sale shall be permitted (x) to a Disqualified Institution or (y) without the prior written consent of the Borrower (unless such assignment, grant or sale is to a Lender or an Affiliate of a Lender), such consent not to be unreasonably withheld, conditioned or delayed. Any such assignee shall execute and deliver to the Portfolio Manager, the Borrower and the Administrative Agent a fully-executed assignment and acceptance agreement in the form of Exhibit J hereto (a "Assignment and Acceptance"). The parties to any such assignment, grant or sale of a participation interest shall execute and deliver to the related Lender for its acceptance and recording in its books and records, such agreement or document as may be satisfactory to such parties and the applicable Lender. None of the Borrower, the Transferor or the Portfolio Manager may assign, or permit any Lien to exist upon, any of its rights or obligations hereunder or under any Transaction Document or any interest herein or in any Transaction Document without the prior written consent of each Lender and the Administrative Agent. Each Lender that sells a participation to any Person (a "Participant") shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Loans or other obligations under the Transaction Documents (the "Participant Register"); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Transaction Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(b)          Notwithstanding any other provision of this Section 11.04, any Lender may at any time pledge or grant a security interest in all or any portion of its rights (including, rights to payment of principal and interest) under this Agreement to secure obligations of such Lender to a Federal Reserve Bank, without notice to or consent of the Borrower or the Administrative Agent; provided that no such pledge or grant of a security interest shall release such Lender from any of its obligations hereunder, or substitute any such pledgee or grantee for such Lender as a party hereto.

(c)          Each Indemnified Party shall be an express third party beneficiary of this Agreement.

(d)          Upon the effectiveness of any assignment by any Lender of all or any of its rights and obligations under the Transaction Documents pursuant to Section 12.04(a) and the delivery to the Administrative Agent of all assignment documentation and the Assignment and Acceptance, the Administrative Agent shall revise Annex A to reflect such assignment.

Section 11.05       Term of This Agreement. This Agreement, including, the Borrower's representations and covenants set forth in Articles IV and V and the Portfolio Manager's representations, covenants and duties set forth in Articles IV, and V shall remain in full force and effect until the Collection Date; provided that the rights and remedies with respect to any breach of any representation and warranty made or deemed made by the Borrower or the Portfolio Manager pursuant to Articles III and IV and the indemnification and payment provisions of Article VII, VIII and Article XI and the provisions of Section 2.10, Section 2.11, Section 11.07 and Section 11.08 shall be continuing and shall survive any termination of this Agreement.

Section 11.06       GOVERNING LAW; JURY WAIVER.

(a)          THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(b)          BY EXECUTION AND DELIVERY OF EACH Transaction DOCUMENT TO WHICH IT IS A PARTY, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)          THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (A) OF THIS Section 11.06. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)          EACH OF THE PARTIES HERETO WAIVES PERSONAL SERVICE OF PROCESS AND IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN Section 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(e)          JURY WAIVER. EACH OF THE PARTIES HERETO HEREBY (i) WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO (1) THIS AGREEMENT; (2) ANY OTHER TRANSACTION DOCUMENT; OR (3) ANY CONDUCT, ACTS OR OMISSIONS UNDER THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OF BORROWER, THE ADMINISTRATIVE AGENT, A LENDER OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, ADMINISTRATIVE AGENTS, ATTORNEYS OR OTHER AFFILIATES, IN EACH CASE WHETHER SOUNDING IN CONTRACT, TORT, EQUITY OR OTHERWISE, AND (ii) AGREES AND CONSENTS THAT ANY SUCH CLAIM OR CAUSE OF ACTION UNDER THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES TO THE WAIVER OF THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY

Section 11.07       Costs, Expenses and Taxes.

(a)          In addition to the rights of indemnification granted to the Indemnified Parties under Section 7.01 hereof, but subject to the payment of such amounts pursuant to Section 2.04, the Borrower agrees to pay, on the Payment Date pertaining to the Remittance Period in which such cost is incurred (or any prior Remittance Period to the extent not previously paid), all costs and expenses of the Administrative Agent, the Lenders, the Collateral Agent, the Account Bank and the Collateral Custodian incurred in connection with (x) the preparation, execution, delivery, administration (including periodic auditing), syndication, renewal, amendment or modification of, any waiver or consent issued in connection with, this Agreement, the Transaction Documents and the other documents to be delivered hereunder or in connection herewith, including, the fees and expenses of counsel for the Administrative Agent, the Lenders, the Collateral Agent, the Account Bank and the Collateral Custodian with respect thereto and with respect to advising the Administrative Agent, the Lenders, the Collateral Agent, the Account Bank and the Collateral Custodian as to their respective rights and remedies under this Agreement and the other documents to be delivered hereunder or in connection herewith, and (y) the enforcement or potential enforcement of this Agreement or any Transaction Document by such Person and the other documents to be delivered hereunder or in connection herewith.

(b)          Nothing contained in this Section 11.07 shall relate to the payment of Taxes under the Transaction Documents.

Section 11.08       Recourse Against Certain Parties.

(a)          Notwithstanding any contrary provision set forth herein, no claim may be made by any Person against another Person or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect to any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith.

(b)          No obligation or liability to any Obligor under any of the Loan Assets is intended to be assumed by the Administrative Agent, the Lenders or any Secured Party under or as a result of this Agreement and the transactions contemplated hereby.

(c)          The provisions of this Section 11.08 shall survive the termination of this Agreement.

Section 11.09      Execution in Counterparts; Severability; Integration. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by email in portable document format (.pdf) shall be effective as delivery of a manually executed counterpart of this Agreement. In the event that any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement and any agreements or letters (including fee letters) executed in connection herewith contains the final and complete integration of all prior and contemporaneous expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior and contemporaneous oral or written understandings other than any fee letter delivered by the Portfolio Manager to the Administrative Agent and the Lenders. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. Moreover, the parties to this Agreement waive reliance on any representation made by any other party, whether orally or in writing, prior to the execution of this Agreement.

Section 11.10       Waiver of Set Off. Each of the parties hereto hereby waives any right of setoff it may have or to which it may be entitled under this Agreement from time to time against the Administrative Agent, the Lenders or their respective assets.

Section 11.11      Headings and Exhibits. The headings herein are for purposes of references only and shall not otherwise affect the meaning or interpretation of any provision hereof. The schedules and exhibits attached hereto and referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.

Section 11.12      Ratable Payments. If any Lender, whether by setoff or otherwise, shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of Advances owing to it (other than pursuant to Section 2.10 or Section 2.11) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided that, if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (a) the amount of such Lender's required repayment to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.

Section 11.13      Failure of Borrower or Portfolio Manager to Perform Certain Obligations. If the Borrower fails to perform any of its agreements or obligations under Section 5.01(j), the Administrative Agent may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the expenses of the Administrative Agent incurred in connection therewith shall be payable by the Borrower in accordance with Section 2.04 upon the Administrative Agent's demand therefor.

Section 11.14       Power of Attorney. The Borrower irrevocably authorizes the Administrative Agent and appoints the Administrative Agent as its attorney-in-fact to act on behalf of the Borrower (a) to file financing statements necessary or desirable in the Administrative Agent's sole discretion to perfect and to maintain the perfection and priority of the interest of the Secured Parties in the Collateral and (b) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Collateral as a financing statement in such offices as the Administrative Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Secured Parties in the Collateral. This appointment is coupled with an interest and is irrevocable.

Section 11.15       Delivery of Termination Statements, Releases, etc. Upon payment in full of all of the Obligations (other than unmatured contingent indemnification obligations) and the termination of this Agreement, the Collateral Agent shall deliver to the Borrower termination statements, reconveyances, releases and other documents the Borrower deems reasonably necessary or appropriate to evidence the termination of the Grant and other Liens securing the Obligations, all at the expense of the Borrower.

Section 11.16       Non-Petition.

(a)          Each of the parties hereto (other than the Administrative Agent and the Lenders) hereby agrees for the benefit of the Borrower, the Administrative Agent and the Lenders that it will not institute against, or join any other Person in instituting against, the Borrower any Bankruptcy Proceeding so long as there shall not have elapsed one (1) year, or if longer, the applicable preference period then in effect, and one (1) day since the Collection Date. The Borrower shall file a timely objection to, and promptly and timely move to dismiss and diligently prosecute such objection and/or motion to dismiss, any Bankruptcy Proceeding commenced by any Person in violation of this Section 11.16(a). The Borrower hereby expressly consents to, and agrees not to raise any objection in respect of, each of the Administrative Agent and the Lenders having creditor derivative standing in any Bankruptcy Proceeding to enforce each and every covenant contained in this Section 11.16(a).

(b)          Each of the Borrower and the Portfolio Manager further agrees that (i) a breach of any of their respective covenants contained in Section 11.16(a) will cause irreparable injury to the Administrative Agent and the Lenders, (ii) the Administrative Agent and the Lenders have no adequate remedy at law in respect of such breach, and (iii) each and every covenant contained in Section 11.16(a) shall be specifically enforceable against the Borrower and the Portfolio Manager, and each of the Borrower and the Portfolio Manager hereby waives and agrees not to object, or assert any defenses to an action for specific performance, or injunction in respect of any breach of such covenants.

(c)          The Borrower hereby irrevocably appoints the Administrative Agent its true and lawful attorney (with full power of substitution) in its name, place and stead and at its expense, in connection with the enforcement of the covenants provided for in this Section 11.16, including without limitation the following powers: (i) to object to and seek to dismiss any Bankruptcy Proceeding relating to a Bankruptcy Event described in clause (i) of the definition thereof, and (ii) all powers and rights incidental thereto. This appointment is coupled with an interest and is irrevocable.

(d)          The provisions of this Section 11.16 shall survive the termination of this Agreement.

Section 11.17       Limitation of Portfolio Manager Responsibility. The Portfolio Manager assumes no responsibility under this Agreement or any other Transaction Document other than to render the services called for hereunder and under the terms thereunder subject to the terms of the Portfolio Management Agreement.

[Signature pages to follow.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

33RD STREET FUNDING, LLC

By:	/s/ Mark Gatto
Name:	Mark Gatto
Title:	Co-Chief Executive Officer

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

[Signature Page to Loan and Servicing Agreement]

PORTFOLIO MANAGER:

CION Investment Management, LLC

By:	/s/ Mark Gatto
Name:	Mark Gatto
Title:	Co-Chief Executive Officer

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

[Signature Page to Loan and Servicing Agreement]

ADMINISTRATIVE AGENT:

MORGAN STANLEY ASSET FUNDING INC.

By:	/s/ Michelangelo Raimondi
Name:	Michelangelo Raimondi
Title:	Vice President

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

[Signature Page to Loan and Servicing Agreement]

LENDER:

MORGAN STANLEY BANK, N.A.

By:	/s/ Matthieu Milgrom
Name:	Matthieu Milgrom
Title:	Authorized Signatory

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

[Signature Page to Loan and Servicing Agreement]

COLLATERAL AGENT:

U.S. Bank National Association

By:	/s/ Gayle Filomia
Name:	Gayle Filomia
Title:	Vice President

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

[Signature Page to Loan and Servicing Agreement]

ACCOUNT BANK:

U.S. Bank National Association

By:	/s/ Gayle Filomia
Name:	Gayle Filomia
Title:	Vice President

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

[Signature Page to Loan and Servicing Agreement]

COLLATERAL CUSTODIAN:

U.S. Bank National Association

By:	/s/ Gayle Filomia
Name:	Gayle Filomia
Title:	Vice President

[Signature Page to Loan and Servicing Agreement]

ANNEX A

Lender	Commitment
Morgan Stanley Bank, N.A.	$200,000,000